Exhibit 2.2

Execution Version
STOCK PURCHASE AGREEMENT
dated as of
October 26, 2021
by and between
TRANS UNION LLC
and
NTHRIVE, INC.

i

ANNEXES

Annex	I	Accounting Principles
Annex	II	Purchased Subsidiaries

EXHIBITS

Exhibit	A	Form of Transition Services Agreement

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 26, 2021, is made by and between Trans Union LLC, a Delaware limited liability company (“Seller”), and nThrive, Inc., a Delaware corporation (the “Buyer”). Seller and Buyer are each referred to herein as a “Party” and collectively as the “Parties”.
W I T N E S S E T H :
WHEREAS, Seller, certain of its Subsidiaries and TransUnion Risk and Alternative Data Solutions, Inc., a Delaware corporation (“TRADS”), are engaged in the provision of healthcare information technology, software, solutions and services related to front-end (i.e., pre-service and point of service) and back-end (i.e., post-service) revenue cycle management to healthcare providers and payers; the creation and sale of analytical insights regarding healthcare information, as well as healthcare information technology solutions; and the sale and resale of data (i.e. credit, identity, public records and marketing) to healthcare providers, payers (i.e., private and public health insurance organizations), and the life sciences industry for the purposes of increasing revenue and improving engagement with their respective patients, members or customers (collectively, the “Business”); provided, that the Business shall exclude the Retained Entities;
WHEREAS, Buyer desires to acquire the Business by purchasing the Purchased Interests from Seller, and Seller desires to sell the Business by selling the Purchased Interests to Buyer, in each case, upon the terms and subject to the conditions hereinafter set forth;
WHEREAS, certain Buyer Related Parties (each in their capacity as such, the “Guarantors”), simultaneously with the execution of this Agreement, have, in order to induce Seller to enter into this Agreement, delivered to Seller a limited guaranty (the “Limited Guaranty”), pursuant to which the Guarantors have agreed to guarantee full payment of certain of Buyer’s obligations set forth in this Agreement, subject to terms and conditions set forth therein; and
WHEREAS, certain Buyer Related Parties (each in their capacity as such, the “Equity Financing Sources”), simultaneously with the execution of this Agreement, have, in order to induce Seller to enter into this Agreement, delivered to Seller an equity commitment letter (the “Equity Commitment Letter”), pursuant to which the Equity Financing Sources have committed to provide equity financing in an aggregate amount of $861,052,879.41, subject to terms and conditions set forth therein.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
Definitions
Section 1.01    Definitions. As used herein, the following terms have the following meanings:
“Accounting Principles” means the accounting principles, practices, policies, judgments and methodologies set forth in Annex I.
“Acquisition Proposal” means any proposal or offer from any Person (other than Buyer and its representatives, Affiliates or any group (as defined in Rule 13d-5 of the Exchange Act)

that the foregoing are members of) providing for any transaction or series of transactions that would result in any (a) merger, business combination, reorganization, share exchange, consolidation or similar transaction involving the Purchased Subsidiaries or the Business, (b) acquisition or purchase of (i) more than a de minimis amount of the Purchased Interests or any other class of equity interests of the Purchased Subsidiaries, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any Purchased Interests or any other equity interests of the Purchased Subsidiaries, or (iii) any security, instrument or obligation that is convertible into or exchangeable for any Purchased Interests or any other equity interests of the Purchased Subsidiaries, or (c) acquisition, lease, license, sublicense or purchase of more than fifteen percent (15%) of the consolidated assets (measured by value) of the Business or the Purchased Subsidiaries, each taken as a whole, other than the transactions contemplated pursuant to or permitted by this Agreement and other than sales of products and services in the ordinary course of business; provided, however, that no proposal with respect to any transaction or series of transactions that would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or delay the ability of Seller, TopCo or TRADS to enter into and perform their respective obligations under the Transaction Documents to which they are a party or to consummate the transactions contemplated thereby shall be deemed to constitute an “Acquisition Proposal”, including any (x) merger, business combination, reorganization, share exchange, consolidation or similar transaction involving Seller Parent, Seller or any of the Retained Entities, (y) acquisition, purchase, sale or issuance of (i) any equity interests of Seller Parent, Seller or any Retained Entity, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any class of equity interests of Seller Parent, Seller or any Retained Entity, or (iii) any security, instrument or obligation that is convertible into or exchangeable for any class of equity interests of Seller Parent, Seller or any Retained Entity, or (z) acquisition, purchase or sale of assets of Seller Parent, Seller or any Retained Entity, other than assets of the Business. Additionally, for the avoidance of doubt, no proposal or offer providing for a transfer of securities of Rubixis India to a Buyer, its Affiliates, or any designee of Buyer or its Affiliates shall be deemed to be an Acquisition Proposal.
“Action” means any claim, action, suit, complaint, audit, proceeding (public or private) or arbitration, in each case, commenced or brought by any Person, that is conducted or heard by or before any Governmental Authority (other than ordinary course office actions and similar ordinary course notices or proceedings in connection with the prosecution of applications for registration or issuance of Intellectual Property Rights).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition and the definition of “Buyer Controlling Persons”, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other ownership interests, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
“Ahuja Share” means the share of Rubixis Technologies Private Limited held by Mr. Pankaj Ahuja.
“Assumed Plans” means (i) the Purchased Subsidiary Plans (if any) and (ii) each Employee Plan that is assumed by Buyer pursuant to Section 7.07(a) of this Agreement and that is listed on Schedule 7.07(a).
“Balance Sheet Date” means June 30, 2021.
“Business Data” means all confidential data, information, and data compilations stored in the IT Assets, including Personal Information, that are used by, or necessary to the operation of, the Business.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the commercial banks in New York, New York are required or authorized by Law to be closed.
“Business Employees” means (i) each employee of the Purchased Subsidiaries, (ii) each employee of Seller who, as of October 19, 2021, provides services primarily in respect of the Business (in the case of each clauses (i) and (ii), each of whom is set forth on the Employee List, which Employee List may be modified pursuant to Section 3.17(c)), and (iii) to the extent permitted by Section 5.01, any employee hired by Seller after the date of this Agreement who provides services primarily in respect of the Business.
“Business Guarantees” means all guarantees, letters of credit, bonds, sureties and other credit support or assurances provided by Seller or any of the Retained Entities in support of any obligation of the Business, and which are set forth on Schedule 1.01(a).
“Business Intellectual Property Rights” means the Business Patents, the Business Trademarks and the Other Business Intellectual Property Rights.
“Business Patents” means the Patents used primarily in the conduct of the Business.
“Business Records” means all books, records, files, plans, studies, reports, manuals, handbooks, catalogs, brochures, ledgers, drawings and other similar materials to the extent primarily related to the Business, including (a) all lists, including lists of customers, suppliers or personnel, (b) all product, business and marketing plans, (c) operating and personnel records and (d) all Tax-related records and receipts (or portions thereof), in each case, primarily related to the Business.
“Business Trademarks” means the Trademarks used primarily in the conduct of the Business.
“Buyer Controlling Persons” means any beneficial owners of Buyer that directly or indirectly control Buyer and any such beneficial owners’ affiliated investment funds.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136 (H.R. 748)) and any and all Laws promulgated thereunder (including any SBA rules, regulations and guidance).
“Cash and Cash Equivalents” of any Person as of any date means the aggregate cash and cash equivalents of such Person, however and wherever held, and including (a) all marketable securities and all checks and wire transfers or drafts deposited or available for deposit for the account of any such Person and (b) shall exclude (i) all checks and wire transfers or drafts written or issued by such Person but uncleared, (ii) the amount of any declared and unpaid dividends, distributions or other commitments to make a payment to any equityholder of such Person, (iii) security deposits with third parties (including cash collateralizing letter of credit obligations) and cash held in third party escrow accounts, and (iv) cash, the use of which by such Person is subject to any restrictions on its availability or use. For the avoidance of doubt, Cash and Cash Equivalents shall not include any amount that is included as a current asset in the calculation of Net Working Capital.
“Closing Date Net Working Capital” means the Net Working Capital immediately prior to the Closing.
“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means each agreement or labor contract entered into with a union, labor organization or works council governing the terms and conditions of employment of any Business Employee.
“Combined Tax” means (i) any Tax with respect to which any of the Purchased Subsidiaries has filed or will file a Tax Return with any Retained Entity on a consolidated basis pursuant to Section 1501 of the Code and (ii) any income or franchise Tax payable to any state, local or foreign Taxing jurisdiction in which any of the Purchased Subsidiaries has filed or will file a Tax Return with any Retained Entity on an affiliated, consolidated, combined or unitary basis with respect to such Tax.
“Combined Tax Return” means any Tax Return for Combined Taxes that includes any Purchased Subsidiary and any Retained Entity.
“Commitment Letters” means, collectively, the Equity Commitment Letter and the Debt Commitment Letter.
“Competition Laws” means any relevant merger or acquisition Laws or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, including the HSR Act, in each case, as amended, and the related rules and regulations, as amended.
“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Trans Union LLC and an Affiliate of Buyer, dated August 3, 2021.
“Contingent Provider” means (i) each individual directly or indirectly engaged as a consultant, independent contractor, or other non-employee service provider of the Purchased Subsidiaries, (ii) each individual directly or indirectly engaged as a consultant, independent contractor, or other service provider of Seller or its Affiliates who, as of October 19, 2021, provides services primarily in respect of the Business and (iii) in the case of Rubixis India, each individual directly or indirectly employed or engaged as a contractor by Rubixis India (in the case of each of clauses (i), (ii) and (iii), each of whom is set forth on the Contingent Provider List).
“Contract” means any written or oral legally binding contract, agreement, lease, sublease, license or sublicense.
“COTS License” means a “shrink-wrap,” “click-through” or “off-the-shelf” software license, or any other license of software that is commercially available to the public generally, with one-time or annual license, maintenance, support and other fees of $250,000 or less.
“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions or mutations thereof, or any escalation or worsening of any of the foregoing (including subsequent waves).
“COVID-19 Measures” means any public health, quarantine, “shelter in place,” “stay at home,” social distancing, shut down, furlough, closure, sequester, safety or similar Law, directive or mandate promulgated by any Governmental Authority, in each case in response to COVID-19.
“Credit Facility” means collectively, (i) that certain Third Amended and Restated Credit Agreement, dated as of August 9, 2017, by and among TransUnion Intermediate Holdings, Inc., Trans Union LLC, the guarantors party thereto, Deutsche Bank AG New York Branch, as Administrative Agent and as Collateral Agent, Deutsche Bank AG New York Branch, as L/C Issuer, the other lenders from time to time party thereto and Deutsche Bank Securities, Inc.,

Capital One, N.A., Goldman Sachs Lending Partners LLC, JP Morgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners and (ii) that certain Credit Agreement, dated as of June 15, 2010, by and among TransUnion Intermediate Holdings, Inc., Trans Union LLC, Deutsche Bank AG New York Branch, as Administrative Agent and the lenders from time to time party thereto, in each case as amended, amended and restated, supplemented and/or otherwise modified.
“Customer Contract” means a Contract pursuant to which Seller, TRADS or any of their respective Subsidiaries licenses or otherwise provides products or services of the Business to customers, including any Contract pursuant to which any non-exclusive license is granted to a customer of the Business to use hosted or object-code-only versions of the Business’s products or services.
“Data Processor” means a natural or legal Person, public authority, agency or other body that Processes Personal Information on behalf of or at the direction of Seller or its Affiliates in connection with the operation of the Business.
“Disclosure Schedules” means the disclosure schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
“Employee Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any Contract, plan, practice, program, arrangement or policy providing for employment, consulting, severance, equity or equity-like compensation, bonus, profit-sharing, incentive or deferred compensation, vacation or other paid-time-off, health or welfare benefits, sick pay, pension or retirement benefits or other compensation or employee benefits, in each case, which covers any Business Employee and is sponsored, maintained or contributed to by Seller or any of its Subsidiaries, but excluding the Purchased Subsidiary Plans and any plan that is required to be maintained by applicable Law or that is sponsored in whole or in part by any Governmental Authority, union or employee organization.
“Environmental Laws” means any applicable Law relating to pollution, protection of the environment or natural resources, or protection of the health and safety of individuals from exposures to Hazardous Substances in the environment.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Net Working Capital Adjustment Amount” which may be positive or negative, means the Estimated Closing Date Net Working Capital minus the Target Closing Net Working Capital.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Financing Sources” means the Persons (other than Buyer and its Affiliates), if any, that have committed or subsequently commit, after the date hereof, to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Debt Financing or any Alternate Debt Financing in connection with the transactions contemplated by this Agreement and any commitment letters or credit agreements (including any amendments thereto) relating thereto (including any arrangers, agents, underwriters, placement agents, investors or initial purchasers in connection with the Debt Financing or any Alternate Debt Financing), together with their respective Affiliates and their and their Affiliates’ current, former and future officers, directors, general or limited partners, shareholders, members, controlling persons, employees, agents and representatives and the successors and assigns of each of the foregoing.
“Fraud” means a claim by (i) Buyer for actual and intentional fraud of Seller with respect to the making of the representations and warranties of Seller pursuant to Article III or (ii) Seller for actual and intentional fraud of Buyer with respect to the making of the representations and warranties of Buyer pursuant to Article IV; provided that actual and intentional fraud shall only be deemed to exist if Seller or Buyer made a knowing and intentional misrepresentation (under Article III or Article IV, as applicable) of a material fact with the intent that the other party rely on such knowing and intentional misrepresentation of such material fact, coupled with damages caused by such other party’s detrimental reliance on such knowing and intentional misrepresentation of such material fact under circumstances that constitute common law fraud under the Laws of the State of Delaware. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.
“Fundamental Representations” means the representations and warranties of Seller contained in Section 3.01 (Existence and Power), Section 3.02 (Authorization), the first three sentences of Section 3.05(b) (Purchased Interests), Section 3.14(b) (Sufficiency of Assets) and Section 3.20 (Finders’ Fees).
“GAAP” means accounting principles generally accepted in the United States of America.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal or arbitral body.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Hazardous Substances” means any pollutant, contaminant, chemical, waste and any other toxic, infectious, carcinogenic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under any Environmental Law based upon its toxic, hazardous or deleterious properties or characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, urea formaldehyde, lead-based paint, PCBs, silica and asbestos.
“Health Information Laws” means HIPAA and any other applicable Laws governing the privacy, security, integrity, accuracy, creation, transmission, receipt, maintenance, use, disclosure or other protection of individually identifiable health information.
“HIPAA” means the Health Information Portability and Accountability Act of 1996, as amended, and all applicable implementing Laws and guidance of any applicable Governmental Authority.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Income Tax” means any Tax that is, in whole or in part, based on or measured by net income or profit.
“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Indebtedness” means, without duplication, (a) all obligations of the Purchased Subsidiaries for borrowed money, (b) all obligations of the Purchased Subsidiaries evidenced by notes, bonds, debentures or other similar instruments or similar debt securities, (c) all reimbursement obligations of the Purchased Subsidiaries under letters of credit, bankers’ acceptances or similar instruments to the extent such letters of credit, bankers’ acceptances or similar instruments have been drawn, (d) all obligations of the Purchased Subsidiaries under capitalized leases to the extent any such lease is accrued as indebtedness in accordance with GAAP (for the avoidance of doubt, capital leases shall exclude any operating lease right-of-use asset and lease liability determined in accordance with Accounting Standards Codification Topic 842), (e) all obligations of the Purchased Subsidiaries arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (f) any indebtedness for the deferred purchase price of property, assets or services with respect to which the Purchased Subsidiaries are liable as obligor or otherwise (including amounts for which the Purchased Subsidiaries are liable with respect to purchase price adjustments, “holdback” or similar payments, and earn-out payments), (g) any obligations or liabilities secured by a Lien (other than Permitted Liens) on the assets of the Business or the Purchased Subsidiaries, (h) the net amount of any unfunded pension, retiree medical or non-qualified retirement plan, program or arrangement, (i) all obligations of the Purchased Subsidiaries with respect to any unpaid severance obligations and accrued termination payments, in each case, resulting from the termination of any Person prior to the Closing, including the applicable Purchased Subsidiary’s share of Taxes payable with respect to all such amounts, (j) any bonus or incentive compensation (excluding accrued commissions) which is attributable to or in respect of any time period ending on or before the Closing Date and which is payable by the Buyer or the Purchased Subsidiaries or will become payable by the Buyer or the Purchased Subsidiaries to any Business Employee or any current or former employee, consultant, independent contractor or equityholder of the Purchased Subsidiaries under any contract, program, policy or arrangement, including the Buyer’s or the applicable Purchased Subsidiary’s share of Taxes payable with respect to all such amounts, (k) all obligations of the Purchased Subsidiaries with respect to any compensation which has been earned by any Business Employee or any employee, consultant, independent contractor or equityholder of the Purchased Subsidiaries under any contract, program, policy or arrangement but the actual payment of which has been deferred to a date beyond the month or year in which it was earned (excluding accrued obligations regularly paid through the Purchased Subsidiaries’ normal payroll schedule and excluding any commissions or bonuses), including the Purchased Subsidiary’s share of Taxes payable with respect to all such amounts, (l) all obligations of the Purchased Subsidiaries for guarantees of another Person in respect of any items set forth in clauses (a) through (k) (other than guarantees that constitute Permitted Liens described in clause (l) of the definition thereof), (m) all accrued interest, fees and expenses (including prepayment premium obligations) resulting from any of the items set forth in clauses (a) through (l), (n) any Pre-Closing Taxes that remain unpaid as of immediately prior to the Closing (whether or not due and payable as of the Closing Date) and (o) the Sales and Use Tax Deduction. For the avoidance of doubt, Indebtedness amounts included within the Closing Statement will reflect the obligations of the Purchased Subsidiaries and will not include allocations from Seller Parent to the extent such allocations are not directly attributable to the Purchased Subsidiaries. For the avoidance of doubt, Indebtedness shall not include any amount that is included as a liability in the calculation of Net Working Capital.
“Information Privacy and Security Requirements” means all applicable Laws and Contracts relating to the Processing or protection of Personal Information applicable to the Business, including, without limitation, (a) the Gramm-Leach-Bliley Act; the Federal Trade Commission Act; the Privacy Act of 1974; Health Information Laws; the California Consumer Privacy Act, Massachusetts Gen. Law Ch. 93H, 201 C.M.R. § 17.00, et seq.; Nev. Rev. Stat. 603A, et seq.; Cal. Civ. Code § 1798.82, et seq.; N.Y. Gen. Bus. Law § 899-aa, et seq.; N.Y. Gen. Bus. Law § 899-bb, et seq.; the Illinois Biometric Information Privacy Act, 740 I.L.C.S. §

14, et seq.; and all other Laws and binding regulations relating to data protection, information security, cybercrime, Security Incident notification, social security number protection, outbound communications and/or electronic marketing, use of electronic data and privacy matters (including online privacy) in any applicable jurisdictions; (b) each Contract relating to the Processing of Personal Information applicable to the Business; (c) and the Payment Card Industry Data Security Standard (“PCI-DSS”); and (d) the Information Technology (Reasonable Practices and Procedures and Sensitive Personal Data or Information) Rules, 2011 under the Information Technology Act, 2000 of India.
“Information Security Program” means a written information security program that complies with Information Privacy and Security Requirements, that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Personal Information Processed in the operation of the Business and that includes: (i) written policies and procedures regarding Personal Information, and the Processing thereof; (ii) administrative, technical and physical safeguards to protect the security, confidentiality, availability, and integrity of any Personal Information owned, controlled, maintained, held, or Processed by Seller, its Affiliates, or their Data Processors in connection with the operation of the Business; (iii) disaster recovery, business continuity, incident response, and security plans, procedures and facilities; and (iv) protections against Security Incidents, and against loss, misuse, unauthorized access to, and disruption of, the Processing of Business Data, IT Assets and the systems of any Data Processor.
“Intellectual Property Rights” means all intellectual property rights in any and all jurisdictions throughout the world, including all: (a) Patents; (b) Trademarks; (c) trade secrets and other intellectual property rights in inventions (whether or not patentable and whether or not reduced to practice), confidential information, data, know-how, product designs, methods and processes, including customer information and marketing materials; and (d) copyrights and mask works, whether or not registered, and registrations and applications for registration thereof.
“IT Assets” means all software, computer systems, servers, computer hardware, workstations, routers, hubs, switches, data communication lines, firmware, networks, Internet-related information technology infrastructure, wide area network and all other data communications information technology equipment owned or leased by, or licensed to, Seller or the Purchased Subsidiaries that are used in the operation of the Business.
“knowledge of Buyer”, “Buyer’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge, after reasonable inquiry and investigation, of the Persons set forth in Schedule 1.01(b).
“knowledge of Seller”, “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge, after reasonable inquiry and investigation, of the Persons set forth in Schedule 1.01(c).
“Law” means, with respect to any Person, any statute, law, bylaw, ordinance, rule, regulation, or Governmental Order, in each case, of any Governmental Authority that is binding upon or applicable to such Person.
“Leased Real Property” means the real property leased or subleased by the Purchased Subsidiaries or Seller as tenants or subtenants described in Schedule 3.12(a)(ii).
“Leases” means the leases and subleases pursuant to which the Purchased Subsidiaries or Seller have a leasehold or subleasehold interest in the Leased Real Property.

“Liability” means any liability, loss, cost, expense, debt, commitment or obligation of any kind, character or description, and whether known or unknown, choate or inchoate, liquidated or unliquidated, accrued, absolute, contingent or otherwise, and regardless of when asserted or by whom.
“Lien” means, with respect to any property, equity interest or other asset, any mortgage, deed of trust, lien, encumbrance, lease, sublease, occupancy agreement, pledge, security interest, right of way, covenant, condition, right of first refusal, transfer or use restriction, easement, encroachment, servitude, option or conditional sale agreement or other encumbrance, in each case, in respect of such property, equity interest or other asset.
“Marketing Period” means the first fifteen (15) consecutive Business Day period (provided, that (x) November 24, 2021 and November 26, 2021 shall not be included in the calculation of such period (but for the avoidance of doubt, the exclusion of such dates shall not restart the Marketing Period) and (y) if such period shall not have ended on or prior to December 17, 2021, such period shall not commence prior to January 4, 2022) commencing on the Business Day on which Buyer has been delivered the Required Financial Information and during which period nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 8.02(a) or Section 8.02(b) to fail to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time)as of the Closing if the Closing were to be scheduled for any time during such fifteen (15) consecutive Business Day period; provided, that the Marketing Period shall end on any earlier date on which the Debt Financing or any alternative financing in lieu thereof as set forth in Section 5.22(d) is obtained. It is understood and agreed that when Seller in good faith reasonably believes that it has delivered the Required Financial Information to Buyer and the other conditions to the commencement of the Marketing Period set forth in the preceding sentence have been satisfied, it may deliver to Buyer a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in such notice, unless Buyer in good faith reasonably believes that Seller has not completed delivery of the Required Financial Information and, within two (2) Business Days after receipt of such notice from Seller, Buyer delivers a written notice to Seller to that effect (stating with specificity which portions of the Required Financial Information Seller has not delivered), but without prejudice to Seller’s right to assert that such financial information was in fact delivered. Notwithstanding the foregoing, the Marketing Period shall not commence and shall be deemed not to have commenced if, prior to the completion of the Marketing Period (i) the Business’ auditor shall have withdrawn, or have notified Seller in writing that they intend to withdraw, any audit opinion contained in the Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect thereto by the auditor or another independent public accounting firm reasonably acceptable to Buyer or (ii) Seller issues a public statement indicating its intent to, or determines that it is required to, restate any historical financial statements of the Business or that any such restatement is under consideration, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant financial statements have been amended or Seller has announced that it has concluded that no restatement shall be required in accordance with GAAP.
“Material Adverse Effect” means any effect, occurrence, development, fact, event or change that, individually or in the aggregate has resulted in or would reasonably be expected to result in a material adverse effect on the results of operations or financial condition of the Business, taken as a whole; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, nor shall any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be or would reasonably be expected to be, a “Material Adverse Effect”: (a) any change in applicable Law or GAAP or any interpretation thereof; (b) general economic, political or business conditions or changes therein (including commencement, continuation or escalation of war, armed hostilities, terrorism or national or international calamity); (c) financial and capital markets conditions, including interest rates and currency exchange rates, or changes therein; (d) seasonal fluctuations; (e) any change generally affecting the industries in which the Business operates; (f) the entry into or announcement of this Agreement, the pendency or consummation of the transactions contemplated hereby or the performance of this Agreement or any other Transaction Document, including any change in customer, supplier, governmental, landlord, employee or similar relationships resulting therefrom or with respect thereto; (g) the compliance with the terms of this Agreement or any other Transaction Document or the taking of any action (or the omission of any action) that is required or contemplated by this Agreement or any other Transaction Document or that is taken (or omitted to be taken) with the written consent of Buyer; (h) any act of God, weather condition, natural disaster, epidemic, pandemic or disease outbreak (including COVID-19); (i) any COVID-19 Measures, including any change, event, effect or circumstance with respect to, or resulting from, COVID-19 Measures, (j) any failure of the Business to meet any projections, business plans or forecasts (provided that, this clause (j) shall not prevent a determination that any change or effect underlying such failure to meet projections, business plans or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); or (k) any matter to which Buyer has consented or hereafter consents in writing; provided, further, that in the case of the foregoing clauses (a), (b), (c), (d), (e), (h) and (i), except to the extent that such matters materially and disproportionately impact the Business (taken as a whole) relative to other businesses in the industries locations in which the Business operates.
“Multiemployer Plan” means any “multiemployer plan” (as defined in Section 3(37) of ERISA).
“Net Working Capital” has the meaning set forth in the Accounting Principles.
“Net Working Capital Adjustment Amount” means an amount (which may be positive or negative) equal to the Closing Date Net Working Capital minus the Target Closing Net Working Capital.
“Open Source Software” means software that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses.
“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of incorporation, articles of association, memorandum of association, bylaws, operating agreement, partnership agreement or similar formation or governing documents and instruments.
“Other Business Intellectual Property Rights” means all Intellectual Property Rights (other than Patents and Trademarks) used primarily in the conduct of the Business.
“Owned IP” means all Intellectual Property Rights that are owned by the Purchased Subsidiaries and all Business Intellectual Property Rights that are owned by Seller or any of its Affiliates (other than the Purchased Subsidiaries).
“Patents” means patents and patent applications (including any provisional applications, continuations, continuations-in-part, divisionals, re-examinations, reissues, revisions and extensions), utility models, industrial designs and other statutory invention registrations and applications for any of the foregoing.

“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges, in each case, not yet delinquent or the amount or validity of which is being contested in good faith by (if then appropriate) appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (c) with respect to any Leased Real Property, zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that are not materially violated by the operation of the Business, (d) Liens of public record, (e) with respect to any Leased Real Property, covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens, if any, that are not materially violated by the Business’s current use or occupancy of such Leased Real Property or the operation of the Business and that would not reasonably be expected to materially impair the current use or occupancy of the Leased Real Property subject thereto, (f) with respect to any Leased Real Property, (i) the interests and rights of the respective lessors with respect thereto and (ii) any Lien permitted under the applicable Lease and any ancillary documents thereto, (g) with respect to any Leased Real Property, covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens that are disclosed in an accurate survey covering the Leased Real Property that has been made available to Buyer, or that are otherwise disclosed in any real property files that have been made available to Buyer, (h) Liens created by Buyer or its successors and assigns, (i) Liens disclosed in the Financial Statements or listed in Schedule 1.01(d), (j) Liens (other than monetary liens) incurred in the ordinary course of business since the Balance Sheet Date, (k) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business, (l) Liens securing Indebtedness outstanding under the Credit Facility (to the extent such Liens relating to the Purchased Interests are released as of the Closing or are required to be released upon consummation of the transactions contemplated hereby under the terms thereof), (m) statutory or contractual Liens of lessors or Liens on lessors’ or prior lessors’ interests and (n) COVID-19 Measures restricting the access or use of any Leased Real Property.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Personal Information” means (i) any information that can be used on its own or with other information to identify, contact, or locate an individual, including demographic information; (ii) social security numbers; or (iii) any information that is regulated by the Information Privacy and Security Requirements.
“Pre-Closing Taxes” means (a) any and all Income Taxes of any Purchased Subsidiary for or relating to any Pre-Closing Tax Period, including any Income Taxes incurred in connection with the Pre-Closing Intercompany Assignments, but excluding any Combined Taxes attributable to any Purchased Subsidiary (to the extent that a Retained Entity is liable for such Taxes, including pursuant to Section 6.01(a)(iii)) and (b) any liabilities for amounts that any Purchased Subsidiary has deferred pursuant to Section 2302 of the CARES Act; provided, that, for purposes of determining Pre-Closing Taxes, (i) Taxes with respect to any Straddle Period shall be determined and allocated in accordance with Section 6.01(c), (ii) the taxable year of any pass-through entity or controlled foreign corporation (as defined in Section 957 of the Code) shall be deemed to terminate as of the end of the Closing Date (including for purposes of recognizing any income pursuant to Section 951 or Section 951A of the Code), (iii) deductions from taxable income of the Purchased Subsidiaries arising in connection with the transactions contemplated by this Agreement shall be allocated in accordance with Section 6.01(a)(ii) and net operating loss carryforwards, Income Tax credit carryforwards and other Income Tax attributes arising in any Pre-Closing Tax Period shall be taken into account to the extent allowed pursuant to applicable Law to offset taxable income or Income Taxes for any Pre-Closing Tax Period, (iv) all deferred Tax liabilities (other than those described in the foregoing clause (b)) and deferred Tax assets (except to the extent provided in the foregoing clause (iii)) shall be excluded and (v) estimated (or other prepaid) Income Tax payments shall be taken into account to the extent such payments reduce the actual amount of cash Income Taxes payable.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Closing Date.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Closing Date.
“Privacy Policies” means any (a) data privacy and security policies concerning the Processing of Personal Information and (b) public statements, representations, obligations, promises or commitments relating to privacy, security, or the Processing of Personal Information.
“Processing,” “Process,” or “Processed” means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification, or any other processing (as defined by Information Privacy and Security Requirements) of Business Data.
“Purchased Interests” means all of the issued and outstanding shares of capital stock of TopCo.
“Purchased Subsidiaries” means all of the entities identified on Annex I.
“Purchased Subsidiary Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any Contract, plan, practice, arrangement or policy providing for severance, equity compensation, profit-sharing, incentive or deferred compensation, vacation or other paid-time-off, health or welfare benefits, sick pay, pension or retirement benefits or other compensation or employee benefits, in each case, which covers any Business Employee and is sponsored or maintained solely by a Purchased Subsidiary.
“Representative” means, with respect to any Person, such Person’s directors, officers, principals, managers, employees, counsel (including any legal counsel), accountants, consultants (including any investment banker or financial advisor), financing sources, agents and other authorized representatives.
“Required Financial Information” means (a) the carve-out audited combined balance sheets of the Business as of December 31, 2020 and December 31, 2019 and the related combined statements of comprehensive income, net parent investment and cash flows for each of the years in the two (2)-year period ended December 31, 2020, (b) the Carve-out Unaudited Interim Financial Statements and (c) the carve-out unaudited combined balance sheet of the Business as of September 30, 2021 and the related carve-out unaudited combined statement of income for the nine-month period then ended.
“Retained Businesses” means all businesses, products and/or services, other than the Business, now, previously or hereafter conducted and/or provided (as applicable) by any of the Retained Entities, including (a) credit, (b) identity, and (c) public records, inclusive of social determinants of health data, together with reasonable extensions or development of the businesses, products and/or services described in the foregoing clauses (a) – (c).

“Retained Entities” means Seller Parent and all of the direct and indirect Subsidiaries of Seller Parent other than the Purchased Subsidiaries.
“Retained Marks” means the names and marks TRANSUNION, INFORMATION FOR GOOD and MAKES TRUST POSSIBLE and any other Trademarks used by the Retained Entities, and any translations, localizations, adaptations, derivations and combinations thereof, and any Trademarks confusingly similar thereto.
“Retained Matters” means the matters set forth on Schedule 1.01(g).
“Retained Plans” means the Employee Plans to the extent they are not Assumed Plans.
“Rubixis India” means Rubixis Technologies Private Limited, a private limited company organized under the Laws of India and a wholly-owned indirect subsidiary of TopCo.
“Sales and Use Tax Deduction” means $795,000.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Security Incident” means any unauthorized Processing of Business Data, any unauthorized access to the IT Assets, or any incident that may require notification to any Person or Governmental Authority under Information Privacy and Security Requirements.
“Seller Parent” means TransUnion, a Delaware corporation.
“Shared Contract” means any Contract to which Seller or any Retained Entity is a party with any non-Affiliated third party and which benefits (and/or burdens) both the Business and any Retained Business, and which is set forth on Schedule 1.01(e).
“Shares” means, collectively, the Purchased Interests and the Subsidiary Shares.
“Straddle Tax Period” means a Tax period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.
“Subsidiary Shares” means, with respect to each Purchased Subsidiary other than TopCo, the issued and outstanding shares of capital stock of, or other equity interests in, such Purchased Subsidiary, as applicable.
“Target Closing Net Working Capital” means $50,439,000.
“Tax” means all federal, state, local, or foreign taxes (including income, profits, windfall profits, franchise, alternative minimum, add-on minimum, gross receipts, sales, use, customs duties, value added, ad valorem, transfer, real property, personal property, stamp, capital stock, excise, premium, social security, payroll, occupation, employment, unemployment, severance, disability, registration, license, value added, escheat or unclaimed property obligation, withholding and estimated tax), and any interest, penalty, or addition with respect thereto imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign).
“Tax Return” means any report, return, document, declaration, election or other information filed or required to be filed with any Taxing Authority with respect to Taxes, including information returns and any documents with respect to or accompanying payments of estimated Taxes, and any attachments thereto or amendments thereof.
“TopCo” means TransUnion Healthcare, Inc., a Texas corporation.
“Trademarks” means (a) trademarks, service marks, certification marks, logos, trade dress, trade names, product names, brand names, domain names and other indicia of origin (whether registered, common law, statutory or otherwise), together with all translations, localizations, adaptations, derivations and combinations thereof, (b) all registrations and applications to register the foregoing anywhere in the world and (c) all goodwill associated with all of the foregoing.
“Transaction Documents” means this Agreement, the Transition Services Agreement, the Commercial Agreements, the Commitment Letters, the Limited Guaranty, and all other agreements, instruments and documents entered into or delivered in connection with the transactions contemplated hereby.
“Transaction Expenses” means, without duplication, to the extent not paid as of immediately prior to the Closing, the amount of (i) all third-party fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other third party representatives and consultants) incurred by or on behalf of the Purchased Subsidiaries prior to Closing in connection with the preparation, negotiation, execution or performance of this Agreement and the other Transaction Documents, or in connection with, as a result of or related to the transactions contemplated hereby and thereby, (ii) all obligations of the Purchased Subsidiaries for amounts (including change in control, severance, termination, “golden parachute,” tax gross-up, transaction and similar bonuses and payments) that are payable as of the Closing Date to any Business Employee or any current or former employee, director, officer, consultant or independent contractor of any of the Purchased Subsidiaries as a result of, based upon or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in connection with any other event, whether contingent or otherwise, but excluding any amounts payable as a result of, based upon or in connection with a termination of such individual’s employment by Buyer or Buyer’s failure to comply with the terms of Section 7.02 or Section 7.04), including the applicable Purchased Subsidiary’s share of Taxes payable with respect to all such amounts (including the employer portion of all payroll or employment Taxes incurred in connection therewith), (iii) any amounts that are payable or may become payable by the Buyer or the Purchased Subsidiaries pursuant to the retention award agreements set forth on Schedule 7.07(a), including the Buyer’s or the applicable Purchased Subsidiary’s share of Taxes payable with respect to all such amounts, and (iv) Seller’s share of the Retention Pool.
“Transferred Employees” means (a) all Business Employees who are employed by a Purchased Subsidiary as of the Closing and (b) all Business Employees who accept an offer of employment pursuant to Section 7.02 with Buyer or a Subsidiary of Buyer.
“Transition Services Agreement” means that certain transition services agreement, substantially in the form of Exhibit A.
Section 1.02    Cross References. Each of the following terms is defined in the Section set forth opposite such term:

Term    Section
Additional Business Guarantee    Section 5.09(a)
Adjustment Amount    Section 2.04(d)
Agreement    Preamble
Allocation Statement    Section 6.07(a)
Alternate Debt Financing    Section 5.22(d)
Anti-Corruption Laws     Section 3.11(b)
Auditor    Section 2.04(c)
Benefits Continuation Period    Section 7.04(a)
Business    Recital
Business Materials    Section 5.10(b)
Business Registered Intellectual Property Rights    Section 3.13(a)
Buyer    Preamble
Buyer 401(k) Plan    Section 7.11
Buyer Plan    Section 7.15
Buyer Related Parties     Section 9.03(e)
Buyer Responsible Third Party Claim    Section 5.13(b)
Buyer-Filed Tax Returns    Section 6.01(a)(iv)
Carve-out Unaudited Annual Financial Statements    Section 3.06
Carve-out Unaudited Interim Financial Statements    Section 3.06
Change in Status    Section 3.17(c)
Change of Control Consents    Section 5.06
Closing    Section 2.03(a)
Closing Date    Section 2.03(a)
Closing Date Cash    Section 2.04(b)
Closing Date Indebtedness    Section 2.04(b)
Closing Date Notice     Section 2.03(a)
Closing Legal Impediment    Section 8.01(b)
Closing Statement    Section 2.04(b)
Commercial Agreements     Section 5.26
Competitive Activities    Section 5.17(c)
Contingent Provider List    Section 3.17(e)
D&O Tail Policies    Section 5.19(c)
Debt Commitment Letter    Section 4.05(a)
Debt Fee Letter    Section 4.05(a)
Debt Financing    Section 4.05(a)
Deficit Amount    Section 2.04(d)
Designated Person    Section 10.16(b)
Determination Date    Section 2.04(c)
Employee List    Section 3.17(c)
Equity Commitment Letter    Recital
Equity Financing    Section 4.05(a)
Equity Financing Sources     Recital
Estimated Closing Date Cash    Section 2.04(a)
Estimated Closing Date Indebtedness    Section 2.04(a)
Estimated Closing Date Net Working Capital    Section 2.04(a)
Estimated Closing Statement     Section 2.04(a)
Estimated Purchase Price     Section 2.04(a)
Estimated Transaction Expenses     Section 2.04(a)
FCPA     Section 3.11(b)
Final Allocation Statement    Section 6.07(a)
Financial Statements    Section 3.06
Financing     Section 4.05(a)

Financing Purposes    Section 4.05(c)
Financing Source Related Parties    Section 9.03(f)
Guarantor    Recital
Inactive Employee    Section 7.02
Increase Amount    Section 2.04(d)
Indemnification Obligation    Section 5.19(d)
Indemnified Person    Section 5.19(a)
Information    Section 10.16(a)
Limited Guaranty    Recital
Major Customer    Section 3.09(a)(ii)
Major Supplier    Section 3.09(a)(iii)
Material Contract    Section 3.09(a)
Non-Permitted Transfers    Section 5.05(b)
Non-Responsible Party    Section 5.13(b)
Other Indemnitors    Section 5.19(d)
Outside Date    Section 9.01(e)
Party    Preamble
Permits    Section 3.15
Pre-Closing Intercompany Assignments    Section 5.05(a)
Prior Business Counsel    Section 10.16(b)
Privileged Information    Section 10.16(a)
Privileges    Section 10.16(a)
Purchase Price    Section 2.02(a)
R&W Insurer    Section 5.11(a)
Regulatory Approvals    Section 5.03(a)
Replacement Contracts    Section 5.04
Responsible Party    Section 5.13(b)
Retention Pool    Section 7.04(b)
Reverse Termination Fee    Section 9.03(a)
Sanctions     Section 3.11(c)
SEC     Section 5.14(b)
Section 338 Forms    Section 6.06
Seller    Preamble
Seller 401(k) Plan    Section 7.11
Seller Bonus Payment    Section 7.05
Seller Related Parties    Section 9.03(e)
Seller Responsible Third Party Claim    Section 5.13(b)
Seller’s Cafeteria Plan    Section 7.13
Split Litigation    Section 5.13(c)
Tax Claim    Section 6.02
Termination Fee Collection Costs     Section 9.03(c)
Third Party Approvals    Section 5.05(b)
Third Party Claims    Section 5.13(b)
TRADS    Recital
Transfer Taxes    Section 6.01(b)
Transfer Time    Section 7.02
Unallocated Retention Pool    Section 7.04(b)
Unpaid Retention Pool    Section 7.04(b)
US Business Employee     Section 7.10
WARN    Section 7.18
Workers Compensation Event    Section 7.15

Section 1.03    Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this

Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral gender and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” shall be disjunctive but not exclusive. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to any Law shall be deemed to refer to such Law as amended from time to time, except as otherwise specified herein, and to any rules or regulations promulgated thereunder. All references to any time herein shall refer to U.S. Central Time. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Unless otherwise provided for herein, when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Reference herein to any document or other information being “made available” or “provided” to Buyer shall mean that such document or information was included in the virtual data room of Seller hosted by Intralinks, or otherwise delivered to Buyer or its Representatives (including via email), prior to execution of this Agreement.
ARTICLE II
Purchase and Sale
Section 2.01    Purchase and Sale of the Purchased Interests. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of the Purchased Interests at the Closing, free and clear of all Liens other than restrictions on transfer arising under applicable securities Laws or Liens created by Buyer or its Affiliates.
Section 2.02    Purchase Price; Allocation of Purchase Price; Withholding.
(a)    The “Purchase Price” for the Purchased Interests shall, subject to the adjustments at and following the Closing set forth in Section 2.04, be an amount in cash equal to (i) $1,735,000,000, plus (ii) the Net Working Capital Adjustment Amount, minus (iii) the Closing Date Indebtedness, plus (iv) the Closing Date Cash, minus (v) the Transaction Expenses.
(b)    Buyer shall be entitled to deduct and withhold from the Purchase Price such amounts as it is required to deduct and withhold for tax purposes under applicable Tax Law. If Buyer determines that any deduction or withholding is required in respect of a payment pursuant to this Agreement (other than with respect to amounts treated as compensation for services for applicable tax purposes or on account of the failure by Seller to provide the form required under Section 2.03(c)(iii)), Buyer shall use commercially reasonable efforts to provide written notice to Seller no less than five (5) days prior to the date on which such deduction or withholding is to be made with a written explanation substantiating the requirement to deduct or withhold, and the Parties shall use commercially reasonable efforts to cooperate (at the sole expense of the Person subject to such withholding) to mitigate any such requirement to the maximum extent permitted by Law. Buyer shall promptly remit all deducted or withheld amounts to the applicable Governmental Authority in accordance with applicable Law and shall promptly provide Seller with a receipt issued by the Governmental Authority or other reasonable evidence of such remittance. Any amounts so deducted, withheld and remitted to the applicable Governmental Authority shall be treated for all purposes of this Agreement as having been paid to Seller.
Section 2.03    Closing.
(a)    Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the purchase and sale of the Purchased Interests hereunder shall take place remotely by telephonic or electronic delivery or release of documents or at the offices of Latham & Watkins LLP, 330 North Wabash Ave, Suite 2800, Chicago, Illinois 60611, (i) on the third (3rd) Business Day after all of the conditions precedent set forth in Article VIII shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing (but subject to the satisfaction or waiver thereof at or prior to the Closing)); provided, however, that if all of the conditions precedent set forth in Article VIII first become satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing (but subject to the satisfaction or waiver thereof at or prior to the Closing)) on any of the last three (3) Business Days of December 2021, such purchase and sale of the Purchased Interests shall take place on the last Business Day of December 2021, or (ii) on such other date as the Parties may mutually agree in writing. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” Unless otherwise explicitly specified, all transactions taking place at the Closing shall be deemed to occur simultaneously. Notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at or prior to the Closing), then the Closing shall occur instead on the date that is the earlier to occur of (i) any Business Day during the Marketing Period as may be specified by Buyer on no less than two (2) Business Days’ prior notice to Seller and (ii) one (1) Business Day following the final day of the Marketing Period, in each case, subject to the satisfaction or, to the extent permitted by applicable Law, waiver, of the conditions set forth in Article VIII (other than such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at or prior to the Closing).
(b)    Upon the terms and subject to the conditions of this Agreement, at the Closing, in consideration for the sale of the Purchased Interests, Buyer shall pay, or cause to be paid, (i) to Seller the Estimated Purchase Price in immediately available funds by wire transfer to an account or accounts designated by Seller by written notice to Buyer, which written notice shall be delivered not later than three (3) Business Days prior to the Closing Date, (ii) to each Person to whom a portion of the Estimated Transaction Expenses is owed, the applicable portion of the Estimated Transaction Expenses in immediately available funds by wire transfer to an account or accounts designated in the Estimated Closing Statement and (iii) to each holder of Estimated Closing Date Indebtedness in immediately available funds by wire transfer in such amounts, and to such account or accounts, as are designated by Seller by written notice to Buyer, which written notice shall be delivered not later than three (3) Business Days prior to the Closing Date.

(c)    In addition, the following deliveries shall be made prior to or at the Closing:
(i)    Seller shall deliver to Buyer the certificates representing any certificated Purchased Interests and a stock power duly executed by Seller for the transfer of the Purchased Interests to Buyer;
(ii)    Seller and Buyer shall, and shall cause their respective Affiliates to, deliver to each other duly executed counterparts to each of the Transaction Documents (other than this Agreement, the Equity Commitment Letter and the Limited Guaranty (which are all being executed on the date hereof)) to which they are party;
(iii)    Seller shall deliver to Buyer a duly executed and completed IRS Form W-9 certifying that Seller is a “U.S. person” (as defined in Section 7701(a)(30) of the Code) and is not subject to backup withholding; and
(iv)    Seller shall deliver to Buyer executed documentation with respect to the Credit Facility, in each case, that provides that, upon consummation of the transactions contemplated hereby, all material obligations of the Purchased Subsidiaries with respect to the Credit Facility and all Liens securing the Credit Facility with respect to the Purchased Interests, the Purchased Subsidiaries and the assets of the Business shall be terminated and be of no further force and effect.
Section 2.04    Adjustment Amount.
(a)    Not less than three (3) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, Seller shall deliver to Buyer a written statement, together with reasonably detailed supporting documentation (the “Estimated Closing Statement”), which shall be prepared in accordance with the Accounting Principles and the applicable definitions contained herein, setting forth (i) its good faith estimate of (A) the Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”), (B) the Indebtedness as of immediately prior to the Closing (the “Estimated Closing Date Indebtedness”), (C) the Cash and Cash Equivalents of the Purchased Subsidiaries as of immediately prior to the Closing , not to exceed an amount equal to $2,500,000 (the “Estimated Closing Date Cash”) and (D) the Transaction Expenses (the “Estimated Transaction Expenses”), (ii) its calculation of the Estimated Net Working Capital Adjustment Amount, and (iii) its resulting calculation of the Purchase Price under Section 2.02(a) (the “Estimated Purchase Price”).
(b)    Within sixty (60) days following the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) which shall be prepared in accordance with the Accounting Principles and the applicable definitions contained herein, setting forth (i) a calculation of the Closing Date Net Working Capital, (ii) a calculation of the Indebtedness as of immediately prior to the Closing (the “Closing Date Indebtedness”), (iii) a calculation of the Cash and Cash Equivalents of the Purchased Subsidiaries as of immediately prior to the Closing, not to exceed an amount equal to $2,500,000 (the “Closing Date Cash”) and (iv) a calculation of the Transaction Expenses. Nothing in this Section 2.04 is intended to be used to adjust for errors, omissions or inconsistencies that may be found with respect to the Financial Statements, or any actual or alleged failure of the Financial Statements to be prepared in accordance with GAAP or in good faith. Following the Closing, Buyer shall provide Seller and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the records, properties, personnel and (subject to the execution of customary work paper access letters) auditors of Buyer utilized in the preparation of the Closing Statement and shall cause the personnel of Buyer and its Subsidiaries (including the Purchased Subsidiaries)

involved in the preparation of the Closing Statement to reasonably cooperate, during normal business hours and upon reasonable prior notice, with Seller and its Representatives in connection with their review of the Closing Statement.
(c)    If Seller disagrees with the calculation of the Closing Date Net Working Capital, the Closing Date Indebtedness, the Transaction Expenses and/or the Closing Date Cash, it shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within forty-five (45) days after its receipt of the Closing Statement. In the event that Seller does not provide such a notice of disagreement within such forty-five (45)-day period, Seller shall be deemed to have accepted the Closing Statement and the calculation of the Closing Date Net Working Capital, the Closing Date Indebtedness and the Closing Date Cash delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Buyer and Seller shall use commercially reasonable efforts for a period of forty-five (45) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of the Closing Date Net Working Capital, the Closing Date Indebtedness, the Transaction Expenses or the Closing Date Cash (or of any line item contained in any of the foregoing), and all such discussions related thereto shall (unless otherwise agreed by Seller and Buyer) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. If, at the end of such period, they are unable to resolve such disagreements, then Grant Thornton LLP (or such other independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Buyer and Seller) (the “Auditor”) shall resolve any remaining disagreements. Seller and Buyer shall instruct the Auditor to determine as promptly as practicable, but in any event within forty-five (45) days of the date on which such dispute is referred to the Auditor, whether the Closing Statement was prepared in accordance with the standards set forth in the Accounting Principles and the applicable definitions contained herein and (only with respect to the remaining disagreements submitted to the Auditor) whether and to what extent (if any) the Closing Date Net Working Capital, the Closing Date Indebtedness, the Transaction Expenses or the Closing Date Cash require adjustment; provided, that in resolving any disputed amount in connection with such determination, the Auditor may not assign a value to the Closing Date Net Working Capital, the Closing Date Indebtedness, the Transaction Expenses or the Closing Date Cash greater than the greatest amount for such value, or less than the smallest amount for such value, in either case, claimed by Buyer in the Closing Statement or Seller in its notice of disagreement delivered pursuant to this Section 2.04(c). The Auditor shall consider only those items and amounts in Buyer’s and Seller’s respective calculations (as set forth in the Closing Statement and the notice of disagreement described above, respectively) of the Closing Date Net Working Capital, the Closing Date Indebtedness, the Transaction Expenses, and the Closing Date Cash that are identified as being items and amounts to which Buyer and Seller have been unable to agree and shall only be permitted to determine whether such items are calculated in accordance with the Accounting Principles and the applicable definitions contained herein, and Buyer and Seller shall instruct the Auditor not to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates on the Estimated Closing Statement are correct, adequate or sufficient. The fees and expenses of the Auditor shall be paid one-half by Buyer (or its Subsidiaries) and one-half by Seller (or the Retained Entities). Absent manifest error, the determination of the Auditor shall be final, binding and conclusive on the Parties and shall not be subject to appeal or further review; provided, however, that the Parties shall be entitled to have a judgment entered upon the written determination of the Auditor in accordance with Section 10.07. The date on which the Closing Date Net Working Capital, the Closing Date Indebtedness, the Transaction Expenses and the Closing Date Cash are finally determined in accordance with this Section 2.04(c) is hereinafter referred to as the “Determination Date.”
(d)    The “Adjustment Amount,” which may be positive or negative, shall mean (i) the Closing Date Net Working Capital (as finally determined in accordance with Section

2.04(c)), minus the Estimated Closing Date Net Working Capital, plus (ii) the Estimated Closing Date Indebtedness, minus the Closing Date Indebtedness (as finally determined in accordance with Section 2.04(c)), plus (iii) the Closing Date Cash (as finally determined in accordance with Section 2.04(c)), minus the Estimated Closing Date Cash, plus (iv) the Estimated Transaction Expenses minus the Transaction Expenses (as finally determined in accordance with Section 2.04(c)). If the Adjustment Amount is a positive number, then the Purchase Price shall be increased by the Adjustment Amount (the “Increase Amount”), and if the Adjustment Amount is a negative number, then the Purchase Price shall be decreased by the absolute value of the Adjustment Amount (the “Deficit Amount”). The Adjustment Amount shall be paid in accordance with Section 2.04(e).
(e)    If there is an Increase Amount, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Buyer shall pay to Seller (and/or one or more Retained Entities designated by Seller) an amount in cash equal to the Increase Amount in immediately available funds by wire transfer to an account or accounts designated by Seller, by written notice to Buyer. If there is a Deficit Amount, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Seller shall pay, or shall cause to be paid, to Buyer an amount in cash equal to the Deficit Amount in immediately available funds by wire transfer to an account or accounts designated by Buyer, by written notice to TransUnion. For U.S. federal income and other applicable Tax purposes, to the extent permitted by applicable Law, any Increase Amount or Deficit Amount pursuant to this Section 2.04 shall be treated as an adjustment to the portion of the Purchase Price attributable to the relevant Purchased Interests.
ARTICLE III
Representations and Warranties of Seller
Except as set forth in the Disclosure Schedules (but subject to Section 10.13), Seller represents and warrants to Buyer as of the date of this Agreement that:
Section 3.01    Existence and Power of Seller. Seller is duly organized and validly existing under the Laws of its jurisdiction of organization, formation or incorporation, as applicable. Seller (a) is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each other jurisdiction in which the properties of the Business leased by it or the operation of the Business makes such licensing or qualification necessary and (b) Seller has the requisite power and authority to enable it to own the Purchased Interests, except in the case of clause (a) or (b) where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, have a Material Adverse Effect.
Section 3.02    Authorization. The execution, delivery and performance by Seller, TRADS or TopCo of the Transaction Documents, in each case, to which any of them is a party and the consummation of the transactions contemplated thereby are within Seller’s, TRADS’ and TopCo’s organizational powers and have been (or will be prior to execution) duly authorized by all necessary organizational action on the part of Seller, TRADS and TopCo, as applicable, and no other or further action or proceeding on the part of Seller Parent, Seller, TRADS, any Purchased Subsidiary, or any of their respective equityholders is necessary to authorize the execution and delivery by each of Seller, TRADS and TopCo of the Transaction Documents, in each case, to which any of them is a party and the consummation of the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming the due and valid execution and delivery of this Agreement by Buyer) constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity. Each other Transaction Document to which Seller, TRADS or TopCo is a party shall be duly and validly executed by Seller, TRADS or TopCo at or prior to the Closing and, upon such execution and delivery by Seller, TRADS or TopCo and the due and valid execution and delivery of such Transaction Document by each other party thereto, shall constitute a legal, valid and binding obligation of Seller, TRADS and TopCo enforceable against Seller, TRADS and TopCo in accordance with its terms, subject to applicable bankruptcy insolvency, reorganization, moratorium and similar Laws affecting or relating to the enforcement of creditors’ rights and remedies generally and to general principles of equity.
Section 3.03    Governmental Authorization. Assuming the accuracy and completeness of the representations and warranties of Buyer contained in this Agreement, no consent, approval or authorization of, or declaration or filing with, any Governmental Authority is required on the part of Seller Parent, Seller, TRADS or any Purchased Subsidiary with respect to Seller’s, TRADS’ or TopCo’s execution or delivery of the Transaction Documents or the consummation of the transactions contemplated thereby, except for (a) applicable requirements of Competition Laws and the Exchange Act, (b) any consents, approvals, authorizations, declarations or filings, the failure of which to make or obtain would not reasonably be expected to have a material and adverse effect on the Business or the Purchased Subsidiaries, taken as a whole or on Seller’s ability to consummate the transactions contemplated by this Agreement and (c) those consents disclosed in Schedule 3.03.
Section 3.04    Noncontravention. Except as set forth in Schedule 3.04, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.03 or in Schedule 3.03, and except as may result from any facts or circumstances relating solely to Buyer, the execution and delivery by Seller, TRADS, and TopCo of the Transaction Documents to which any of them is a party and the consummation of the transactions contemplated thereby do not and will not, (a) violate any applicable Law to which Seller, TRADS or any Purchased Subsidiary is subject or by which any property or asset of the Business is bound, (b) violate any provision of, or result in a breach of, the Organizational Documents of Seller, TRADS or any Purchased Subsidiary, (c) violate any provision of, or result in a breach of or default under, or require a consent under, any Material Contract, or terminate or result in the termination of, or give rise to any right of termination or cancellation under any Material Contract, or result in the creation of any Lien (other than a Permitted Lien) under any Material Contract or upon any of the properties or assets of the Purchased Subsidiaries or the Business, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, termination or creation of a Lien or (d) result in a violation or revocation of, or require a consent in connection with, any Permit, except to the extent that the occurrence of any of the foregoing items set forth in clauses (a), (c) or (d) would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the Business or the Purchased Subsidiaries, taken as a whole.
Section 3.05    Purchased Subsidiaries.
(a)    Each Purchased Subsidiary is duly organized and validly existing under the Laws of its jurisdiction of organization, formation or incorporation, as applicable and has the requisite power and authority to own or lease all of its material assets and to conduct the Business in all material respects as currently conducted by it. Each Purchased Subsidiary is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each other jurisdiction in which the properties leased by it or the operation of the Business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Seller has made available to Buyer complete and correct copies of the Organizational Documents of the Purchased Subsidiaries. There has been no violation of any of the provisions of the

Organizational Documents of any Purchased Subsidiary except to the extent that any such violation would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the Business or the Purchased Subsidiaries, taken as a whole.
(b)    All of the Purchased Interests are owned of record by Seller, free and clear of all Liens, other than (i) Liens securing indebtedness outstanding under the Credit Facility (which Liens relating to the Purchased Interests shall be released as of the Closing upon consummation of the transactions contemplated hereby) and (ii) transfer restrictions of general applicability under applicable federal and state securities Laws. All of the Purchased Interests have been duly authorized and validly issued in compliance with all applicable Laws, are fully paid and non-assessable and have not been issued in violation of, nor are the Purchased Interests subject to, any preemptive or subscription rights. The Purchased Interests constitute all of the issued and outstanding equity interests of TopCo. There is no existing option, warrant, call, right or agreement to which Seller or any of its Subsidiaries (including the Purchased Subsidiaries) is a party that requires, and there are no securities of TopCo outstanding that upon conversion or exchange would require, the issuance or sale, or that restrict the transfer or voting, of any capital stock or other equity interest of TopCo, as applicable, or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any capital stock or other equity interest of TopCo. There is no other contract or commitment obligating TopCo to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, equity or securities of TopCo (or securities convertible into, or exchangeable or exercisable for, equity interests of TopCo), or obligating TopCo to grant, extend or enter into any such option, warrant call, right commitment or agreement. Neither Seller nor any of its Affiliates (including the Purchased Subsidiaries) is a party to any voting trust or other agreement with respect to the voting, redemption, sale, transfer or other disposition of the interests of TopCo and there are no outstanding bonds, debentures, notes or other indebtedness for borrowed money having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters for which equityholders of TopCo may vote. Assuming that the delivery described in Section 2.03(c)(v) is made prior to or at the Closing, Seller has good, valid and marketable title to, and has the right to transfer and sell, the Purchased Interests to Buyer in accordance with the terms of this Agreement.
(c)    All of the Subsidiary Shares (including the voting rights attached to such Subsidiary Shares) are owned of record by Seller or the Purchased Subsidiary set forth on Schedule 3.05(c), free and clear of all Liens, other than transfer restrictions of general applicability under applicable federal and state securities Laws. All of the Subsidiary Shares have been duly authorized and validly issued and allotted in compliance with all applicable Laws, are fully paid and non-assessable and have not been issued in violation of, nor are the Subsidiary Shares subject to, any preemptive or subscription rights. The Subsidiary Shares constitute all of the issued and outstanding equity interests of the Purchased Subsidiaries other than TopCo. There is no existing option, warrant, call, right or agreement to which Seller or any of its Subsidiaries (including the Purchased Subsidiaries) is a party that requires, and there are no securities of any Purchased Subsidiaries (other than TopCo, which is addressed in Section 3.05(b)) outstanding that upon conversion or exchange would require, the issuance of any capital stock or other equity interest of any Purchased Subsidiary (other than TopCo, which is addressed in Section 3.05(b)), as applicable, or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any capital stock or other equity interest of any Purchased Subsidiary (other than TopCo, which is addressed in Section 3.05(b)). There is no other contract or commitment obligating any Purchased Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, equity securities of such Purchased Subsidiary (or securities convertible into, or exchangeable or exercisable for, equity interests of such Purchased Subsidiary), or obligating such Purchased Subsidiary to grant, extend or enter into any such contract or commitment. Neither Seller nor any of its Affiliates (including the Purchased Subsidiaries) is a party to any voting trust or other agreement with respect to the voting, redemption, sale, transfer or other disposition of the interests of any Purchased Subsidiary (other than TopCo, which is addressed in Section 3.05(b)) and there are no outstanding bonds, debentures, notes or other indebtedness for borrowed money having the right to vote (or convertible into, or exercisable or exchange for, securities having the right to vote) on any matters for which holders of the Subsidiary Shares are entitled to vote by virtue of their ownership of the Subsidiary Shares. The Purchased Subsidiaries do not hold, directly or indirectly, any capital stock of, or other equity interests in, and do not control and have not made any equity investment in, directly or indirectly, any other Person besides the Purchased Subsidiaries.
Section 3.06    Financial Statements.Attached as Schedule 3.06 are true and complete copies of (i) the carve-out unaudited combined balance sheet of the Business as of December 31, 2020 and 2019 and the related carve-out unaudited combined statements of income for each of the years in the two (2)-year period ended December 31, 2020 (collectively, the “Carve-out Unaudited Annual Financial Statements”) which have been prepared in conformity with GAAP except as otherwise referenced herein and (ii) the carve-out unaudited combined balance sheet of the Business as of June 30, 2021 and the related carve-out unaudited combined statement of income for the six-month period then ended (the “Carve-out Unaudited Interim Financial Statements” and, together with the Carve-out Unaudited Annual Financial Statements, the “Financial Statements”). The Financial Statements have been derived from the consolidated financial statements and accounting records of Seller Parent and its applicable Subsidiaries (including the Purchased Subsidiaries) and fairly present in all material respects the financial position of the Business as of the dates thereof and the results of operations of the Business as of the times and for the periods referred to therein (subject to certain adjustments made to present the Financial Statements on a carve-out basis and the absence of disclosures normally made in footnotes, the provision for income taxes, which is based on preliminary estimates, and, in the case of the Carve-out Unaudited Interim Financial Statements, normal year-end adjustments, (none of which are, individually or in the aggregate, material)). This Section 3.06 is qualified by the fact that the Business has not operated as a separate “stand alone” entity within Seller Parent. As a result, the Business has been allocated certain charges and credits for purposes of the preparation of the Financial Statements. Such allocations of charges and credits do not necessarily reflect the amounts that would have resulted from arms-length transactions or the actual costs that would be incurred if the Business operated as an independent enterprise. For the avoidance of doubt, the preceding three sentences qualify the representations made in this Section 3.06 in their entirety.
Section 3.07    Absence of Certain Changes. Except for actions taken in preparation for the transactions contemplated by this Agreement (including the Pre-Closing Intercompany Assignments), (a) from December 31, 2020 through the date of this Agreement, the Business has been conducted in the ordinary course of business consistent with past practices in all material respects and (b) since December 31, 2020, there has not been any effect, event, change, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.08    No Undisclosed Liabilities. Except as set forth on Schedule 3.08, there is no Liability of the Business to be transferred of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for (a) liabilities reflected or reserved for on the Financial Statements, (b) liabilities that have arisen since the Balance Sheet Date in the ordinary course of the operation of the Business, (c) liabilities incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents or (d) immaterial liabilities.
Section 3.09    Material Contracts.

(a)    Except as set forth in Schedule 3.09(a), as of the date of this Agreement, none of Seller, TRADS or any of the Purchased Subsidiaries is a party to or bound by any of the following (in each case, solely with respect to the Business (and not with respect to any Retained Business)):
(i)    any Contract that Seller reasonably anticipates will involve annual payments or consideration furnished by or to the Business of more than $10,000,000 which are not cancelable (without penalty, cost or other liability) within ninety (90) days or less;
(ii)    any Contract with any of the 20 largest customers of the Business, as measured by dollar value of aggregate customer spend on products or services of the Business (A) for the twelve months ended December 31, 2020 and (B) for the six months ended June 30, 2021(each, a “Major Customer”);
(iii)    any Contract with any of the 10 largest suppliers of the Business, as measured by dollar value of aggregate spend on goods or services for the Business (A) for the twelve months ended December 31, 2020 and (B) for the six months ended June 30, 2021(each, a “Major Supplier”);
(iv)    any Contract entered into during the last three (3) years providing for the acquisition or disposition of any business, equity interests or material assets (whether by merger, sale of stock, sale of equity or otherwise) pursuant to which the Purchased Subsidiaries or the Business have any material ongoing obligation (including for deferred purchase price obligations, earn-out obligations, indemnification obligations and other contingent liabilities);
(v)    any partnership, joint venture or other similar agreement;
(vi)    any Contract with any Governmental Authority (other than Contracts entered into with state municipalities in the ordinary course of business);
(vii)    any Contract with any of the 100 largest customers of the Business as measured by dollar value of aggregate customer spend on products or services of the Business (A) for the twelve months ended December 31, 2020 and (B) for the six months ended June 30, 2021 that expressly (A) limits in any material respect the freedom of the Purchased Subsidiaries or the Business to compete in any line of business or with any Person or in any area or (B) restricts in any material respect the Purchased Subsidiaries’ or the Business’s ability to sell to or purchase from any Person or to solicit or hire any person as an employee, other than any confidentiality agreement entered into in the ordinary course of business;
(viii)    any material Contract granting any Person the right to use, exploit or practice any Owned IP, or granting to Seller, TRADS or any of the Purchased Subsidiaries the right to use, exploit or practice any third-party Intellectual Property Rights, in each case, other than COTS Licenses or non-exclusive licenses granted in the ordinary course of business;
(ix)    any lease, installment and conditional sale agreement or other Contract held by Seller, TRADS or any Purchased Subsidiary with respect to the Business that, in each case, provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any (A) Leased Real Property, the lease of which may not be terminated by Seller, TRADS or a Purchased Subsidiary, as applicable, at will or by giving notice of ninety (90) days or less, without cost or penalty and provides for annual rental payments in excess of $1,000,000 or (B) personal property involving annual payments in excess of $500,000;
(x)    excluding the Credit Facility, (A) any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to indebtedness for borrowed money in excess of $250,000, (B) any guarantee of (1) third party obligations in excess of $250,000 or (2) of any obligations of Seller or any of its Affiliates (other than any Purchased Subsidiary), or (C) any material letters of credit, performance bonds or other credit support for the Business that will need to be replaced at the Closing;
(xi)    any Contract containing any future capital expenditure obligation of the Purchased Subsidiaries or the Business in excess of $1,000,000;
(xii)    any Contract with any of the 100 largest customers of the Business as measured by dollar value of aggregate customer spend on products or services of the Business (A) for the twelve months ended December 31, 2020 and (B) for the six months ended June 30, 2021 that grants the counterparty or any third Person “most favored nation” status or similar rights;
(xiii)    any Contract relating to settlement of any administrative or judicial proceedings within the past two (2) years or pursuant to which the Purchased Subsidiaries or the Business has any material ongoing obligation;
(xiv)    any Contract pursuant to which the Purchased Subsidiaries or Seller or TRADS with respect to the Business has provided funds to or made any loan, capital contribution or other investment in, or assumed any Liability or obligation of, any Person, including take-or-pay Contracts or keepwell agreements;
(xv)    any Contract evidencing or creating any liabilities of the Purchased Subsidiaries or the Business in respect of any interest rate protection, commodity or currency hedge, swaps, puts, calls, options or similar derivative products;
(xvi)    any employment or consulting Contract entered into by Seller, TRADS or the Purchased Subsidiaries with any Business Employee earning $150,000 (or the local currency equivalent thereof) or more per year in annual base salary;
(xvii)    any collective bargaining, works council or other material labor union Contract or labor arrangement covering any Purchased Subsidiary or Business Employee, excluding any national, industry or similar generally applicable Contract or arrangement; and
(xviii)    any Contract that commits Seller, TRADS or any of the Purchased Subsidiaries to enter into any of the foregoing.
Each Contract set forth in Schedule 3.09(a) (other than the Leases, as to which certain representations and warranties are made exclusively pursuant to Section 3.12), is referred to herein as a “Material Contract”.
(b)    Seller has made available to Buyer a true and complete copy of each Material Contract, together with any material amendments, modifications or supplements thereto. Except as set forth in Schedule 3.09(b), all of the Material Contracts (i) are in full force and effect and (ii) represent the legal, valid and binding obligations of TRADS, Seller or a Purchased Subsidiary party thereto and, to the knowledge of Seller, represent the legal, valid and binding obligations of the other parties thereto. Except as set forth in Schedule 3.09(b), (A) none of

TRADS, Seller or any of the Purchased Subsidiaries or, to the knowledge of Seller, any other party thereto is in material breach of or material default under any Material Contract, (B) none of TRADS, Seller or any of the Purchased Subsidiaries has, in the past two (2) years, received or made (x) any written or, to Seller’s knowledge, oral claim of material breach of or material default under any Material Contract or (y) any written or, to the knowledge of Seller, oral notice threatening to terminate (other than Material Contracts that are expiring pursuant to their terms) or not renew any Material Contract, and (C) to the knowledge of Seller, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract (in each case, with or without notice or lapse of time or both).
Section 3.10    Litigation. Except as set forth in Schedule 3.10, there are no pending or, to the knowledge of Seller, threatened in writing or, to the knowledge of Seller, orally, Actions at Law or in equity or, to the knowledge of Seller, investigations before or by any Governmental Authority, against the Business or pertaining to the Purchased Subsidiaries or any of their respective directors, officers or senior management employees (in their capacities as such) that, in each case, if resolved adversely against Seller or its Affiliates, would reasonably be expected to be material to the Business, taken as a whole. There are no outstanding Governmental Orders binding on the Business or any of the Purchased Subsidiaries, in each case, that would have a material and adverse effect on the Business or the Purchased Subsidiaries.
Section 3.11    Compliance with Laws.
(a)    Except with respect to matters set forth in Schedule 3.11, none of Seller, TRADS or any of the Purchased Subsidiaries is, or in the past three (3) years has been, in violation of any Law or Governmental Order relating to the Business or pertaining to the Purchased Subsidiaries, except for violations that would not reasonably be expected to, individually or in the aggregate, have a material and adverse effect on the Business or the Purchased Subsidiaries, taken as a whole.
(b)    For the past three (3) years, neither Seller, TRADS, or any Purchased Subsidiary, nor any of their respective directors, officers or employees, in each case, acting on behalf of the Business or any Purchased Subsidiary, has, directly or indirectly, (i) taken any action which would cause it to be in violation of any applicable anti-corruption Law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1 et seq.), as amended (the “FCPA”), the False Claims Act, 31 U.S.C. §3729 et seq., the Corruption of Foreign Public Officials Act (Canada), the U.K. Bribery Act 2010, or any other applicable anti-corruption law of a similar nature (collectively, “Anti-Corruption Laws”) or (ii) made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (A) improperly influencing any official act or decision of such official, party or candidate, (B) improperly inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (C) securing any improper advantage, in the case of (A), (B) and (C) above in order to assist Seller, TRADS, the Purchased Subsidiaries or any of their respective Affiliates in obtaining or retaining business. For the past three (3) years, none of Seller, TRADS, or any Purchased Subsidiary, any of their respective directors, officers or employees, or, to the knowledge of Seller, any of their respective agents, representatives, sales intermediaries or other third parties, in each case, acting on behalf of the Business or any Purchased Subsidiary, has, directly or indirectly, made or authorized any bribe, improper payoff, kickback or other unlawful payment of funds or received or retained any funds or otherwise been in violation of any applicable Anti-Corruption Law. None of Seller, TRADS or any Purchased Subsidiary, any of their respective directors, officers or employees, or to the knowledge of Seller, any of their respective agents, representatives, sales intermediaries or other third parties, in each case, acting on behalf of the Business or any Purchased Subsidiary, is the subject of any material allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any applicable Anti-Corruption Law.
(c)    Neither Seller or any Purchased Subsidiary, any director or officer of Seller, or any Purchased Subsidiary, or, to the knowledge of Seller, any employee of the Business or any Purchased Subsidiary is, or is fifty percent (50%) or more owned (or where relevant under applicable Sanctions, controlled) by one or more Persons that are (i) currently the target of any economic or trade sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State (collectively, “Sanctions”) or (ii) located, organized, or resident in a country or territory that is the subject of Sanctions (currently, Crimea, Cuba, Iran, North Korea, and Syria). Seller, each Purchased Subsidiary, their respective directors and officers, and, to the knowledge of Seller, their employees, are in compliance in all material respects with all applicable Sanctions, and Seller and the Purchased Subsidiaries maintain policies and procedures reasonably designed to maintain compliance with applicable Sanctions.
Section 3.12    Leased Real Property.
(a)    Schedule 3.12(a)(i) sets forth an accurate and complete list of the Leases. The Leased Real Property constitutes all of the real property that is owned, leased, used or held for use primarily in the conduct of the Business as currently conducted.
(b)    Except for Permitted Liens, as contemplated by the Transition Services Agreement or as would not reasonably be expected, individually or in the aggregate, to be material to the Business or the Purchased Subsidiaries, taken as a whole, no Person other than the Purchased Subsidiaries has the right to use or occupy the Leased Real Property.
(c)    Seller has made available to Buyer a true and correct copy of each Lease. Except as set forth in Schedule 3.12(c), (i) each Lease (together with any amendment thereto) is valid and in full force and effect, represents the legal, valid and binding obligations of Seller or its applicable Affiliate that is the tenant thereunder, is unmodified and represents the entire agreement between Seller or its applicable Affiliate, as tenant, and the applicable lessor and (ii) Seller or its applicable Affiliate that is the tenant thereunder, as applicable, and, to the knowledge of Seller, each other party thereto is not in breach of or default of its obligations under such Lease beyond any applicable notice and cure period, except for such defaults as would not have a material and adverse effect on the Business, taken as a whole. All rent (including base rent and additional rent) payable under each Lease has been paid to date, except for any such failure to pay that would not be material or would not otherwise result in a material breach or material default of the applicable Lease.
(d)    As of the date hereof, neither Seller nor any of its Affiliates has received any written notice from any Governmental Authority in the past two years that (i) any condemnation proceeding is pending or threatened with respect to any Leased Real Property or (ii) any material zoning or building code, ordinance, order or regulation is violated in any material respect by the operation or use of the Leased Real Property.
Section 3.13    Intellectual Property; Information Privacy and Security; Health Information.
(a)    Schedule 3.13(a) contains a list of all issued Patents, applications for Patents, registered Trademarks, applications for the registration of Trademarks, registered copyrights and applications for the registration of copyrights, and registrations for Internet domain names included in the Owned IP and that are currently subsisting (the “Business

Registered Intellectual Property Rights”). To the knowledge of Seller, each item of Business Registered Intellectual Property Rights is valid, and enforceable.
(b)    Except as disclosed in Schedule 3.13(b), (i) Seller or its Affiliates are the sole and exclusive owners of all Owned IP free and clear of all Liens, except Permitted Liens, (ii) as of the date hereof, no Action is pending that challenges the validity, ownership or enforceability of any Owned IP and (iii) to the knowledge of Seller, as of the date hereof, no third party is infringing, misappropriating, diluting or violating or has in the past three (3) years infringed, misappropriated, diluted, or violated, any Owned IP.
(c)    Except as disclosed in Schedule 3.13(c), (i) the Purchased Subsidiaries, the conduct of the Business and the use of any products or services of the Business as intended by the Purchased Subsidiaries do not infringe, misappropriate, dilute or otherwise violate, and have not in the past three (3) years infringed, misappropriated, diluted, or otherwise violated, any Intellectual Property Rights of any other Person, and (ii) neither Seller nor its Affiliates have received any charge, complaint, claim, demand or notice during the three (3) years prior to the date of this Agreement alleging that the Purchased Subsidiaries, the conduct of the Business, or the use of any products or services of the Business as intended by the Purchased Subsidiaries, infringes, misappropriates, dilutes or otherwise violates any Intellectual Property Rights of any other Person.
(d)    Seller and the Purchased Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all trade secrets and other material confidential information in the Owned IP. Each current and former employee of Seller or any of the Purchased Subsidiaries who materially contributed to the development of any Owned IP has acknowledged and agreed to abide by Seller’s company policy on inventions, confidential information and trade secrets, including that employee automatically assigns all right, title and interest of such employee in such Intellectual Property Rights to Seller or an Affiliate of Seller and agreeing to confidentiality provisions protective of the confidential information of the Business. To Seller’s knowledge, no current or former employee of the Business is in violation of such company policy.
(e)    The manner in which any Open Source Software is incorporated into, linked to or called by, or otherwise combined or distributed with any product or service of the Business does not, according to the terms of the license applicable to such Open Source Software, obligate Seller or any of the Purchased Subsidiaries to: (i) disclose, make available, offer or deliver all or any portion of any source code of any such software product or service or any component thereof to any third party, other than the applicable Open Source Software, or (ii) create obligations for Seller or any of the Purchased Subsidiaries to grant, or purport to grant, to any third party any rights or immunities under any Owned IP (including any agreement not to assert patents), or impose any present economic limitations on Seller’s or any of the Purchased Subsidiaries’ commercial exploitation thereof.
(f)    Neither Seller nor any of the Purchased Subsidiaries has delivered, licensed or made available to any escrow agent or other Person any source code for any product or service of the Business except for disclosures to employees and independent contractors for the Business that are subject to written confidentiality obligations to maintain the confidentiality of such source code and who have had such access only during the term of their employment by or provision of services to the Business or the Purchased Subsidiaries. None of Seller or any of the Purchased Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any product or service of the Business to any escrow agent or other Person.

(g)    No contract to which any Purchased Subsidiary is a party would, upon or after Closing, grant or purport to grant to any Person any license, covenant not to sue, or other rights related to Intellectual Property Rights owned by Buyer or any of its Affiliates (other than the Purchased Subsidiaries). All Intellectual Property Rights used in or necessary to the conduct of the Business as currently conducted shall be owned or available for use by the Purchased Subsidiaries immediately after the Closing on terms and conditions sufficient to operate the Business in substantially the same manner as it was conducted immediately prior to the Closing.
(h)    The IT Assets are (i) in all material respects in good repair and operating condition to perform all information technology operations to operate the Business, and (ii) to Seller’s knowledge, do not contain and have not been affected by, any virus, spyware, malware, worm, Trojan horse, or other disabling codes or instructions, or other similar code or software routines or components. The Business has not experienced a material outage of the IT Assets during the past two (2) years where such effects on the IT Assets have not been materially cured.
(i)    During the six (6) years prior to the date of this Agreement, Seller and its Affiliates have operated the Business in material compliance with all applicable Information Privacy and Security Requirements and Privacy Policies. Neither the execution, delivery or performance of this Agreement nor any of the other agreements contemplated by this Agreement, nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements violate any Information Privacy and Requirements or Privacy Policies. Where Seller or its Affiliates use a Data Processor to Process Personal Information in the operation of the Business, the Data Processor has provided guarantees, warranties or covenants in relation to Processing of Personal Information, confidentiality, and security measures, and has agreed to comply with those obligations in a manner sufficient for compliance, by Seller and its Affiliates, with Privacy Requirements.
(j)    Seller and its Affiliates have established an Information Security Program with respect to the Business that is appropriately implemented and maintained, and Seller and its Affiliates have materially complied with such Information Security Program in connection with the operation of the Business. Seller and its Affiliates have (i) assessed and tested such Information Security Program used in connection with the Business on a no less than annual basis and (ii) cured all known risks and vulnerabilities to the extent material to the Business in a timely manner; and, with respect to the operation of the Business, such Information Security Program has proven sufficient and compliant with Information Privacy and Security Requirements in all material respects. All Business Data will continue to be available for Processing by the Business following the Closing on substantially the same terms and conditions as existed immediately before the Closing.
(k)    With respect to the operation of the Business, Seller and the Purchased Subsidiaries and, to the knowledge of Seller, its Data Processors have not suffered any material Security Incident. None of Seller, any of the Purchased Subsidiaries, or any third party acting at their direction or authorization has paid any perpetrator of any actual or threatened Security Incident or cyber attack, including a ransomware attack or a denial-of-service attack, with respect to Business Data or IT Assets. Neither Seller nor the Purchased Subsidiaries have received a written notice (including any enforcement notice), letter, or complaint from a Governmental Authority or any Person alleging material noncompliance or potential noncompliance with any Information Privacy and Security Requirements or Privacy Policies as related to the Business, and have not been subject to any Proceeding relating to material noncompliance or potential noncompliance with Information Privacy and Security Requirements or the Processing of Personal Information as related to the Business. Seller and the Purchased Subsidiaries do not transfer Personal Information internationally on behalf of the Business, except where such transfers comply with Information Privacy and Security Requirements and Privacy Policies. In connection with the operation of the Business, Seller and its Affiliates have not been, and are not required to, issue a notification or report to any Governmental Authority regarding any Security Incident.
Section 3.14    Title to and Sufficiency of Assets.
(a)    Except as set forth in Schedule 3.14(a), (i) the Purchased Subsidiaries, in the aggregate, own, lease, license or have the right to use, and have good and marketable title to (or a valid leasehold interest in or license to), all material tangible assets and properties of the Purchased Subsidiaries, in each case, free and clear of all Liens, except for Permitted Liens and (ii) Seller and its Affiliates (other than the Purchased Subsidiaries) have good and marketable title to (or a valid leasehold interest in or license to) all material tangible assets of the Business held by Seller and such Affiliates, as applicable, in each case, free and clear of all Liens, except for Permitted Liens.
(b)    Except (i) for Shared Contracts and (ii) as set forth in Schedule 3.14(b), the assets and properties of the Purchased Subsidiaries, together with all other rights of Buyer or the Purchased Subsidiaries pursuant to this Agreement, the Transition Services Agreement, the Commercial Agreements and the other Transaction Documents, immediately after the Closing and after giving effect to the Pre-Closing Intercompany Assignments, constitute all of the assets (tangible and intangible) and properties required to operate the Business in all material respects in the manner conducted on the date hereof by Seller and its Affiliates (including the Purchased Subsidiaries); provided, that, the foregoing is subject to the limitation that certain transfers and assignments contemplated by the Pre-Closing Intercompany Assignments, the entry into Replacement Contracts, the obtaining of any Change of Control Consents, and any claim or right or benefit arising thereunder or resulting therefrom, may require consent of a Governmental Authority or other Person, which has not been obtained, and that such matters are addressed elsewhere in this Agreement and the other Transaction Documents.
Section 3.15    Permits. The Business possesses all material governmental permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemptions of, or filings or registrations with, or issued by, any Governmental Authority required by Law for the operation of the Business as currently conducted (the “Permits”), except when any failure to possess such Permits would not reasonably be expected, individually or in the aggregate, to be material to the Business or the Purchased Subsidiaries, taken as a whole. All such Permits are in full force and effect, and, as of the date hereof, there are no Actions pending or, to the knowledge of Seller, threatened before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof, except as would not reasonably be expected to, individually or in the aggregate, have a material and adverse effect on the Business or the Purchased Subsidiaries, taken as a whole. None of the Business or any of the Purchased Subsidiaries is in material default, and, as of the date hereof, no condition exists that with notice or lapse of time or both would constitute a material default, under the Permits.
Section 3.16    Employee Benefit Plans.
(a)    Schedule 3.16(a) sets forth a true and complete list, as of the date hereof, of each material Employee Plan and each material Purchased Subsidiary Plan.
(b)    Seller has made available to Buyer true and complete copies of each Assumed Plan, other than any Assumed Plan maintained in a jurisdiction outside of the United States, the most recent summary plan description, if any, for each Purchased Subsidiary Plan and copies of all IRS determination letters in the case of all Employee Plans intended to qualify under Section 401(a) of the Code.

(c)    Neither Seller nor any ERISA Affiliate has ever maintained, sponsored, participated in or contributed to, or could have any liability with respect to any (i) Multiemployer Plan, (ii) “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA), (iii) defined benefit pension plan or a plan subject to Section 302 of Title 1 of ERISA, Section 412 of the Code or Title IV of ERISA, or (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), in each case that covered any Business Employee or any employee that would have been considered a Business Employee had the individual remained employed through the Closing.
(d)    Each Employee Plan and Purchased Subsidiary Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, has pending or is within the remedial amendment period in which to file an application for such determination from the Internal Revenue Service or has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.
(e)    (i) Each Assumed Plan materially complies with and has been maintained, funded, operated and administered in material compliance with its terms and with applicable Law and (ii) except as would not reasonably be expected to result in material liability to the Purchased Subsidiaries, all payments (including premiums due) and all employer and employee contributions required to have been collected in respect of each Purchased Subsidiary Plan and Assumed Plan have been paid when due.
(f)    There are no actions or legal proceedings pending or, to Seller’s knowledge, threatened with respect to any Purchased Subsidiary Plan or, to Seller’s knowledge, any fiduciary (in its capacity as fiduciary of such Purchased Subsidiary Plan) or assets thereof. No Purchased Subsidiary Plan is currently under audit or review by any applicable Governmental Authority.
(g)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event, whether contingent or otherwise) will: (i) entitle any Business Employee to any material payment, forgiveness of Indebtedness, vesting, distribution, or increase in benefits or compensation under or with respect to any Employee Plan or Purchased Subsidiary Plan; (ii) result in any acceleration (of vesting or payment of benefits or compensation or otherwise) under or with respect to any Employee Plan or Purchased Subsidiary Plan; (iii) trigger any obligation to fund any Employee Plan or Purchased Subsidiary Plan; or (iv) result in any Employee Plan, Purchased Subsidiary Plan or any other Contract to which Seller or any of its Affiliates is a party with respect to the Business providing for the payment of any amount which would not be deductible by reason of Section 280G of the Code. The Company has no obligation, under an Employee Plan, Purchased Subsidiary Plan or otherwise, to provide for a gross-up on any Taxes which may be imposed under Section 4999 of the Code.
Section 3.17    Employees.
(a)     (i) With respect to the Business Employees and Contingent Providers, Seller and its Affiliates are, and at all times during the past three (3) years have been, in material compliance with all applicable Laws respecting employment, employment practices and labor and (ii) there are no currently pending, and there have not been during the past three (3) years, any material complaints, charges, lawsuits, claims, grievances, arbitration or other proceedings filed by or with a Governmental Authority pending or, to the knowledge of Seller, threatened against Seller or its Affiliates brought by or on behalf of any Business Employee, Contingent

Provider, or former employee, or service provider that provided services primarily in respect of the Business.
(b)    There are no labor unions presently representing or, to the knowledge of Seller, engaged in any organizing activity with respect to any Business Employee. During the past three (3) years there has not been, and there is not, as of the date hereof, pending nor, to the knowledge of Seller, threatened, any material strike, slowdown, picketing, or work stoppage by Business Employees.
(c)    Seller has provided to Buyer a schedule of all Business Employees as of October 19, 2021 (the “Employee List”) and shall update the Employee List not less frequently than bi-weekly prior to the Closing Date to reflect resignations, employees that are hired or terminated to the extent not prohibited by Section 5.10, and the leave of absence status of any Business Employee, as applicable (each, a “Change in Status”). For the avoidance of doubt, such updates to the Employee List may, but need not, update the information set forth in Section 3.17(d) below with respect to any Business Employee who has not had a Change in Status.
(d)    The Employee List contains the following true and accurate information with respect to each Business Employee: (i) name; (ii) number of years of service with Seller and its Affiliates; (iii) job title; (iv) the entity with which they are employed; (v) base salary or wage rate; (vi) target bonus rates or target commission rates; (vii) length of recognized service; (viii) job location (country, state, city); (ix) fulltime, part-time, or temporary status; (x) visa status, if applicable; (xi) leave of absence status (including estimated return to work date); (xii) designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act and any similar state law; and (xiii) accrued but unused vacation time and/or paid time off; provided, however, that Seller’s obligation to provide such information shall be subject in all respects to applicable Law.
(e)    Seller has provided to Buyer a schedule of all Contingent Providers as of October 19, 2021 (the “Contingent Provider List”), which includes the following information with respect to each Contingent Provider: (i) country where engaged; and (ii) Seller engaging entity.
(f)    To the knowledge of Seller, during the past three (3) years, (i) no allegations of sexual or racial harassment, discrimination or misconduct have been made against any Business Employee who is an officer or executive, and (ii) Seller and its Affiliates have not entered into any settlement agreement or conducted any investigation related to allegations of sexual or racial harassment or discrimination by or against any Business Employee who was or is an officer or executive.
Section 3.18    Environmental Compliance. Except as disclosed in Section 3.18, and except for matters that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect:
(a)    the Business, the Purchased Subsidiaries and the Leased Real Property are in compliance with all applicable Environmental Laws, including, any Permits required by applicable Environmental Laws;
(b)    as of the date hereof, (i) no written notice, claim, inquiry, order, request for information, complaint, penalty demand or violation notice has been made and (ii) there is no Action and, to the knowledge of Seller, no investigation pending or threatened, that (A) alleges the actual or potential violation of or noncompliance with any Environmental Law or any Permit required by any applicable Environmental Law, alleges any potential Liability arising under or relating to any Environmental Law, including any investigatory, remedial, natural resource, response, removal or corrective obligations, or seeks to revoke, amend, modify or terminate any Permit required by any applicable Environmental Law, (B) relates to the Business, the Purchased Subsidiaries or the Leased Real Property and (C) has not been settled, dismissed, paid or otherwise resolved without ongoing obligations or costs prior to the date hereof; and
(c)    the Business has not caused any past or present release, spill or disposal of any Hazardous Substances at, on, under or from any currently or formerly owned or leased property or facility relating to the Business, the Purchased Subsidiaries or the Leased Real Property.
Notwithstanding anything to the contrary in this Agreement, this Section 3.18 provides the sole and exclusive representations and warranties of Seller in respect of environmental matters.
Section 3.19    Taxes.
(a)    All income and other material Tax Returns required to be filed by each Purchased Subsidiary, by Seller Parent with respect to any Purchased Subsidiary or by Seller or TRADS with respect to the assets to be transferred pursuant to the Pre-Closing Intercompany Assignments, in each case, have been timely filed (taking into account applicable extensions) and all such Tax Returns are accurate and complete in all material respects. All income and other material Taxes due and payable by each Purchased Subsidiary, by Seller Parent with respect to each Purchased Subsidiary and by Seller or TRADS with respect to the assets to be transferred pursuant to the Pre-Closing Intercompany Assignments, have been paid.
(b)    There are no ongoing or pending Tax Claims by or before a Taxing Authority relating to any of the Purchased Subsidiaries or relating to the assets to be transferred pursuant to the Pre-Closing Intercompany Assignments, and no written notice of any Tax Claim by a Taxing Authority in respect of any Tax liability of any Purchased Subsidiary or relating to the assets to be transferred pursuant to the Pre-Closing Intercompany Assignments has been received by Seller, Seller Parent, any Purchased Subsidiary or TRADS which audit or assessment has not been finally resolved.
(c)    The charges, accruals and reserves for Taxes with respect to the Purchased Subsidiaries reflected on the books of the Purchased Subsidiaries (excluding any provision for deferred income taxes) are materially adequate to cover their liability for Taxes accruing through the end of the last period for which any Purchased Subsidiary has recorded items on its books, and since the end of the last period for which any Purchased Subsidiary has recorded items on its books, such Purchased Subsidiary has not incurred any material liability for Taxes other than in the ordinary course of business.
(d)    No waiver or extension of the statute of limitations is in effect for the assessment of any material Taxes of any Purchased Subsidiary or relating to the assets to be transferred pursuant to the Pre-Closing Intercompany Assignments. No power of attorney that will be in effect on the Closing Date has been granted by any Purchased Subsidiary with respect to Taxes for any period for which the statute of limitations has not yet expired.
(e)    There are no material Liens for Taxes upon the assets of any Purchased Subsidiary or upon any asset to be transferred pursuant to the Pre-Closing Intercompany Assignments, other than for Permitted Liens.
(f)    No Purchased Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of (i) any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of state, local or non-U.S. Tax Law by reason of any change of accounting methods, or use of an improper method of accounting, prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any comparable law in any jurisdiction) executed prior to the Closing; (iii) any installment sale or open transaction disposition occurring prior to the Closing; (iv) any prepaid amount received prior to the Closing; (v) any intercompany transaction; (vi) any gain recognition agreement to which any Purchased Subsidiary is a party under Section 367 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law); or (vii) Section 965(h) of the Code.
(g)    No Purchased Subsidiary has received a written claim to pay Taxes or file Tax Returns from a Governmental Authority in a jurisdiction where the Purchased Subsidiary has not filed Tax Returns or paid Taxes, which claim has not been finally resolved.
(h)    No Purchased Subsidiary is a party to, is otherwise bound by or has any obligation under, any Tax sharing, Tax allocation or Tax indemnity agreement or other similar Contract, other than (i) any commercial Contracts entered into in the ordinary course of business and not primarily related to Taxes or (ii) any Tax sharing, allocation or indemnification agreement the only parties to which are any of Seller Parent or its Subsidiaries, which such agreement shall be terminated with respect to the Purchased Subsidiaries pursuant to Section 6.04.
(i)    No rulings, requests for rulings, or closing agreements relating to Taxes for which any Purchased Subsidiary may have liability for Taxes for any taxable period ending after the Closing Date have been sought from, entered into or issued by any Taxing Authority.
(j)    No Purchased Subsidiary (i) has ever been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal Income Tax Return or a combined, consolidated, unitary or similar corporate group for U.S. state and local, or non-U.S. Tax purposes (in each case other than a group consisting solely of Seller Parent and/or its Subsidiaries) or (ii) have any liability for the Taxes of any Person (other than Seller Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract (other than commercial Contracts entered into in the ordinary course of business and not primarily related to Taxes) or otherwise by operation of Law. The sale of the Purchased Interests pursuant to this Agreement is not subject to the rules of Treasury Regulation Section 1.1502-36 and no attributes of any Purchased Subsidiary will be reduced or reattributed pursuant to Treasury Regulation Section 1.1502-36.
(k)    No Purchased Subsidiary is the beneficiary of any Tax credits, grants, exemptions, holidays, concessions or other similar arrangements with any Taxing Authority that are or could be subject to clawback or recapture as a result of (i) the transactions contemplated by this Agreement or (ii) a failure on or prior to the Closing Date by any Purchased Subsidiary to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned.
(l)    No Purchased Subsidiary has been party to a transaction that is a “listed transaction” or a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4, or any transaction requiring disclosure under a corresponding or similar provision of state, local or non-U.S. Tax Law. In the two-year period ending on the date of this Agreement, no Purchased Subsidiary has been party to a transaction described in Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(m)    Within the last six (6) taxable years, no Purchased Subsidiary has or has ever had any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity, or any arrangement that could be treated as a partnership for tax purposes (other than another Purchased Subsidiary). Schedule 3.19(m) lists the current U.S. federal income tax classification of each Purchased Subsidiary and the type and effective date of any election under Treasury Regulation Section 301.7701-3 made with respect to the U.S. federal income tax classification of any Purchased Subsidiary.
(n)    Except as set forth in Schedule 3.19(n), within the last six (6) taxable years, no Purchased Subsidiary (i) is, or has ever been, a “controlled foreign corporation” (within the meaning of Section 957 of the Code) or a United States shareholder (within the meaning of Section 951(b) of the Code) of a “controlled foreign corporation” or (ii) holds, or has ever held an interest in, a “passive foreign investment company” (within the meaning of Section 1297 of the Code).
(o)    Each Purchased Subsidiary is, and has at all times been, resident in its jurisdiction of incorporation for Tax purposes and is not, and has not at any time been, treated as resident in any other jurisdiction (whether within or without of the United States) for any Tax purpose (including any double taxation arrangement). No Purchased Subsidiary (i) has or has had a permanent establishment in any country other than the country of its organization or (ii) has engaged in a trade or business in any country (other than the country in which it is organized) that requires such Purchased Subsidiary to file a Tax Return for Income Taxes or pay Income Tax in such country.
(p)    Each Purchased Subsidiary (i) has materially complied with all legal requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, has materially complied with all legal requirements and duly accounted for any available tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act, and (iii) has not received or claimed any tax credits under Section 2301 of the CARES Act.
(q)    As of the time immediately prior to the Closing, none of the Purchased Subsidiaries is the owner of any property for Tax purposes that is owned by any other Person for non-Tax purposes.
(r)    As of the time immediately prior to the Closing, the Purchased Subsidiaries own the Business Registered Intellectual Property Rights for all Tax purposes.
Section 3.20    Finders’ Fees. Except for Centerview Partners LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or its Affiliates (including the Purchased Subsidiaries) who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 3.21    Insurance. All material insurance policies with respect to the Business and the Purchased Subsidiaries (the “Insurance Policies”) are in force in all material respects. The Insurance Policies are of the type and in the amounts as are customary for businesses of similar size, in their geographic regions and in the same industry as the Business and the Purchased Subsidiaries, and, except as would not reasonably be expected, individually or in the aggregate, to have a material and adverse effect on the Business or the Purchased Subsidiaries, taken as a whole, meet all contractual and statutory requirements to which the Business and the Purchased Subsidiaries are subject. There is no material claim pending under any Insurance Policy with respect to the Business.

Section 3.22    Affiliate Transactions. Except for any Shared Contracts, any Contracts that are to be assigned pursuant to the Pre-Closing Intercompany Assignments or any other intercompany or other arrangements resulting from Seller and its Affiliates operating the Business prior to Closing (including any insurance arrangements, employment arrangements or any arrangements to be provided under the Transaction Documents), or as otherwise set forth on Schedule 3.22, (a) there are no arrangements between Seller, on the one hand, or any of its controlled Affiliates, on the other hand, related to the Business or the Purchased Subsidiaries and (b) no director or officer of Seller Parent or any of its Subsidiaries: (i) has any ownership interest in any material assets of the Business or (ii) is a party to any material Contract with Seller or any of its Affiliates related to the Business (other than in such director’s or officer’s capacity as a director or officer of Seller Parent or any of its Subsidiaries, as applicable).
Section 3.23    Customers and Vendors. Schedule 3.23 sets forth a list of the Major Customers and Major Suppliers. No such Major Customer or Major Supplier has provided any written or, to the knowledge of Seller, oral notice to Seller or its Affiliates (including the Purchased Subsidiaries) that it will stop or terminate or materially reduce its rate of buying materials, products or services from the Business or supplying materials, products or services to the Business, as applicable.
Section 3.24    No Other Representations and Warranties. Except for the representations and warranties contained in this Article III or the certificate delivered by Seller pursuant to Section 8.02(c), neither Seller nor any of its Affiliates (including any Retained Entity) or any of their respective Representatives has made or is making any express or implied representation or warranty with respect to Seller, its Subsidiaries (including the Purchased Subsidiaries), any Retained Entity or any of the Shares, the Business, or with respect to any other information provided, or made available, to Buyer or any of its Affiliates or Representatives, in each case in connection with the transactions contemplated hereby or by any Transaction Document. Neither Seller nor any other Person will have or be subject to any Liability or other obligation to Buyer, its Affiliates or Representatives or any Person resulting from Buyer’s use of, or the use by any of its Affiliates or Representatives of, any such information, including information, documents, projections, forecasts or other material made available to Buyer, its Affiliates or Representatives in any “data rooms,” teaser, confidential information memorandum or management presentations in connection with the transactions contemplated by this Agreement. Except for the representations and warranties in this Article III or in the certificate delivered by Seller pursuant to Section 8.02(c), Seller and its Affiliates (including the Retained Entities) disclaim any and all representations and warranties, whether express or implied. Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor any of its Affiliates (including any Retained Entity) or Representatives make any express or implied representation or warranty with respect to the Retained Entities in connection with the transactions contemplated hereby or by any Transaction Document.
ARTICLE IV
Representations and Warranties of Buyer
Buyer represents and warrants to Seller as of the date of this Agreement that:
Section 4.01    Existence and Power. Buyer is a corporation duly incorporated and validly existing under the Laws of the State of Delaware and has the requisite corporate power and authority to enable it to own, operate, lease and otherwise hold its assets and to conduct its business in all material respects as it is now being conducted. Buyer is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction in which the properties owned or leased, by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or delay the ability of Buyer to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby.
Section 4.02    Authorization. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby are within the corporate powers of Buyer and have been (or will be prior to execution) duly authorized by all necessary action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and (assuming the due and valid execution and delivery of this Agreement by Seller) constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity. Each other Transaction Document to which Buyer is a party shall be duly and validly executed by Buyer at or prior to the Closing and, upon such execution and delivery by Buyer and the due and valid execution and delivery of such Transaction Document by each other party thereto, shall constitute a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting or relating to the enforcement of creditors’ rights and remedies generally and to general principles of equity.
Section 4.03    Governmental Authorization. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby require no material action by or in respect of, or material filing with, any Governmental Authority, other than compliance with any applicable requirements of the Competition Laws and the Exchange Act.
Section 4.04    Noncontravention. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not (a) violate the Organizational Documents of Buyer, (b) assuming compliance with the matters referred to in Section 4.03, violate any Law applicable to Buyer, (c) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any material right or obligation or to a loss of any material benefit to which Buyer or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Buyer or any of its Subsidiaries or (d) result in the creation or imposition of any material Lien on any asset of Buyer or any of its Subsidiaries (except, in the case of clauses (b), (c) and (d), as would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or delay the ability of Buyer to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby).
Section 4.05    Financing.
(a)    As of the date of this Agreement, Buyer has delivered to Seller a copy of (i) the Equity Commitment Letter, duly executed by the Equity Financing Sources and dated as of the date hereof, pursuant to which the Equity Financing Sources have committed to provide equity financing in an aggregate amount of $861,052,879.41, subject to terms and conditions set forth therein (the “Equity Financing”) and (ii) a debt commitment letter, duly executed by Buyer and dated as of the date hereof (including all exhibits, schedules and annexes thereto and any associated fee letter, the “Debt Commitment Letter”), pursuant to which the Financing Sources party thereto have committed to provide the debt financing commitments contained therein, subject to terms and conditions set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”), together with the fee letter referenced in the Debt Commitment Letter (the “Debt Fee Letter”) (except that the fee amounts, other economic terms,

“market flex” and other customary provisions (none of which would adversely affect the amount, conditionality, availability or termination of the Debt Financing) set forth therein have been redacted). The Equity Commitment Letter provides that Seller is an express third-party beneficiary thereto to the extent provided therein.
(b)    As of the date hereof: (i) the Commitment Letters and the terms of the Financing have not been amended or modified prior to the date hereof; (ii) no such amendment or modification is contemplated (other than amendments to the Debt Commitment Letter as contemplated by the Debt Commitment Letter as in effect on the date hereof); and (iii) the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect. There are no other Contracts, agreements, side letters or arrangements to which Buyer is a party relating to the funding or investing, as applicable, of the Financing, other than as expressly set forth in the Commitment Letters, that would reduce the aggregate amount of the Financing to an amount less than the amount necessary to fund the Financing Purposes. Other than as set forth in the Commitment Letters, there are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Financing.
(c)    The net proceeds of the Financing, when funded in accordance with the Commitment Letters, will be, in the aggregate and together with Buyer’s cash on hand, sufficient for Buyer to consummate the transactions contemplated by this Agreement, including (a) paying the Estimated Purchase Price and all other amounts required to be paid by Buyer at the Closing pursuant to Section 2.03, and (b) paying all out-of-pocket expenses incurred by Buyer and required to be paid at the Closing by Buyer in connection with the transactions contemplated by this Agreement (collectively, the “Financing Purposes”).
(d)    The Commitment Letters are in full force and effect and constitute the legal, valid and binding obligations of Buyer, the Guarantors (in the case of the Equity Commitment letter) and, to Buyer’s knowledge, each of the other parties thereto, as applicable, enforceable against each of Buyer and, to Buyer’s knowledge, each of the other parties thereto, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity. To Buyer’s knowledge, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of Buyer, the Guarantors or, to Buyer’s knowledge, any other party thereto, pursuant to the Commitment Letters. Assuming satisfaction of the conditions set forth in Section 8.01 and Section 8.02, Buyer has no any reason to believe that any of the conditions to receipt of the Financing contemplated by the Commitment Letters will not be satisfied or the Financing will not be available as and when needed at the Closing. As of the date hereof, Buyer has fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date hereof, in each case pursuant to and in accordance with the terms of the Commitment Letters.
(e)    None of the Guarantors, any Equity Financing Source, Buyer or any of their respective Affiliates has entered into any Contract, arrangement or understanding (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the transactions contemplated by this Agreement; or (ii) expressly prohibiting any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to the Purchased Subsidiaries in connection with the transactions contemplated by this Agreement.
(f)    Concurrently with the execution of this Agreement, the Guarantors have delivered to Seller the duly executed Limited Guaranty. The Limited Guaranty is in full force and effect, has not been amended or modified, and is a legal, valid, binding and enforceable obligation of each of the Guarantors enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity. No event has occurred which (with or without notice, lapse of time or both) would constitute a default on the part of any Guarantor under the Limited Guaranty.
(g)    For the avoidance of doubt, and notwithstanding anything contained herein to the contrary, in no event shall the funding of the Financing constitute a condition to Closing.
Section 4.06    Litigation. There are no Actions pending or, to the knowledge of Buyer, threatened in writing against Buyer, except for such Actions as would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or delay the ability of Buyer to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby.
Section 4.07    Solvency. Buyer is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of Buyer or any of its Subsidiaries. Assuming (i) that the representations and warranties of Seller contained in Section 3.06 and Section 3.08 of this Agreement are true and correct in all material respects and (ii) that the Purchased Subsidiaries on a consolidated basis are solvent as of immediately prior to Closing, immediately after giving effect to the transactions contemplated by this Agreement, Buyer and its Subsidiaries (including the Purchased Subsidiaries) on a consolidated basis (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the fair saleable value (determined on a going concern basis) of its assets will not, as of such date, be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred debts beyond its ability to pay as they mature or become due.
Section 4.08    Purchase for Investment. Buyer is purchasing the Purchased Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Interests and is capable of bearing the economic risks of such investment. Buyer understands and agrees that the Purchased Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.
Section 4.09    Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement for which Seller may be liable.
Section 4.10    No Other Representations and Warranties; No Reliance.
(a)    Buyer acknowledges and agrees that neither Seller nor any of its Affiliates (including any Retained Entity) or Representatives, nor any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Purchased Subsidiaries, the Retained Entities, the Shares, the Business or other matters in connection with this Agreement or the transactions contemplated hereby or by any Transaction Document that are not specifically included in Article III of this Agreement

(subject to the Disclosure Schedules) the certificate delivered by Seller pursuant to Section 8.02(c). Without limiting the generality of the foregoing, neither Seller nor any of its Affiliates (including any Retained Entity) or Representatives, nor any other Person, has made a representation or warranty to Buyer in connection with this Agreement or the transactions contemplated herby or by any Transaction Document with respect to, and neither Seller nor any other Person shall be subject to any Liability to Buyer or any other Person resulting from, Seller, any of its Affiliates (including any Retained Entity) or their Representatives making available to Buyer, (i) any projections, estimates or budgets for the Business or (ii) any materials, documents or information relating to Seller, the Retained Entities, the Purchased Subsidiaries or the Business made available to Buyer or its Representatives in certain “data rooms,” offering memoranda, confidential information memoranda, management presentations or otherwise. In connection with Buyer’s investigation of the Business, Seller has delivered, or made available to Buyer and its Affiliates and Representatives, certain projections and other forecasts, including projected financial statements, cash flow items and other data of Seller, the Retained Entities and their Subsidiaries relating to the Business and certain business plan information of the Business. Buyer acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Buyer and its Affiliates and Representatives shall have no claim against Seller, its Affiliates (including any Retained Entity) or any other Person with respect thereto. Accordingly, Buyer acknowledges that, without limiting the generality of Section 3.24, neither Seller, nor any of its Representatives (including any Retained Entity) or their Affiliates, have made any representation or warranty with respect to such projections and other forecasts and plans.
(b)    Notwithstanding anything contained in this Agreement, it is the explicit intent of the Parties that neither Seller nor any of its Affiliates (including any Retained Entity) or their Representatives are making any representation or warranty whatsoever, express or implied, in connection with this Agreement or the transactions contemplated hereby beyond those expressly given in Article III of this Agreement (subject to the Disclosure Schedules) the certificate delivered by Seller pursuant to Section 8.02(c), including any implied warranty or representation as to the value, condition, non-infringement, merchantability, suitability or fitness for a particular purpose as to any of the assets of the Purchased Subsidiaries and, except as expressly provided in Article III of this Agreement (subject to the Disclosure Schedules) or in the certificate delivered by Seller pursuant to Section 8.02(c), and subject to the terms and conditions of this Agreement and the other Transaction Documents, it is understood that Buyer is acquiring the Purchased Subsidiaries as is and where is with any and all faults and defects as of the Closing Date.
(c)    In furtherance of the foregoing, Buyer acknowledges that it is not relying on any representation or warranty of Seller or its Affiliates (including any Retained Entity) or their Representatives, other than those representations and warranties specifically set forth in Article III of this Agreement (subject to the Disclosure Schedules) or in the certificate delivered by Seller pursuant to Section 8.02(c). Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, Liabilities, results of operations and projected operations of the Business and the nature and condition of its properties, assets and businesses and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article III (subject to the Disclosure Schedules) the certificate delivered by Seller pursuant to Section 8.02(c).

ARTICLE V
Covenants
Section 5.01    Conduct of the Business.
(a)    From the date hereof until the Closing Date, except (A) as set forth in Schedule 5.01(a), (B) as required by applicable Law, (C) as otherwise expressly provided by the Transaction Documents, (D) in connection with the Pre-Closing Intercompany Assignments in accordance with the procedures set forth in Section 5.05 or the obtaining of any Replacement Contracts in respect of Shared Contracts in accordance with the procedures set forth in Section 5.04, (E) for any reasonable actions taken (or any reasonable failures to take action) in response to COVID-19 or any COVID-19 Measures, or (F) with Buyer’s prior written consent, Seller and its Affiliates shall, and shall cause their Subsidiaries to, use their reasonable best efforts to conduct the Business in the ordinary course of business consistent with past practices in all material respects and to preserve intact the present business organizations and goodwill of the Business. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except (1) as set forth in Schedule 5.01(a), (2) as required by applicable Law, (3) as otherwise expressly provided by the Transaction Documents, (4) in connection with the Pre-Closing Intercompany Assignments in accordance with the procedures set forth in Section 5.05 or the obtaining of any Replacement Contracts in respect of Shared Contracts in accordance with the procedures set forth in Section 5.04, (5) for any reasonable actions taken (or any reasonable failures to take action) in response to COVID-19 or any COVID-19 Measures, or (6) with Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Seller shall not, and shall cause its Affiliates (including each Purchased Subsidiary) not to take any of the following actions (but in each case, solely with respect to the Business (and not with respect to any Retained Business)):
(i)    sell, lease, license or otherwise dispose of any material properties, rights or assets of the Purchased Subsidiaries or the Business, except (A) pursuant to existing Contracts, or (B) for sales or non-exclusive licensing of products to customers in the ordinary course of business consistent with past practice in all material respects;
(ii)    create or otherwise incur any Lien on any material property, right or asset of any Purchased Subsidiary or the Business, other than Permitted Liens;
(iii)    make any loans, advances or capital contributions to, or investments in, any Person (other than (A) loans, advances or capital contributions to, or investments in, any of the Purchased Subsidiaries or (B) loans, advances or capital contributions from one Retained Entity to another Retained Entity or investments by one Retained Entity in another Retained Entity), other than advances to Business Employees for expenses or otherwise in the ordinary course of business consistent with past practices in all material respects;
(iv)    (A) amend or otherwise modify in any material respect, terminate (excluding any expiration in accordance with its terms), or waive any material right, claim or benefit under, any Material Contract, other than any such amendment, modification or waiver entered into or granted in the ordinary course of business consistent with past practices in all material respects, and which contains terms, taken as a whole, not materially less favorable to the Business than the terms of such Contract in effect as of the date of this Agreement; or (B) other than in the ordinary course of business, enter into any Contract that, if in effect on the date hereof, would constitute a Material Contract;

(v)    commence any material suit, litigation or arbitration (and excluding, for the avoidance of doubt ordinary course or immaterial disputes arising in the operation of the Business) or settle or agree to settle any pending or threatened material Action, in each case, which involves the Business or relates to the transactions contemplated by this Agreement;
(vi)    prepare or file any Tax Return inconsistent with past practice, make, revoke or change any material Tax election, change any annual Tax accounting period, file any amended income or other material Tax Return, agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, initiate or enter into any closing, voluntary disclosure or similar agreement with a Taxing Authority, settle or otherwise compromise any Tax claim, audit or assessment, surrender any right to claim a material refund of Taxes or a material offset or other material reduction in Liability for Taxes, or request any ruling or similar guidance from any Governmental Authority with respect to Taxes;
(vii)    make any material change in any method of financial accounting or financial accounting practice of Seller, the Retained Entities or any of their respective Subsidiaries (including the Purchased Subsidiaries) with respect to the Business, except for any such change required by reason of a change in GAAP or other applicable financial accounting standards;
(viii)    (A) enter into any employment or other similar agreement with any Business Employee or any amendment to any such existing agreement, (B) grant any new severance or termination pay to any Business Employee, (C) increase the compensation payable to any Business Employee, (D) enter into, amend or extend any Collective Bargaining Agreement or recognize any union or other labor organization as the bargaining representative for any Business Employees, or (E) amend or otherwise modify any Retained Plan so that it becomes an Assumed Plan, other than, in the case of clauses (A) through (D): (x) as provided under the terms of an Employee Plan or Purchased Subsidiary Plan in effect on the date hereof, (y) in the ordinary course of business consistent with past practice in all material respects or (z) to the extent uniformly applied to substantially all similarly situated employees of Seller and its Affiliates within a particular country;
(ix)    except for immaterial changes, amend the respective Organizational Documents of any of the Purchased Subsidiaries;
(x)    (A) create or otherwise incur any Lien (other than (I) Liens securing indebtedness outstanding under the Credit Facility (which Liens shall be released as of the Closing upon consummation of the transactions contemplated hereby) or (II) transfer restrictions of general applicability under applicable federal and state securities Laws) on any, or grant, issue or sell any, securities, securities convertible into or exchangeable or exercisable for, or evidencing the right to subscribe for, equity securities, or options, warrants or other rights to purchase equity interests, of any Purchased Subsidiary; (B) split, combine, subdivide or reclassify any equity interests of any Purchased Subsidiary; or (C) redeem, purchase or otherwise acquire any equity interests of any Purchased Subsidiary, or any options, warrants or other rights to purchase equity interests of any Purchased Subsidiary;
(xi)    acquire (by merger, consolidation, acquisition of equity or assets or otherwise) any Person, business line or operating division with a value or purchase price in the aggregate in excess of $7,500,000;

(xii)    (A) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Purchased Subsidiary or (B) with respect to any Purchased Subsidiary, file a petition in bankruptcy under any provision of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(xiii)    enter into any new line of business or abandon or discontinue any existing line of business;
(xiv)     (A) sell, assign, transfer, lease, license, encumber, abandon or permit to lapse any of its material Owned IP, except for non-exclusive licenses granted in the ordinary course of business, or (B) disclose any of its material trade secrets or other material confidential information to a third party who is not obligated to maintain the confidentiality of such trade secrets and confidential information;
(xv)    incur, issue, assume, guarantee or otherwise become liable for any indebtedness for borrowed money, other than (A) in an amount that, individually or in the aggregate, not including any amounts incurred pursuant to the following clauses (B) through (D), does not exceed $5,000,000, (B) intercompany indebtedness between or among the Purchased Subsidiaries, (C) revolving indebtedness pursuant to the Credit Facility and (D) indebtedness that will be included in Closing Date Indebtedness;
(xvi)    make any capital commitments or capital expenditures other than (A) as contemplated by the capital budget of the Business made available to Buyer prior to the date hereof or (B) as incurred in the ordinary course of business consistent with past practices in all material respects;
(xvii)    declare, set aside or pay any dividend or other distribution in respect of any equity interests of any Purchased Subsidiary, whether payable in cash, stock, units, property or otherwise, in each case, other than dividends and distributions (i) payable solely in cash that will be paid in full prior to the Closing or (ii) by a Purchased Subsidiary to another Purchased Subsidiary;
(xviii)    (A) except for terminations for cause or voluntary terminations by the applicable Business Employee, terminate any Business Employee, or (B) hire or engage any individual who provides services primarily in respect of the Business (and if so hired or engaged would be a Business Employee or a Contingent Provider), unless, in each case of clauses (A) and (B), the total annual base salary or base compensation rate payable to such individual or service provider does not exceed $200,000; or
(xix)    agree or commit to do any of the foregoing.
For the avoidance of doubt, from the date hereof until the Closing, Seller shall be permitted to (i) cause each Purchased Subsidiary to dividend, transfer, distribute or otherwise pay to Seller or any of its Affiliates any or all of the Cash and Cash Equivalents of such Purchased Subsidiary; and/or (ii) settle intercompany balances between any Purchased Subsidiary, on the one hand, and Seller or any of its Affiliates, on the other hand, and make capital increases in connection therewith.
(b)    Notwithstanding the foregoing, nothing in this Section 5.01 shall prohibit or otherwise restrict in any way the operation of the businesses of Seller or its Affiliates, except solely with respect to the conduct of the Business by Seller and its Affiliates, including through the Purchased Subsidiaries.

Section 5.02    Pre-Closing Access. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Seller or any of its Affiliates by third parties that may be in Seller’s any of its Affiliates’ possession from time to time, from the date hereof until the Closing Date, Seller shall, and shall cause its Affiliates to, (a) give Buyer and its Representatives reasonable access to the management and other senior personnel, properties, books, contracts, Tax Returns, records and other documents (including auditor’s work papers (subject to execution of customary access letters)) of Seller and its Affiliates to the extent relating primarily to the Business or the Purchased Subsidiaries, (b) furnish to Buyer and its Representatives such financial and operating data and other information to the extent relating primarily to the Business or the Purchased Subsidiaries as such Persons may reasonably request and (c) use commercially reasonable efforts to cause the appropriate (as determined by Seller) employees and executive officers of Seller and its Affiliates to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 5.02 shall be conducted (i) in accordance with all applicable Laws (including Competition Laws) and any COVID-19 Measures, (ii) during normal business hours, (iii) in such manner as not to interfere unreasonably with the normal conduct of the Business or any of the Retained Entities, (iv) subject to restrictions under the Leases, if any and (v) at Buyer’s sole cost and expense. Notwithstanding the foregoing, (A) Buyer shall not have access to (x) personnel records of the Business Employees relating to individual performance or evaluation records, medical histories or other information that in Seller’s opinion (in its sole discretion) is sensitive or the disclosure of which could subject Seller, the Retained Entities or any of their respective Subsidiaries to risk of Liability, (y) any real property owned or leased by Seller, the Retained Entities or their respective Subsidiaries for purposes of conducting any environmental sampling or testing or (z) any information to the extent relating to any Tax Return of Seller or any of the Retained Entities that does not constitute a Business Record and (B) Seller and its Affiliates may withhold (y) any information relating to the sale process for the Business and information and analysis (including financial analysis) relating thereto and (z) any document or information, as and to the extent necessary to avoid violation or waiver, if the disclosure of such document or information could reasonably be expected to violate any Contract or any Law or would result in the waiver of any legal privilege or work-product privilege; provided that, to the extent practicable and in accordance with such Contract or Law, and in a manner that does not result in the waiver of any such privilege, Seller and its Affiliates shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of this subclause (z) apply. Notwithstanding anything to the contrary in this Agreement, Seller may satisfy its obligations set forth in this Section 5.02 by electronic means if physical access is not permitted under applicable Law or not practicable as a result of COVID-19 or any COVID-19 Measures. Seller shall have the right to have a Representative present at all times during any such inspections, interviews and examinations. Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement.
Section 5.03    Regulatory Filings.
(a)    Subject to the terms and conditions of this Agreement, Buyer and Seller shall each use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority (including under any Competition Law) that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement (collectively, the “Regulatory Approvals”).

(b)    In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall, Seller shall cause its Affiliates to, and Buyer shall cause its Subsidiaries and the Buyer Controlling Persons to, (i) make or cause to be made all filings required of each of them or any of their respective Affiliates with respect to the transactions contemplated hereby as promptly as practicable and, with respect to filings under the HSR Act, no later than October 29, 2021, (ii) use reasonable best efforts to comply at the earliest practicable date with any request under any Competition Law or related to any Regulatory Approval for additional information, documents or other materials received by each of them or any of their respective Affiliates from any Governmental Authority in respect of such filings or such transactions and (iii) cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any Governmental Authority under any such Competition Laws or related to any Regulatory Approval with respect to any such filing or any such transaction. Each Party shall use its reasonable best efforts to furnish to the other Party all information required for any application or other filing to be made pursuant to any Competition Law or related to any Regulatory Approval in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 5.03 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient Party, and the recipient Party shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors or other Representatives of the recipient Party, unless express written permission is obtained in advance from the source of the materials. Each Party shall promptly inform the other Party hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filing or any such transaction. No Party shall independently participate in any meeting with any Governmental Authority in respect of any such filing or any investigation or other inquiry with respect to the transactions contemplated by this Agreement without giving the other Party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend or participate. Subject to applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the Competition Laws or related to any Regulatory Approval with respect to the transactions contemplated hereby. Whether or not the Closing occurs, Buyer shall be responsible for all costs, fees and payments (including filing fees) in connection with obtaining the Regulatory Approvals with respect to the transactions contemplated hereby.
(c)    In furtherance and not in limitation of the actions and obligations described in Section 5.03(b), Buyer shall use reasonable best efforts to promptly resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the Competition Laws or related to any Regulatory Approval. In connection therewith, if any Action is instituted (or threatened to be instituted), which Action challenges any transaction contemplated by this Agreement as in violation of any Competition Law or otherwise relates to any Regulatory Approval, Buyer and Seller shall use reasonable best efforts to promptly contest and resist any such Action, and seek to have promptly vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts the consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal. Buyer and Seller shall use reasonable best efforts to take such actions as may be required or advisable to cause the expiration or termination of the waiting, notice or review periods under the Competition Laws or with respect to any Regulatory Approval, in each case, with respect to the transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement. Buyer shall not, without the prior written consent of Seller, “pull-and-refile,” pursuant to 16 C.F.R. 803.12, any filing made under the HSR Act or take any similar action under the other Competition Laws or with respect to any Regulatory Approval, in each case, with respect to any filing made with any Governmental Authority.
(d)    Without limiting the generality of the foregoing, but subject in all events to the last sentence of this Section 5.03(d), Buyer further agrees that it shall, and shall cause its Subsidiaries to, to the extent necessary to obtain any Regulatory Approval or any waiver, permit, approval, clearance or consent from any Governmental Authority under any Competition Law or which is otherwise required to satisfy the conditions set forth in Section 8.01(a) or Section 8.01(b), as applicable, or to avoid the entry of or have lifted, vacated, reversed or terminated any Closing Legal Impediment, in each case, prior to the Outside Date, to promptly take the following actions: (i) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture, transfer, license or other disposition (including by licensing any Intellectual Property Rights) of any assets or businesses of the Purchased Subsidiaries (including any assets to be held thereby by virtue of the Replacement Contracts and the Pre-Closing Intercompany Assignments); (ii) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, behavioral limitations on the assets or businesses of the Purchased Subsidiaries (including any assets to be held thereby by virtue of the Replacement Contracts and the Pre-Closing Intercompany Assignments); (iii) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the termination, modification, transfer or other action with respect to any existing relationships and contractual rights and obligations of the Purchased Subsidiaries (including any assets to be held thereby by virtue of the Replacement Contracts and the Pre-Closing Intercompany Assignments); (iv) otherwise offer to take or offer to commit to take any action and, if the offer is accepted, take or commit to take such action, with respect to any assets or businesses of the Purchased Subsidiaries (including any assets to be held thereby by virtue of the Replacement Contracts and the Pre-Closing Intercompany Assignments); and (v) in the event that any permanent or preliminary injunction or other Governmental Order is entered or becomes reasonably foreseeable to be entered in any proceeding or other Action that would create a Closing Legal Impediment, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clauses (i), (ii), (iii) and (iv) of this Section 5.03(d)) necessary to vacate, modify or suspend such Closing Legal Impediment. Notwithstanding anything to the contrary herein, Buyer shall not be obligated under this Section 5.03(d) to sell, divest, transfer, license or otherwise dispose (including by licensing any Intellectual Property Rights) any assets, operations, rights, product lines, businesses or interests therein of the Purchased Subsidiaries (including any assets to be held thereby by virtue of the Replacement Contracts and the Pre-Closing Intercompany Assignments) with an aggregate value in excess of $200,000,000.
(e)    From the date of this Agreement until Closing, Buyer shall not, and shall cause its Subsidiaries and the Buyer Controlling Persons not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner, any assets or Person, if the execution and delivery of a definitive agreement relating to, or the consummation of, such acquisition would reasonably be expected to have, or has, the effect of (i) preventing the consummation of the transactions contemplated hereby or (ii) delaying the consummation of the transactions contemplated hereby beyond the Outside Date.
Section 5.04    Shared Contracts. Seller, on the one hand, and Buyer, on the other hand, shall, and shall cause their respective Affiliates to, cooperate with each other and shall use their commercially reasonable efforts to cause the Shared Contracts to be amended and/or replaced with separate contracts (the “Replacement Contracts”) that provide that (a) Seller or any Retained Entity designated by Seller receives contract rights and is bound by obligations under the Replacement Contracts that are substantially similar to those contract rights and obligations under the Shared Contracts applicable to the conduct of the Retained Business prior to the Closing and (b) any Purchased Subsidiary receives contract rights and is bound by obligations under the Replacement Contracts that are substantially similar to those contract rights and obligations under the Shared Contracts applicable to the conduct of the Business prior to the Closing. Buyer and Seller shall cooperate and provide each other with reasonable assistance in effecting such separation of the Shared Contracts prior to the Closing and, if not completed by the Closing with respect to any Shared Contract, for a period of six (6) months following the Closing Date. Notwithstanding the foregoing, none of Seller, Buyer or any of their respective Affiliates shall be required to expend any material amount of money, incur any Liabilities, commence any Action, or offer or grant any accommodation (financial or otherwise) to any third party, including any accommodation or arrangement to remain secondarily liable or contingently liable for any Liability of the other, in order to effect the separation of a Shared Contract or obtain any Replacement Contract. If Buyer and Seller are not able to effect the separation of a Shared Contract prior to the Closing, then after the Closing, until any such Shared Contract is separated, to the extent permissible under Law and under the terms of such Shared Contract, Buyer and Seller shall, or shall cause one of their Affiliates to, (i) assume and perform the Liabilities under such Shared Contract relating to (A) in the case of Buyer, the Business and (B) in the case of Seller, the Retained Business (and in each case, the applicable Party shall promptly reimburse the other Party for any reasonable expenses relating thereto incurred by the other Party or its Subsidiaries), (ii) hold in trust for the benefit of the other Party, and shall promptly forward to the other Party, any monies or other benefits received pursuant to such Shared Contract relating to the business of the other Party (or the business of its Subsidiaries) and (iii) use commercially reasonable efforts to institute alternative arrangements intended to put the Parties in a substantially similar economic position as if such Shared Contract was separated as described above; provided that, notwithstanding the foregoing, following the Closing, (x) no Party shall have any obligation to renew any Shared Contract upon the expiration or termination thereof and (y) to the extent any such Shared Contract contains an “evergreen” provision that automatically renews such Shared Contract unless terminated or cancelled by either party thereto, the applicable Party shall not be prohibited from terminating or canceling such Shared Contract as permitted pursuant to the terms thereof. Notwithstanding anything herein to the contrary, with respect to Liabilities arising under or resulting from any Shared Contract (whether first arising prior to or after the Closing, and including any such Liability under a Shared Contract as to which a Replacement Contract is not obtained prior to Closing), including any Liabilities resulting from any products or services provided under such Shared Contract, from and after the Closing (1) to the extent such Liabilities are related exclusively to the Business, Buyer and its Subsidiaries (including the Purchased Subsidiaries) shall be responsible for such Liabilities and shall indemnify and hold harmless Seller and its Affiliates (including the Retained Entities) for such Liabilities, (2) to the extent such Liabilities are related exclusively to the Retained Business, Seller and its Affiliates (including the Retained Entities) shall be responsible for such Liabilities and shall indemnify and hold harmless Buyer and its Affiliates (including the Purchased Subsidiaries) for such Liabilities and (3) to the extent such Liabilities are not clearly exclusively related to either the Business or the Retained Business, such Liabilities shall be allocated between the Business, on the one hand, and the Retained Business, on the other hand, based on the relative proportions of total benefits received (to the extent the Liabilities relate to a specific period, over such period, and otherwise over the term of such Shared Contract, measured up to the date of the allocation, without duplication) by the Business, on the one hand, or the Retained Business, on the other hand, under such Shared Contract and (A) Buyer and its Subsidiaries (including the Purchased Subsidiaries) shall be responsible for such Liabilities so allocated to the Business and shall indemnify and hold harmless Seller and its Affiliates (including the Retained Entities) for such Liabilities so allocated and (B) Seller and its Affiliates (including the Retained Entities) shall be responsible for such Liabilities so allocated to the Retained Business and shall indemnify and hold harmless Buyer and its Affiliates (including the Purchased Subsidiaries) for such Liabilities so allocated.

Section 5.05    Pre-Closing Intercompany Assignments and Wrong Pockets; Third Party Approvals.
(a)    Subject to Section 5.05(b) below, prior to the Closing, Seller shall, and shall cause its Affiliates to, (i) cause the Contracts, the Trademark and the Patent set forth in Schedule 5.05(a) and any other Contracts exclusively related to the Business held by Seller and its Affiliates (other than the Purchased Subsidiaries) to be assigned to a Purchased Subsidiary and (ii) in the event that Seller or any of its Affiliates determine that any tangible or intangible assets or properties held by Seller or one of its Affiliates are required to be transferred to a Purchased Subsidiary at or prior to the Closing in order for the Purchased Subsidiaries to be able to operate the Business as of immediately following the Closing in all material respects in the manner in which it is conducted on the date hereof (after giving effect to all other rights of Buyer or the Purchased Subsidiaries pursuant to this Agreement, the Transition Services Agreement, the Commercial Agreements and the other Transaction Documents and after giving effect to all other Pre-Closing Intercompany Assignments and the entry into all Replacement Contracts), Seller shall cause such asset or property to be assigned to a Purchased Subsidiary (the transactions contemplated by clauses (i) and (ii), the “Pre-Closing Intercompany Assignments”).
(b)    Notwithstanding the foregoing Section 5.05(a), this Agreement shall not constitute an agreement to assign any Contract, Trademark, Patent or other asset or property pursuant to the Pre-Closing Intercompany Assignments if such assignment, without the consent of, or other action by, any third party or any Governmental Authority, would constitute a breach or violation of any Contract or applicable Law (or other duty owed to such third party or Governmental Authority) or adversely affect the rights of Buyer or any of its Subsidiaries (including the Purchased Subsidiaries) thereunder (collectively, the “Non-Permitted Transfers”). In the event any Non-Permitted Transfers exist, Seller shall, and shall cause its Affiliates to use commercially reasonable efforts to obtain the consents, waivers, approvals, orders and authorizations necessary to effect the Non-Permitted Transfers (collectively, the “Third Party Approvals”) prior to the Closing, and Buyer shall reasonably cooperate with Seller and its Affiliates in connection therewith. To the extent that any Third Party Approval has not been obtained prior to the Closing, for up to six (6) months after the Closing Date, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts, at the Buyer’s request, to endeavor to obtain such Third Party Approvals, and Buyer shall reasonably cooperate with Seller and its Affiliates in connection therewith. Notwithstanding the foregoing, none of Seller, Buyer or any of their respective Affiliates shall be required to expend any material amount of money, incur any Liabilities, commence any Action, or offer or grant any accommodation (financial or otherwise) to any third party, in order to obtain any such Third Party Approval. In addition, to the extent permitted by Law and any applicable Contract, in the event any Third Party Approval related to any particular Contract, Trademark, Patent or other asset or property has not been obtained by the Closing, at Buyer’s request, Seller and its Affiliates shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to Buyer and its Subsidiaries (including the Purchased Subsidiaries) the economic and, to the extent permitted under applicable Law and not prohibited by such Contract, Trademark, Patent or other asset or property, operational equivalent of the transfer of such Contract, Trademark, Patent or other asset or property to Buyer as of the Closing, and shall hold in trust for and pay to Buyer or any Subsidiary of Buyer, as designated by Buyer, promptly upon receipt thereof, all income, proceeds and other monies received by Seller or its Affiliates with respect to such Contract, Trademark, Patent or other asset or property, as applicable, to the extent related to such Contract, Trademark, Patent or other asset or property in connection with the arrangements under this Section 5.06(b) until such time as the Third Party Approval is obtained, but in no event longer than six (6) months after the Closing Date. For the period beginning on the Closing Date and not to exceed six (6) months after the Closing Date, Seller shall comply with all applicable covenants and obligations under any Contract, Trademark, Patent or other asset or property as to which a Third Party Approval has not been obtained, including the payment of any costs or expenses in connection therewith, which shall be performed by Seller or its Affiliates for Buyer’s account and Buyer shall promptly (but in no event later than ten (10) Business Days following receipt of an invoice from Seller) reimburse Seller for any actual and documented out-of-pocket costs, expenses or payments made by Seller in respect of such Contract, Trademark, Patent or other asset or property. Notwithstanding the foregoing, following the Closing Date, Seller and its Affiliates shall have no obligation to renew any Contract as to which a Third Party Approval has not been obtained upon the expiration or termination thereof. In addition, to the extent that any such Contract contains an “evergreen” provision that automatically renews such Contract unless terminated or cancelled by either party thereto, Seller and its Affiliates shall not be prohibited from terminating or canceling such Contract as permitted pursuant to the terms thereof. Notwithstanding anything herein to the contrary, with respect to Liabilities arising under or resulting from any Contract, Trademark, Patent or other asset or property required to be assigned pursuant to the Pre-Closing Intercompany Assignments (whether first arising prior to or after the Closing, and including any such Liability under a Contract, Trademark, Patent or other asset or property that is unable to be assigned prior to Closing due to a Non-Permitted Transfer), including any Liabilities resulting from any products or services provided under such Contract, Trademark, Patent or other asset or property, from and after the Closing, Buyer and its Subsidiaries (including the Purchased Subsidiaries) shall be responsible for such Liabilities and shall indemnify and hold harmless Seller and its Affiliates (including the Retained Entities) for such Liabilities, in each case, as long as Seller is in compliance with its obligations under this Section 5.05(b).
Section 5.06    Consents Generally.
(a)    Buyer acknowledges that certain consents and approvals may be required as a result of the transactions contemplated by this Agreement, including from Governmental Authorities or from parties to Contracts to which Seller and its Affiliates, including the Purchased Subsidiaries are a party (including, for the avoidance of doubt, any Third Party Approvals and any consent or approval required in connection with any Shared Contract or Replacement Contract) and that such consents and approvals (collectively, “Change of Control Consents”) have not been obtained and may not be obtained. Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain the Change of Control Consents prior to the Closing; provided, however, that notwithstanding anything to the contrary herein, the Parties agree and acknowledge that none of Seller, Buyer or any of their respective Affiliates shall be required to expend any material amount of money, incur any Liabilities, commence any Action, or offer or grant any accommodation (financial or otherwise) to any third party, in order to obtain any such Change of Control Consent.
(b)    Notwithstanding anything to the contrary herein, Buyer agrees that Seller, the Retained Entities and their respective Affiliates shall not have any Liability whatsoever to Buyer or its Affiliates (and Buyer and its Affiliates shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any Change of Control Consents, including because of the default, acceleration or termination of or loss of right under any Contract as a result thereof, and that failure to obtain any Change of Control Consent shall not, in and of itself, constitute a condition to Closing. Buyer further agrees that, to the extent Seller has complied with its obligations under Section 5.06(a), no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition to Closing shall be deemed not to be satisfied, as a result of the failure to obtain any Change of Control Consent or as a result of any such default, acceleration or termination or loss of right or any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any Change of Control Consent or any such default, acceleration or termination or loss of right.

Section 5.07    Wrong Pockets. In the event that at any time or from time to time after the Closing Date, Seller or the Retained Entities receives or otherwise possesses any right, property or asset that should belong to Buyer pursuant to this Agreement (including Cash and Cash Equivalents), Seller shall as promptly as reasonably practicable transfer, or cause to be transferred, such right, property or asset to Buyer or the appropriate Purchased Subsidiary, designated by Buyer, for no additional consideration and net of Seller’s and the Retained Entities’ third-party out-of-pocket costs incurred to effectuate such transfer, and to the extent such asset is Cash and Cash Equivalents, Seller shall provide a general explanation or description of such transfer. Prior to any such transfer, Seller shall hold such asset in trust for the benefit of Buyer. In the event that at any time or from time to time after the Closing Date, Buyer or any of its Affiliates, including the Purchased Subsidiaries, receives or otherwise possesses any property or asset that should belong to Seller or any of the Retained Entities pursuant to this Agreement (including Cash and Cash Equivalents), Buyer shall as promptly as reasonably practicable transfer, or cause to be transferred, such asset to Seller or the appropriate Retained Entity, designated by Seller, for no consideration and net of Buyer’s actual and documented out-of-pocket costs to effectuate such transfer, and to the extent such asset is Cash and Cash Equivalents, Buyer shall provide a general explanation or description of such transfer. Prior to any such transfer, Buyer shall hold such asset in trust for the benefit of Seller.
Section 5.08    Intercompany Balances; Affiliate Transactions.
(a)    Except as set forth in Schedule 5.08(a), all intercompany balances between any of the Purchased Subsidiaries, on the one hand, and Seller or any of the Retained Entities, on the other hand, shall be eliminated by discharge or otherwise in their entirety effective at or prior to the Closing.
(b)    Except for the Transaction Documents or the Contracts set forth on Schedule 5.08(b), on or prior to the Closing, Seller shall take all actions necessary to cause any and all Contracts between Seller or any of the Retained Entities, on the one hand, and any Purchased Subsidiary, on the other hand, to have been terminated.
Section 5.09    Business Guarantees.
(a)    Prior to the Closing, Buyer and Seller shall, and shall cause their respective Affiliates to, cooperate and use their respective commercially reasonable efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Seller, on or before the Closing Date, valid and binding written unconditional releases of Seller and any Retained Entity, as applicable, from any Liability, whether arising before, on or after the Closing Date, under any Business Guarantees and any other guarantees, letters of credit, bonds, sureties and other credit support or assurances provided by Seller or any of the Retained Entities in support of any obligation of the Business (other than those set forth on Schedule 1.01(a)) identified in writing by Seller to Buyer following the date of this Agreement (“Additional Business Guaranties”), which shall be effective as of the Closing, including by furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request.
(b)    If any Business Guarantee or Additional Business Guarantee has not been fully and unconditionally released as of the Closing, (i) Buyer and Seller shall cooperate and use their respective commercially reasonable efforts to terminate, or, if the Parties are unable to so terminate, cause Buyer or one of its Subsidiaries to be substituted in all respects for Seller or any Retained Entity in respect of, all obligations under such Business Guarantees or Additional Business Guarantees, (ii) to the extent that the Parties are unable to cause such termination or substitution on commercially reasonable terms, the Retained Entities, as applicable, shall continue such Business Guarantees or Additional Business Guarantees for a period of no longer than six (6) months following the Closing, and Buyer shall indemnify and hold harmless Seller and the Retained Entities and their respective equityholders or Representatives for any Liabilities arising from or relating to such Business Guarantees or Additional Business Guarantees, including any claim or demand for payment made on Seller or any Retained Entity under, and any fees in connection with the issuance and maintenance of, any letters of credit or surety or performance bonds and (iii) Buyer shall not, and shall not permit any of the Purchased Subsidiaries to (A) renew or extend the term of, (B) increase its obligations under, (C) transfer to another third party or (D) amend in any manner, except (x) as contemplated pursuant to clause (i) above, (y) if such amendment could not reasonably be expected to increase the Liabilities of Seller or the Retained Entities or any of their respective Affiliates and is not otherwise adverse to Seller or any of the Retained Entities or any of their respective Affiliates, or (z) as otherwise required by this Agreement, any loan, Contract or other obligation for which Seller or any Retained Entity is, or would reasonably be expected to be, liable under such Business Guarantee or Additional Business Guarantee. To the extent that Seller or the Retained Entities have performance obligations under any Business Guarantee or Additional Business Guarantee, Buyer will use commercially reasonable efforts to (x) perform such obligations on behalf of Seller and the Retained Entities or (y) otherwise take such action as reasonably requested by Seller so as to put Seller and the Retained Entities in the same position as if Buyer, and not Seller or a Retained Entity, had performed or were performing such obligations.
(c)    Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that (i) at any time on or after the five (5) month anniversary of the Closing Date, Seller and each of the Retained Entities may, in such Person’s sole discretion, take any action to terminate, obtain release of or otherwise limit its Liability under any and all outstanding Business Guarantees or Additional Business Guarantees and (ii) at any time on or after the Closing Date, neither Seller nor any Retained Entity will have any obligation to renew any letters of credit or surety or performance bonds issued on behalf of any Purchased Subsidiary or the Business after the expiration of any such letters of credit or surety or performance bonds.
Section 5.10    Use of Retained Marks.
(a)    Buyer and its Affiliates have, and after the Closing, the Purchased Subsidiaries shall have, no right, title, interest, license or any other right whatsoever in the Retained Marks, and neither Seller nor any of its Affiliates have, pursuant to the Transaction Documents or otherwise, assigned such right, title, interest, license or other right to Buyer, its Affiliates or the Purchased Subsidiaries other than to the extent necessary for the use of the Retained Marks as described in this Section 5.10.
(b)    Subject to the terms of this Section 5.10, as of the Closing, Buyer shall, and shall cause the Purchased Subsidiaries to, cease and discontinue any use of the Retained Marks, refrain from any future application, incorporation, reproduction or display of all Retained Marks, and at Buyer’s sole cost and expense, remove all Retained Marks from any marketing and promotional materials, invoices, business cards, schedules, displays, signs, stationery, technical guidelines, data sheets, product manuals, packing materials, inventory labels and other supplies and similar materials used in the Business (collectively, “Business Materials”), in each case, whether such Business Materials are held by Buyer or the Purchased Subsidiaries or under the control of Buyer or the Purchased Subsidiaries; provided that, Seller hereby grants Buyer and the Purchased Subsidiaries a non-exclusive, non-sublicensable, non-transferable, paid-up royalty-free license, for a period of nine (9) months following the Closing, to continue to use any Business Materials that were previously created and included in the inventory of the Business and that incorporate the Retained Marks, solely in the manner such Business Materials were used in the Business prior to the Closing and solely to the extent that Buyer and the Purchased Subsidiaries maintain the same quality of the goods and services associated with the Retained Marks as was maintained prior to the Closing and in compliance with all applicable laws and good trademark practice. All goodwill associated with the Buyer’s and the Purchased Subsidiaries’ use of the Retained Marks shall inure solely to the benefit of Seller and the Retained Entities.
(c)    Before the Closing, (i) Seller and its Affiliates (including the Purchased Subsidiaries) may execute and file all documents as shall be necessary or desirable to change the name of the Purchased Subsidiaries to remove any Retained Marks, including the word “TransUnion” or any derivation or translation thereof, from such names and (ii) to the extent not already changed by Seller or its Affiliates (including the Purchased Subsidiaries) prior to the Closing Date, as promptly as practicable after the Closing but in no event later than thirty (30) days after the Closing Date, Buyer shall, and shall cause the Purchased Subsidiaries to, at Buyer’s sole cost and expense, change the names of the Purchased Subsidiaries to remove any Retained Marks, including the word “TransUnion” or any derivation or translation thereof, including filings with the applicable Governmental Authority of each jurisdiction in which the ownership or the operation of the Purchased Subsidiaries’ assets or the character of its activities is such as to require it to be licensed or qualified in such jurisdiction, and providing notice to all customers, vendors and other suppliers of such name change, which notice in the case of clause (ii) shall be in a form to be agreed between Buyer and Seller in writing, with Seller’s and Buyer’s consent each not to be unreasonably withheld, conditioned, or delayed.
Section 5.11    Representation and Warranty Insurance. In the event that Buyer is issued a representation and warranty insurance policy with respect to this Agreement, Buyer shall cause such policy to provide that (i) the insurer under such policy shall have no right of subrogation, contribution or otherwise against Seller or any of its Affiliates or Representatives, and the insurer under such policy has waived any such right of subrogation, contribution or otherwise except against Seller in the case of Fraud; and (ii) the foregoing provision described in clause (i) shall not be amended or waived without the prior written consent of Seller, and that Seller is an intended third party beneficiary of such provision. Buyer shall not agree to any amendment, variation or waiver of such representation and warranty insurance policy (or do anything that has a similar effect) that would adversely impact Seller or its Affiliates or Representatives without Seller’s prior written consent.
Section 5.12    Insurance. Notwithstanding the acquisition of the Purchased Interests by Buyer, Seller hereby expressly excludes, and does not assign, transfer or convey to Buyer, any rights or benefits of or to any insurance policies of Seller or its Affiliates (excluding any insurance policies of and solely with respect to the Purchased Subsidiaries or their respective predecessors) which might relate to, cover or insure Seller or its Affiliates for loss of or Liability arising from the Business or the use, ownership or operation of the assets of the Purchased Subsidiaries, regardless of whether such assignment, right or benefit arises by statute, agreement or operation of Law, including defense and indemnity benefits attributable to or arising from or under such policies. Following the Closing, Buyer shall not, and shall cause its Affiliates (including the Purchased Subsidiaries) not to, assert any right, claim or interest to or under any insurance policies of Seller or its Affiliates (excluding any insurance policies of and solely with respect to the Purchased Subsidiaries or their respective predecessors) or rights to proceeds thereof in effect on or prior to the Closing Date relating to the Business or the Purchased Subsidiaries. In furtherance thereof, Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Purchased Subsidiaries), hereby waives any and all rights to or under any such insurance policies unless such waiver would be adverse to the interests of Seller or any of its Affiliates.
Section 5.13    Production of Witnesses; Third Party Claims; Split Litigation.
(a)    From and after the Closing, Seller, on the one hand, and Buyer, on the other hand, shall use their commercially reasonable efforts to make available to each other, upon reasonable written request, their (and their Affiliates’) respective officers, directors, employees and agents for fact finding, consultation and interviews and as witnesses to the extent that any such individual may reasonably be required in connection with any Actions in which the requesting Party may from time to time be involved relating to the conduct of the Business or the Retained Business prior to or after the Closing. Access to such Persons shall be granted during normal business hours at a location and in a manner reasonably calculated to minimize disruption to such individuals, the Business and the Retained Business, as applicable. Seller and Buyer agree to reimburse each other for reasonable and documented out-of-pocket expenses, including reasonable and documented attorneys’ fees, but excluding officers’ or employees’ salaries or other wages, incurred by any other Party or its Affiliates in connection with providing individuals and witnesses pursuant to this Section 5.13(a). Notwithstanding the foregoing, the provisions in Article VI shall govern with respect to Tax-related matters to the extent any provision in Article VI is in conflict with this Section 5.13(a). For the avoidance of doubt, no Party shall have an obligation to cooperate, make available personnel or disclose any documents or other information pursuant to this Section 5.13(a), Section 5.14(b) or Article VI, if Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in any Action and such assistance, testimony, documents or other information is reasonably pertinent thereto; provided that, nothing in this Section 5.13(a) shall limit in any respect any rights a Party may have with respect to discovery or the production of documents or other information in connection with any such Action.
(b)    Following the Closing, in the event of any assertion or commencement of any Action by a third party (i) against Seller or any of its Affiliates (including the Retained Entities), which imposes (or purports to impose) Liabilities on Seller or such Affiliates relating to the conduct of the Business (whether such conduct is prior to or following the Closing), Buyer and its Affiliates (including the Purchased Subsidiaries) shall be responsible for such Liabilities and shall indemnify and hold harmless Seller and its Affiliates (including the Retained Entities) for such Liabilities (a “Buyer Responsible Third Party Claim”); or (ii) against Buyer or any of its Affiliates (including the Purchased Subsidiaries), which imposes (or purports to impose) Liabilities on Buyer or such Affiliates relating to the conduct of the Retained Business (whether such conduct is prior to or following the Closing), Seller and its Affiliates (including the Retained Entities) shall be responsible for such Liabilities and shall indemnify and hold harmless Buyer and its Affiliates (including the Purchased Subsidiaries) for such Liabilities (a “Seller Responsible Third Party Claim” and, together with the Buyer Responsible Third Party Claims, “Third Party Claims”). Each Party will provide the other with prompt written notice of any Third Party Claim; provided that delay or failure to give such notice will not relieve any Party of any Liability for which it is responsible under this Section 5.13(b), unless and to the extent it is materially prejudiced thereby. The Party allegedly responsible for any Liabilities arising out of a Third Party Claim under this Section 5.13(b) (a “Responsible Party”) shall have the right, by giving written notice to the other Party (a “Non-Responsible Party”) within twenty (20) Business Days of being notified by the Non-Responsible Party of such Third Party Claim, to assume the defense of such Non-Responsible Party against any such Third Party Claim with counsel selected by the Responsible Party and reasonably satisfactory to the Non-Responsible Party (it being understood that Seller is hereby deemed to have assumed the defense of the Retained Matters notwithstanding the lack of having provided such notice (and existing counsel to Seller on the Retained Matters is hereby deemed reasonably satisfactory to Buyer)); provided, that (A) such Responsible Party shall cooperate and consult with the Non-Responsible Party in connection with such Third Party Claim, and the Non-Responsible Party shall be entitled to participate in the defense of any such Third Party Claim at its sole cost and expense, (B) the Responsible Party shall not consent to the entry of any judgment, or enter into any settlement or compromise, with respect to the Third Party Claim without the prior written consent of the Non-Responsible Party (which consent shall not be unreasonably withheld, conditioned or delayed), other than a judgment, settlement or compromise that (1) is on exclusively monetary terms with such monetary amounts paid by the Responsible Party concurrently with the effectiveness of the, judgment, settlement or compromise, (2) does not involve any finding or admission of violation of Law or admission of wrongdoing by the Non-Responsible Party and, (3) provides in customary form, an unconditional release of, or dismissal with prejudice of, all claims against any the Non-Responsible Party and its Affiliates potentially affected by such Third Party Claim and (C) except with respect to the Retained Matters, the Responsible Party shall not be entitled to assume the defense of any Third Party Claim if the Third Party Claim (x) seeks an order, injunction or other equitable relief, or otherwise brings any criminal or quasi-criminal claims, against the Non-Responsible Party or (y) is a Split Litigation (in which case, Section 5.13(c) shall apply). Notwithstanding anything to the contrary set forth in this Agreement and notwithstanding that each Retained Matter was asserted and commenced prior to the Closing, the parties acknowledge and agree that (x) each Retained Matter shall be deemed to be a Seller Responsible Third Party Claim for all purposes of this Agreement and the provisions of this Section 5.13(b) shall apply to each Retained Matter, mutatis mutandis, (y) Seller and its Affiliates (including the Retained Entities) shall be responsible for any Liabilities relating to any Retained Matter and shall indemnify and hold harmless Buyer and its Affiliates (including the Purchased Subsidiaries) for such Liabilities, and (z) Buyer and its Affiliates (including the Purchased Subsidiaries) shall not be responsible for, and shall not be required to indemnify and hold harmless Seller and its Affiliates for, any Liabilities relating to any Retained Matters.
(c)    In the event of any Third Party Claim which either (I) names as a party to such Third Party Claim both a Retained Entity (or any post-Closing Affiliate thereof) and a Purchased Subsidiary (or any post-Closing Affiliate thereof) or (II) imposes (or purports to impose) Liabilities on a Party (or its Affiliates) relating to the conduct of both the Business and the Retained Business (each of clause (I) and (II), a “Split Litigation”), then each of Buyer and Seller (or their applicable Affiliates) shall be entitled to defend such Split Litigation to the extent of any claims brought against such Party or its Affiliate named thereto or to the extent of any Liabilities for which such Party is responsible under Section 5.13(b) (i.e., Buyer shall be entitled to defend such Split Litigation to the extent of any Liabilities relating to the conduct of the Business, except any Retained Matter, and Seller shall be entitled to defend such Split Litigation to the extent of any Liabilities relating to the conduct of the Retained Business or any Retained Matter). The Parties shall make reasonable efforts to cooperate and consult with each other in connection with the defense of any such Split Litigation (including by providing each other the opportunity to review and comment on any filings, submissions and documentation, or to participate in any conferences and meetings, relating to such Split Litigation which may impact the potential Liability for which the other Party is responsible under this Section 5.13(c)), to the extent possible without waiving the attorney-client privilege, work product doctrine, joint defense privilege, common interest privilege, or other privilege and protection. The Parties may obtain separate counsel of their own choosing and at their own expense, in connection with any Split Litigation. If counsel for the Split Litigation is jointly agreed among the Parties, the costs and expenses of counsel for the Split Litigation shall be allocated among the Parties in the same manner as the other Liabilities for such Split Litigation. No Party shall consent to the entry of any judgment, or enter into any settlement or compromise, with respect to any Split Litigation without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that (i) each Party shall be entitled to consent to the entry of any judgment, or enter into any settlement or compromise of a portion of such Split Litigation, to the extent solely related to any Liabilities for which such Party is responsible under Section 5.13(b), so long as such judgment, settlement or compromise does not materially and adversely impact the ability of the other Party to defend, settle or compromise any remaining portion of such Split Litigation or otherwise materially increase such other Party’s exposure or Liability under such remaining portion of such Split Litigation and (ii) in the event that either Party or its Affiliates is a named party to such Split Litigation, but such Split Litigation relates solely to Liabilities for which the other Party is responsible under Section 5.13(b) (i.e., Seller or its Affiliates are named parties to a Split Litigation relating solely to the conduct of the Business or Buyer or its Affiliates are named parties to a Split Litigation relating solely to the conduct of the Retained Business), then the Parties will cooperate with each other and use commercially reasonable efforts to have the Non-Responsible Party removed and released as a named party to such Split Litigation.
Section 5.14    Retention of Books and Records and Post-Closing Access.
(a)    Seller and its Affiliates may retain a copy of any or all of the Business Records and any other materials that are otherwise in the possession or under the control of Seller or any of its Affiliates relating to the conduct of the Business or to the Purchased Subsidiaries on or before the Closing Date. Buyer agrees to hold at least one copy of all Business Records of the Purchased Subsidiaries that exist as of the Closing and, unless otherwise consented to in writing by Seller and subject to destruction of correspondence in the ordinary course of business consistent with past practice in accordance with customary retention policies and applicable Law, not to destroy or dispose of such copy for a period of seven (7) years from the Closing Date or such longer time as may be required by Law, and if thereafter Buyer proposes to destroy or dispose of such copy, Buyer shall offer first in writing at least sixty (60) days prior to such proposed destruction or disposition to surrender such copy to Seller upon Seller’s request and at Seller’s expense.
(b)    From and after the Closing, Buyer shall, and shall cause its Subsidiaries (including the Purchased Subsidiaries) to, (i) give Seller and its Representatives reasonable access to the Business Records of Buyer and its Subsidiaries, including the Purchased Subsidiaries, to the extent relating to the Business or operations of the Purchased Subsidiaries on or before the Closing Date, (ii) furnish to Seller and its Representatives such financial and operating data and other information relating to the Business or the operations of the Purchased Subsidiaries on or before the Closing Date and (iii) use commercially reasonable efforts to cause the employees of Buyer and its Subsidiaries (including the Purchased Subsidiaries) to cooperate with Seller and its Representatives, in each case, to the extent reasonably requested by Seller in connection with accounting, Tax, U.S. Securities and Exchange Commission (“SEC”) (or other applicable securities Law) reporting and other similar needs. From and after the Closing, Seller shall, and shall cause the Retained Entities to, (A) give Buyer and its Representatives reasonable access to the Business Records of Seller and the Retained Entities to the extent relating to the Business on or before the Closing Date, (B) furnish to Buyer and its Representatives such financial and operating data and other information to the extent relating to the Business on or before the Closing Date and (C) use commercially reasonable efforts to cause the employees of Seller and the Retained Entities to cooperate with Buyer and its Representatives, in each case, to the extent reasonably requested by Buyer in connection with accounting, Tax, SEC (or other applicable securities Law) reporting and other similar needs to the extent relating to the Business on or before the Closing Date. Any such access shall be granted (i) in a manner as not to interfere unreasonably with the conduct of the business of the Party granting such access, (ii) during normal business hours and (iii) at the sole cost and expense of the Party requesting such access. Notwithstanding the foregoing, any Party may withhold such access, as and to the extent necessary to avoid violation or waiver, to any document or information the disclosure of which could reasonably be expected to violate any Contract or any Law or would result in the waiver of any legal privilege or work-product privilege; provided that, to the extent practicable and in accordance with such Contract or Law, and in a manner that does not result in the waiver of any such privilege, such Party shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which these restrictions apply; provided, further, that nothing in this Section 5.14(b) shall limit in any respect any rights any Party may have with respect to discovery or the production of documents or other information in connection with any litigation. Notwithstanding anything to the contrary in this Agreement, Buyer and Seller may satisfy their obligations set forth in this Section 5.14(b) by electronic means if physical access is not permitted under applicable Law or not practicable as a result of COVID-19 or any COVID-19 Measures.

(c)    Notwithstanding the foregoing, the provisions of Article VI shall govern with respect to Tax-related matters to the extent any provision in Article VI is in conflict with Section 5.14(a) or Section 5.14(b).
Section 5.15    Confidentiality.
(a)    Subject to Section 5.16, Seller shall not, and shall cause the Retained Entities not to, and shall instruct their Representatives not to, directly or indirectly, for a period of three (3) years after the Closing Date, without the prior written consent of Buyer, disclose to any third party (other than each other and their respective Representatives) any confidential information with respect to the Business, the Purchased Subsidiaries, or Buyer or any of its Affiliates; provided that, the foregoing restriction shall not (i) apply to any information (w) pertaining to the Retained Business, (x) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.15(a)), (y) that was independently developed by Seller or any of the Retained Entities (other than by the Business prior to the Closing) without use of or reference to any confidential information with respect to the Business, the Purchased Subsidiaries, or Buyer or any of its Affiliates, or (z) that was made available to Seller by a third party that was not, to Seller’s knowledge, prohibited from disclosing such information, or (ii) prohibit any disclosure (x) required by Law or any listing agreement with any national securities exchange, or required or requested by any Governmental Authority or pursuant to a subpoena, civil investigative demand or other similar process by a court of competent jurisdiction, so long as, to the extent permitted by Law or any such listing agreement and reasonably practicable under the circumstances, Seller provides Buyer with reasonable prior notice of such disclosure and cooperates with Buyer, at Buyer’s request and expense, in connection with any efforts to prevent or limit the scope of such disclosure, (y) necessary to be made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby or (z) of the terms of this Agreement, the Transaction Documents (other than the Commitment Letters and the Limited Guarantee) or the transactions contemplated hereby or thereby (including each Party’s rights and obligations hereunder and thereunder) to any purchaser or prospective purchaser or financing source or underwriter (or any of their respective representatives) of Seller or any of its Affiliates in connection with such Person’s financial, accounting, Tax or similar due diligence of Seller or any of its Affiliates in furtherance of an acquisition, financing or securities issuance, including any disclosure required under the Credit Facility, provided that any Person to whom confidential information is disclosed pursuant to this clause (z) owes a contractual or other professional duty of confidentiality to Seller or its Affiliates with respect to such disclosed information.
(b)    Subject to Section 5.16, Buyer shall not, and shall cause its Subsidiaries (including, after the Closing, the Purchased Subsidiaries) not to, and shall instruct its Representatives not to, directly or indirectly, for a period of three (3) years after the Closing Date, without the prior written consent of Seller, disclose to any third party (other than each other and their respective Representatives) any confidential information with respect to the Retained Business or the Retained Entities; provided that, the foregoing restriction shall not (i) apply to any information (x) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.15(b)), (y) that was independently developed by Buyer or any of its Subsidiaries (other than the Purchased Subsidiaries) without use of or reference to any confidential information with respect to the Retained Business or the Retained Entities or (z) that was made available to Buyer by a third party that was not, to Buyer’s knowledge, prohibited from disclosing such information, or (ii) prohibit any disclosure (y) required by Law or any listing agreement with any national securities exchange, or required or requested by any Governmental Authority or pursuant to a subpoena, civil investigative demand or other similar process by a court of competent jurisdiction, so long as, to the extent permitted by Law or any such listing agreement and reasonably practicable under the circumstances, Buyer provides Seller with reasonable prior notice of such disclosure and cooperates with Seller, at

Seller’s request and expense, in connection with any efforts to prevent or limit the scope of such disclosure, or (z) necessary to be made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby.
Section 5.16    Public Announcements. Seller and Buyer agree that no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any Party without the prior consent of the other Party, except that (i) each of the Retained Entities and their Subsidiaries, on the one hand, and Buyer and its Subsidiaries (including the Purchased Entities from and after the Closing), on the other hand, may make announcements of information contained in a public announcement previously consented to hereunder from time to time to their respective employees, customers, suppliers and other business relations, and (ii) Seller and Buyer may make announcements as they may reasonably determine is necessary to comply with applicable Law (including SEC requirements) or the requirements of any agreement to which they or any of their Affiliates is a party as of the date hereof, including any listing agreement with any national securities exchange provided, that, to the extent practicable, the disclosing Party will use reasonable efforts to (x) advise and consult with the other Party before making such announcement and (y) provide such other Party a reasonable opportunity to review and comment on such announcement and consider in good faith any such comments. Notwithstanding the foregoing, Buyer and Seller shall cooperate to prepare a press release of each of Buyer and Seller (at the option of such Person) to be issued on or promptly (and in any event within one (1) Business Day) after the date of this Agreement and on the Closing Date. Notwithstanding anything to the contrary contained in this Section 5.16, (A) Buyer and Seller shall be permitted to disclose the execution of this Agreement and the consummation of the transactions contemplated by this Agreement (but not, for the avoidance of doubt, the terms and conditions (including price terms) of the transactions contemplated hereby except to the extent they reasonably determine such disclosure is necessary to comply with applicable Law (including SEC requirements) or the requirements of any listing agreement with any national securities exchange) on their respective websites and (B) Buyer and its Affiliates may disclose the transactions contemplated by this Agreement and any term hereof to its (or its or their respective sponsors’) direct or indirect, current and prospective, limited partners or other investors to the extent required by the governing documents with those limited partners or in connection with their ordinary course business operations, including private equity/fund formation, fundraising, marketing, syndication, informational or reporting activities, in each case, so long as such limited partners or other investors are subject to confidentiality obligations with respect to such information.
Section 5.17    Non-Solicitation; Non-Competition.
(a)    For a period of two (2) years following the Closing Date, Seller shall not, and shall not permit any Retained Entity to, directly or indirectly:
(i)    solicit or hire (or cause to be directly or indirectly solicited or hired) any Transferred Employee listed on Schedule 5.17(a)(i) (each, a “Business Covered Employee”); provided that, the foregoing restriction shall not apply to (A) generalized searches by use of advertising or recruiting efforts (including the use of search firms) that are not specifically targeted at such Business Covered Employees, or hiring any such Business Covered Employee who responds to any such general solicitation; or (B) soliciting or hiring any such Business Covered Employee who is no longer employed by Buyer or any of its Affiliates and has not been so employed by Buyer or its Affiliates for at least one hundred and eighty (180) days (provided, that such one hundred and eighty (180) day period shall not apply with respect to any such Business Covered Employee whose employment has been terminated by Buyer or its Affiliates without cause); or

(ii)    solicit or hire (or cause to be directly or indirectly solicited or hired) any Transferred Employee (other than any Business Covered Employee); provided that, the foregoing restriction shall not apply to (A) generalized searches by use of advertising or recruiting efforts (including the use of search firms) that are not specifically targeted at such Transferred Employees, or hiring any such Transferred Employee who responds to any such general solicitation; (B) soliciting or hiring any such Transferred Employee who is no longer employed by Buyer or any of its Affiliates and has not been so employed by Buyer or its Affiliates for at least one hundred and eighty (180) days (provided, that such one hundred and eighty (180) day period shall not apply with respect to any such Transferred Employee who is no longer employed by Buyer or its Affiliates as a result of broad-based terminations or layoffs of such Transferred Employees); or (C) soliciting or hiring any such Transferred Employee who contacts Seller or any Retained Entity on his or her own initiative regarding employment without any solicitation or encouragement from Seller or such Retained Entity.
(b)    For a period of two (2) years following the Closing Date, Buyer shall not, and shall not permit any of its Subsidiaries (including, after the Closing, the Purchased Subsidiaries) to, directly or indirectly:
(i)    solicit or hire (or cause to be directly or indirectly solicited or hired) any employee of Seller or any Retained Entity set forth on Schedule 5.17(b)(i)(each, a “Seller Covered Employee”); provided that, the foregoing restriction shall not apply to (A) generalized searches by use of advertising or recruiting efforts (including the use of search firms) that are not specifically targeted at such Seller Covered Employees, or hiring any such Seller Covered Employee who responds to any such general solicitation; or (B) soliciting or hiring any such Seller Covered Employee who is no longer employed by Seller or any Retained Entity and has not been so employed by Seller or any Retained Entity for at least one hundred and eighty (180) days (provided, that such one hundred and eighty (180) day period shall not apply with respect to any such employee whose employment has been terminated by Seller or any Retained Entity without cause); or
(ii)    solicit or hire (or cause to be directly or indirectly solicited or hired) any employee of Seller or any Retained Entity (other than any Seller Covered Employee) who was first introduced to Buyer (x) in connection with the transactions contemplated by this Agreement or (y) prior to the Closing, by any Transferred Employee; provided that, the foregoing restriction shall not apply to (A) generalized searches by use of advertising or recruiting efforts (including the use of search firms) that are not specifically targeted at such employees, or hiring any such employee who responds to any such general solicitation; (B) soliciting or hiring any such employee who is no longer employed by Seller or any Retained Entity and has not been so employed by Seller or any Retained Entity for at least one hundred and eighty (180) days (provided, that such one hundred and eighty (180) day period shall not apply with respect to any such employee who is no longer employed by Seller or any Retained Entity as a result of broad-based terminations or layoffs of such employees); or (C) soliciting or hiring any such employee who contacts Buyer or its Affiliates on his or her own initiative regarding employment without any solicitation or encouragement from Buyer or its Affiliates.
(c)    For a period of three (3) years following the Closing Date, Seller shall not, and shall cause the Retained Entities not to, engage in any Competitive Activity; provided, however, that the foregoing shall not restrict Seller or any Retained Entity from (i) acquiring or owning as an investment, directly or indirectly, securities or any indebtedness of any Person that is engaged in any Competitive Activity if Seller or such Retained Entity does not, directly or indirectly, beneficially own in the aggregate more than ten percent (10%) of the outstanding securities or indebtedness of such Person or (ii) acquiring and continuing to hold or own any business or Person engaged in any Competitive Activity if such Competitive Activity accounts for the lesser of (A) less than fifteen percent (15%) of such business’ or Person’s consolidated annual revenues, or (B) less than ten million ($10,000,000) in such annual revenues (regardless of the percentage represented thereby), in each case measured over the trailing twelve (12) months prior to such acquisition being made (or, if earlier, the entry into the definitive agreement providing for the making of such acquisition). In the event Seller or any Retained Entity acquires any business or Person, the acquisition of which would violate this Section 5.17(c) (but for this sentence), such Seller or such Retained Entity shall not be in violation of this Section 5.17(c) if as soon as practicable, but in any event within ninety (90) days after the closing of such acquisition, Seller or such Retained Entity commences efforts to divest, and within twelve (12) months after the closing of such acquisition, Seller or such Retained Entity consummates such divestiture of, the portion of such acquired Person or business required in order to comply with this Section 5.17(c) (but for this sentence). “Competitive Activities” means the operation of the Business as of the Closing Date.
(d)    Notwithstanding anything to the contrary contained in Section 5.17(c), Section 5.17(c) shall not prevent, preclude, restrict or otherwise limit Seller or any Retained Entity from engaging in, conducting or having an ownership interest in the Retained Business, including the utilization of data or other information furnished to it, or received from a supplier or customer of the Business for use in the Retained Business. For the avoidance of doubt, nothing in Section 5.17(c) or anywhere else in this Agreement shall prevent, preclude, restrict or otherwise limit Seller or any other Retained Entity from engaging in or conducting any of the activities set forth in Schedule 5.17(d).
Section 5.18    Resignations. Seller shall, and shall cause its Subsidiaries to, cause to be delivered to Buyer duly signed resignations, effective at the time of Closing, of all directors of the Purchased Subsidiaries named in Schedule 5.18. Buyer shall not make, and shall cause the Purchased Subsidiaries not to make, any claim against any directors or officers of any Purchased Subsidiary relating to their mandate or activities for the respective Purchased Subsidiary up to and including the Closing or in connection with the transactions contemplated by this Agreement.
Section 5.19    Director and Officer Liability and Indemnification.
(a)    Without limiting any additional rights that any Person may have under any other agreement, from the Closing Date through the sixth (6th) anniversary of the Closing Date, Buyer will cause the Purchased Subsidiaries to indemnify, defend and hold harmless each present (as of immediately prior to the Closing) and former officer, director, employee, manager, managing member, member, partner (general or limited), fiduciary or agent of the Purchased Subsidiaries who at or prior to the Closing provided services primarily in respect of the Business (each, an “Indemnified Person”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any action, suit, claim, investigation or proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Person is or was an officer, director, employee, manager, managing member, partner (general or limited), fiduciary or agent of the Purchased Subsidiaries at such time that the Indemnified Person provided services primarily in respect of the Business or (ii) matters existing or occurring at or prior to the Closing (including this Agreement and the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable Law. In the event of any such action, suit, claim, investigation or proceeding, (x) each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any action, suit, claim, investigation or proceeding from Buyer within ten (10) Business Days of receipt by Buyer from the Indemnified Person of a request therefor (provided that any such Indemnified Person to whom expenses are to be advanced must provide a reasonable and customary undertaking to repay such advanced amounts if it is finally determined in a non-appealable ruling by a court of competent jurisdiction that such Person is not entitled to indemnification), (y) Buyer will not, and will cause its Subsidiaries (including the Purchased Subsidiaries) not to, settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, claim, investigation or proceeding in which indemnification could be sought by such Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such action, suit, claim, investigation or proceeding (including all attorney’s fees and expenses) or such Indemnified Person otherwise consents and (z) Buyer will, and will cause its Subsidiaries (including the Purchased Subsidiaries) to, reasonably cooperate in the defense of any such matter.
(b)    For a period of six (6) years from the Closing Date, Buyer will not, and will cause each Purchased Subsidiary not to, amend, repeal or modify any provision in such Person’s certificate of incorporation, bylaws, limited liability company agreement or operating agreement (or equivalent organizational documents), or in any agreement set forth on Schedule 5.19(b), relating to the exculpation or indemnification of, or advancement of expenses to, any Indemnified Person as in effect as of the date of this Agreement in any manner adverse to any Indemnified Person, and Buyer will cause all such provisions to be observed by the Purchased Subsidiaries, it being the intent of the parties that any Indemnified Person will continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted under applicable Law.
(c)    At or prior to the Closing, TopCo will (at Buyer’s expense) obtain irrevocable “tail” insurance policies covering directors’ and officers’ liability, employment practices liability and fiduciary liability naming the Indemnified Persons as direct beneficiaries (“D&O Tail Policies”) with a claims period of six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as TopCo’s current insurance carrier with respect to directors’ and officers’ liability, employment practices liability and fiduciary liability insurance covering the Purchased Subsidiaries in an amount and scope at least as favorable as the Purchased Subsidiaries’ existing policies with respect to matters existing or occurring at or prior to the Closing; provided that, in the event that any claim is brought under any such D&O Tail Policy prior to the sixth (6th) anniversary of the Closing Date, such D&O Tail Policies will be maintained until final disposition thereof. Buyer and will not, and will cause the Purchased Subsidiaries not to, cancel or change such D&O Tail Policies in any respect. Notwithstanding anything to the contrary in this Section 5.19(c), Buyer shall not be required to pay any premium for the D&O Tail Policies in excess of two hundred and fifty percent (250%) of the annual premiums currently paid by TopCo for its existing directors’ and officers’ liability, employment practices liability and fiduciary liability insurance policies as of the date of this Agreement; provided that, if the annual premiums currently paid by the Company for such directors’ and officers’ liability, employment practices liability and fiduciary liability insurance policies exceed such amount, TopCo shall cause obtain insurance with the best coverage available for a cost not exceeding such amount.
(d)    The rights of indemnification and to receive advancement of expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which any Indemnified Person may at any time be entitled. No right or remedy herein conferred by this Section 5.19 is intended to be exclusive of any other right or remedy provided pursuant to this Agreement, and every other right and remedy provided pursuant to this Agreement shall be cumulative and in addition to every other right and remedy given pursuant to this Section 5.19. Buyer hereby acknowledges that the Indemnified Persons have or may, in the future, have certain rights to indemnification, advancement of expenses or insurance provided by other Persons (collectively, “Other Indemnitors”). Buyer hereby agrees that, with respect to any advancement or indemnification obligation owed, at any time, to a Indemnified Person by Buyer, any of its Subsidiaries or any Other Indemnitor, whether pursuant to any certificate of incorporation, bylaws, partnership agreement, operating agreement, indemnification agreement or other document or agreement set forth on Schedule 5.19(b), or pursuant to this Section 5.19 (any of the foregoing, an “Indemnification Obligation” ), and, after the Closing, Buyer shall cause the Purchased Subsidiaries to (i) jointly and severally, and at all times, be the indemnitors of first resort (i.e., the Purchased Subsidiaries’ obligations to an Indemnified Person shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Indemnified Person shall be secondary) and (ii) at all times, be required to advance, and shall be liable, jointly and severally, for, the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or any Indemnification Obligation, without regard to any rights that an Indemnified Person may have against the Other Indemnitors. Furthermore, Buyer irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims (x) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof and (y) that the Indemnified Person must seek expense advancement, reimbursement or indemnification, from any Other Indemnitor before the Purchased Subsidiaries must perform their expense advancement, reimbursement and indemnification obligations under this Agreement. Buyer hereby further agrees that no advancement, indemnification or other payment by the Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which an Indemnified Person has sought indemnification from the Purchased Subsidiaries shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such Indemnified Person against the Purchased Subsidiaries, and the Purchased Subsidiaries shall jointly and severally indemnify and hold harmless against such amounts actually paid by the Other Indemnitors to or on behalf of such Indemnified Person to the extent such amounts would have otherwise been payable by the Purchased Subsidiaries under any Indemnification Obligation.
(e)    In the event that Buyer or any of the Purchased Subsidiaries or any of the respective successors or assigns of the foregoing (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, in each case, the successors and assigns of such Persons or properties or assets, as the case may be, must expressly assume in writing and be bound by the obligations set forth in this Section 5.19 as a condition of succession of assignment.
(f)    This Section 5.19 is intended to be for the benefit of each of the Indemnified Persons and, after the Closing, may be enforced by any such Indemnified Person as if such Indemnified Person were a party to this Agreement. The obligations of Buyer and the Purchased Subsidiaries under this Section 5.19 will not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 5.19 applies without the consent of such affected Person.
Section 5.20    Further Assurances. Seller and Buyer agree that, from and after the Closing Date, each of them shall, and shall cause their respective Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such other action as may reasonably be requested by such Party to carry out the purposes and intents hereof. Each Party shall bear its own costs and expenses in compliance with this Section 5.20.
Section 5.21    Contact with Employees, Customers and Suppliers
. Until the Closing Date, Buyer shall not, and shall cause its Representatives not to, contact or communicate with the employees (other than the executive officers of Seller and its

Subsidiaries pursuant to Section 5.02 and the Transferred Employees pursuant to Section 7.01), customers, potential customers, suppliers or licensors of Seller, any Purchased Subsidiary or any Retained Entity, or any other Persons having a business relationship with Seller, any Purchased Subsidiary or any Retained Entity, in each case, concerning the transactions contemplated hereby without the prior written consent of Seller; provided, that, for the avoidance of doubt, the foregoing shall not prohibit Buyer and its Representatives from contacting Buyer’s customers, suppliers, distributors or other material business relations that are also customers, suppliers, distributors or business relations of Seller or any of its Subsidiaries, in the ordinary course of business consistent with past practice in all material respects for matters unrelated to the transactions contemplated hereby, provided that Buyer and its Representatives do not disclose information concerning the transactions contemplated hereby.
Section 5.22    Financing.
(a)    Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange and obtain the Financing, including to (i) maintain in effect the Commitment Letters until the funding of the applicable Financing thereunder, (ii) satisfy on a timely basis all conditions and covenants applicable to Buyer in the Commitment Letters that are within Buyer’s reasonable control, (iii) negotiate, enter into, execute and deliver definitive agreements with respect thereto on a timely basis on terms and conditions no less favorable to Buyer, as applicable, than those contemplated by the applicable Commitment Letters (including, if applicable, any “market flex” provisions), (iv) enforce its rights under the Debt Commitment Letters in accordance with the terms thereof and (v) upon the satisfaction of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of such conditions), consummate the Financing at or prior to the Closing. Without limiting the generality of the foregoing, Buyer shall (A) give Seller prompt notice of any breach or default by any party to any Commitment Letter or definitive document related to the Financing of which Buyer becomes aware and (B) give Seller prompt notice of the receipt of any notice or other communication from any Person with respect to any (1) actual or potential breach, default or termination of the Commitment Letters or the definitive documents related to the Financing by any party thereto or (2) material dispute or disagreement between or among any parties to any Commitment Letter or any definitive document related to the Financing (for the avoidance of doubt, excluding ordinary course negotiations). Notwithstanding the foregoing, nothing herein shall require the Buyer to disclose any information if such disclosure would, in its reasonable discretion (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Buyer or its Affiliates is a party).
(b)    Prior to the Closing, Seller shall, and shall cause the Purchased Subsidiaries and the Business to, use reasonable best efforts to provide to Buyer, at Buyer’s sole expense, reasonable cooperation requested by Buyer in connection with the Financing, including, (i) at reasonable times and upon reasonable notice, preparation for and participation in a reasonable number of meetings, conference calls, presentations, due diligence sessions, drafting sessions and sessions with rating agencies and prospective Financing Sources (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders or holders of, any Debt Financing) or other reasonable and customary debt financing activities, in each case, by officers of customary seniority and expertise of the Business; (ii) cooperating with the marketing efforts of Buyer and the Financing Sources relating to the Debt Financing, including providing reasonable assistance with the preparation of materials for rating agency presentations, information memoranda and packages, a confidential information memorandum and similar documents required in connection with the Debt Financing, including the marketing and syndication thereof (if applicable); (iii) as promptly as reasonably practicable, furnishing Buyer with the Required Financial Information; (iv) assisting with the preparation of, and executing and delivering, any customary credit agreements, purchase agreements, amendments, collateral documents, other definitive financing agreements, customary officer’s certificates and other certificates or documents with respect to the Debt Financing (including schedules thereto) as may be reasonably requested by Buyer; provided that such agreements or other documents do not become effective until the Closing; (v) furnishing Buyer promptly, and in any event at least five (5) Business Days prior to the Closing Date (to the extent requested at least ten (10) Business Days prior to the Closing Date), with all documentation and other information that the Financing Sources reasonably determine is required by any Governmental Body under applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations, including the USA PATRIOT Act; (vi) facilitating the pledge of and obtaining perfection in collateral, solely to the extent, in each case, the effectiveness of which are conditions to the funding of the Debt Financing; and (vii) executing and delivering customary authorization letters authorizing the distribution of information to prospective lenders with respect to the Debt Financing; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably, in the discretion of Seller, with the business or the other operations of the Business. At Seller’s request, Buyer shall provide Seller’s outside accountants with all offering memoranda and similar information packages prepared in connection with the Debt Financing that contain the materials included in clause (a) of the Required Financial Information. Seller consents to the use of the Business’ logos in connection with the Debt Financing so long as such logos are used solely in a manner that is customary for such purpose and not intended to or reasonably likely to harm or disparage the Business or the reputation or goodwill of the Business.
(c)    Buyer shall indemnify and hold harmless Seller and its Affiliates and Representatives from and against, and shall pay and reimburse Seller and its Affiliates and Representatives for, any and all losses incurred or sustained by, or imposed upon, it in connection with the arrangement of the Financing, except to the extent such losses result from the (i) the gross negligence or willful misconduct of such indemnified Persons, (ii) financial information or data provided by or on behalf of the Business or (iii) Seller’s willful breach of its obligations under this Section 5.22.
(d)    If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any flex provisions in the Debt Fee Letter) contemplated in the applicable Commitment Letter and such amount is required to consummate the transactions contemplated by this Agreement (taking into account any then available debt and equity financing), Buyer shall promptly notify Seller in writing and Buyer shall use its reasonable best efforts to, as promptly as reasonably practicable following the occurrence of such event, obtain such Financing or such portion of the Financing from the same or alternative sources and in an amount at least equal to the applicable Financing or such unavailable and required portion thereof, as the case may be (taking into account any then available debt and equity financing) (the “Alternate Debt Financing”). Buyer will promptly provide a copy of any commitment letter with respect to any Alternate Debt Financing (and any fee letter in connection therewith) to Seller (it being understood and agreed that any such fee letter may be redacted in the same manner as the Debt Fee Letter). Any reference in this Agreement to (i) the “Commitment Letters”, the “Debt Commitment Letter” or the “Debt Fee Letter” will be deemed to include the Debt Commitment Letter to the extent then in effect and any debt commitment letter in respect of any Alternate Debt Financing, (ii) the “Commitment Letters”, the “Debt Commitment Letter” and the “Debt Fee Letter” shall refer to such documents as otherwise amended, supplemented, modified or replaced in accordance with the terms of this Agreement, and (iii) the “Financing” means the financing contemplated by the Commitment Letters as amended, supplemented, modified or replaced in accordance with the terms of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.22 shall require, and in no event shall the reasonable best efforts of Buyer be deemed or construed to require, Buyer to

(i) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter or (ii) pay any fees or any interest rates applicable to the Debt Financing in excess in the aggregate of those contemplated by the Debt Commitment Letter (including the “market flex” provisions), or agree to any “market flex” term less favorable to Buyer than such corresponding “market flex” term contained in or contemplated by the Debt Commitment Letter as of the date hereof (in either case, whether to secure waiver of any conditions contained therein or otherwise).
(e)    Subject to the terms and conditions of this Agreement (and other than (x) as expressly set forth in this Section 5.22 with respect to any Alternate Debt Financing, (y) amendments, modifications or supplements to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties to the Debt Commitment Letter and (z) amendments contemplated by the Debt Commitment Letter as in effect on the date hereof), Buyer will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Commitment Letters if such amendment, modification or waiver would or would reasonably be expected to (i) reduce the aggregate amount of the Financing (in each case, except as expressly permitted therein) to an amount less than the amount necessary to fund the Financing Purposes; (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Financing in a manner that would reasonably be expected to (A) delay or prevent the Closing Date; or (B) make the timely funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, less likely to occur in any respect; or (iii) adversely impact the ability of Buyer to enforce its rights against the other parties to the Commitment Letters or the definitive agreements with respect thereto (including any right to seek or obtain specific performance of the Commitment Letters).
(f)    Buyer acknowledges and agrees that the obtaining of the Financing, or any alternative financing (including the Alternate Debt Financing), is not a condition to the Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing, subject to fulfillment or waiver of the conditions to the Closing set forth in Article VIII and satisfaction of the Marketing Period. Notwithstanding anything herein to the contrary, in no event shall Seller’s breach of or non-compliance with this Section 5.22 be taken into account or considered for purposes of determining the satisfaction of the condition to Closing set forth in Section 8.02(b) or Buyer’s right of termination under Section 9.01(c), unless it was a willful material breach or non-compliance that proximately resulted in the Debt Financing not being available at Closing.
Section 5.23    Use of Names. Following the Closing, Seller shall, and shall cause the Retained Entities to, use reasonable best efforts to cease all use of the name “TransUnion Healthcare” or any confusingly similar name, including on stationery, business cards or signage, and in event shall not use the name “TransUnion Healthcare” or any confusingly similar name at any time following the four (4) month anniversary of the Closing Date.
Section 5.24    Exclusivity. Seller agrees that after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, it shall not, and shall not authorize, permit or instruct any of Affiliates to, and shall direct its and its Affiliates’ officers, directors, employees, investment bankers, attorneys, accountants, agents, advisors and representatives not to, directly or indirectly, (i) solicit, initiate, or purposefully facilitate or purposefully encourage the submission, making or announcement of any Acquisition Proposal, (ii) initiate, engage, participate in or purposefully encourage any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action knowingly to facilitate or encourage any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, or (iii) enter into or become bound by any letter of intent or other agreement with respect to any Acquisition Proposal. Without limiting the generality of the foregoing, Seller shall, and shall cause its Affiliates to, and shall direct its and its Affiliates’ investment bankers, attorneys, accountants, agents, advisors and representatives to, promptly cease and cause to be terminated any existing discussions or negotiations with any Person conducted prior to the date hereof with respect to any Acquisition Proposal. Promptly following the date hereof, Seller shall, or shall cause a representative of Seller to, instruct any such Person to return or destroy all nonpublic information provided to such Person in connection with such Person’s consideration of any Acquisition Proposal in accordance with the confidentiality agreements entered into between Seller or any of its Affiliates and any such Person. Seller shall promptly (but in any event within twenty-four (24) hours of receipt thereof) notify Buyer of any indication of interest, inquiry, proposal, offer or request for information relating to an Acquisition Proposal that is received by Seller or any of its Affiliates on and after the date hereof and prior to the Closing.
Section 5.25    Ahuja Share Transfer. After the date hereof and prior to the Closing (or, if necessary, for a period of no longer than three (3) months following the Closing), Seller shall, and shall cause its Affiliates to, reasonably cooperate in good faith with Buyer to procure the transfer of ownership of the Ahuja Share from Mr. Pankaj Ahuja to Buyer, a Subsidiary of Buyer (including any Purchased Subsidiary) or a designee of Buyer or one of its Subsidiaries (including any Purchased Subsidiary); provided, however, for the avoidance of doubt, the failure to procure any such transfer shall not, in and of itself, constitute a breach of this Section 5.25 or result in a failed condition to Closing, so long as Seller has cooperated in good faith with Buyer with respect thereto as aforesaid.
Section 5.26    Commercial Agreements. After the date hereof and prior to the Closing, Seller and Buyer shall cooperate with each other and negotiate in good faith to finalize the terms of two (2) master services agreements pursuant to which TRADS and Seller will provide certain services to the Business (collectively, the “Commercial Agreements”). The parties shall negotiate and finalize such Commercial Agreements based initially on the forms of the Commercial Agreements that the parties have previously commenced negotiating, but shall update those forms to include the terms set forth on Schedule 5.26, and to include such other revisions and terms as are mutually agreed.
ARTICLE VI
Tax Matters
Section 6.01    Tax Returns; Allocation of Taxes.
(a)    Tax Returns.
(i)    The Parties acknowledge and agree that, for U.S. federal Income Tax purposes, (x) the taxable year of the Purchased Subsidiaries will end on the Closing Date and (y) the Purchased Subsidiaries that are U.S. corporations will become members of the consolidated group of which Buyer is the common parent, or an Affiliate of Buyer is the common parent and Buyer is a member, beginning on the day after the Closing Date. To the extent required or permitted by Law, the Parties shall elect to close any taxable year of any Purchased Subsidiaries for state, local and foreign Tax purposes as of the close of business on the Closing Date.
(ii)    The Parties agree that any deduction from taxable income of the Purchased Subsidiaries arising in connection with the transactions contemplated by this Agreement shall be allocable to a Pre-Closing Tax Period for purposes of this Agreement and for all Income Tax purposes to the extent allowed pursuant to applicable Law and each Party shall, and shall cause its Affiliates to, prepare all Income Tax returns consistent therewith. Buyer shall not, and shall cause its Affiliates and the Purchased Subsidiaries not to, (x) make an election under Treasury Regulations Section 1.1502-76(b)(2)(ii)(D) to ratably allocate items (or any make any similar election or ratably allocate items under any corresponding provision of state, local or foreign Law) or (B) apply the “next day” rule of Treasury Regulation § 1.1502-76(b)(1)(ii)(B) with respect to any deduction from taxable income of the Purchased Subsidiaries arising in connection with the transactions contemplated by this Agreement.
(iii)    Seller shall prepare or cause to be prepared (x) all Tax Returns with respect to the Purchased Subsidiaries which are due on or prior to the Closing and (y) all Combined Tax Returns with respect to any taxable period of any Purchased Subsidiary ending on or before the Closing Date, whether filed before or after the Closing Date. Seller shall pay, or cause to be paid, any Taxes attributable to each Purchased Subsidiary for the taxable period of such Purchased Subsidiary ending on the Closing Date shown as due and payable on any Combined Tax Return that includes such taxable period. Buyer shall be responsible for all other Taxes attributable to the Purchased Subsidiaries.
(iv)    At its own expense, Buyer shall prepare and file, or cause to be prepared and filed, when due (taking into account any extensions of a required filing date), (x) all Tax Returns of the Purchased Subsidiaries for any taxable period ending on or before the Closing Date that are not described in Section 6.01(a)(iii) and (y) all Tax Returns of the Purchased Subsidiaries for any Straddle Tax Period or any Post-Closing Tax Period. Each such Tax Return that is Buyer’s responsibility for a taxable period ending on or before the Closing Date or for a Straddle Tax Period (collectively, the “Buyer-Filed Tax Returns”), shall be prepared in a manner consistent with the most recent past practices of the applicable Purchased Subsidiary with respect to such Tax Returns and without a change of any election or any accounting method, unless otherwise required pursuant to the terms of this Agreement or by applicable Law. Until the Adjustment Amount has been finalized pursuant to Section 2.04, Buyer shall deliver to Seller a draft of each material Buyer-Filed Tax Return, to the extent that any Taxes reported on such Buyer-Filed Tax Return could reasonably be expected to reduce the amount of the Purchase Price, at least twenty (20) days prior to the due date (including any applicable extension) therefor and, to the extent reasonably requested by Seller, use commercially reasonable efforts to promptly deliver to Seller any reasonable supporting documentation with respect to such Buyer-Filed Tax Return. Buyer shall consider in good faith Seller’s reasonable comments to the extent such comments are delivered to Buyer by Seller in writing no later than ten (10) days after Seller’s receipt of such draft; provided, that any disputes with respect to such comments shall be submitted to the Auditor for final resolution.
(b)    Notwithstanding anything to the contrary in this Agreement, all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, and similar Taxes, levies, charges and fees arising from the transactions contemplated by the Transaction Documents other than any Taxes incurred in connection with the Pre-Closing Intercompany Assignments (collectively, the “Transfer Taxes”) shall be borne one-half (50%) by Buyer and one-half (50%) by Seller, and Buyer or Seller (as applicable) shall promptly reimburse the other Party for any Transfer Taxes which such Party is required to pay under applicable Law. In addition, Buyer and Seller shall cooperate to prepare and timely file, or cause to be prepared and timely filed, at their shared expense, all Tax Returns that are required to be filed with respect to such Transfer Taxes.
(c)    In the case of any Straddle Tax Period, (i) real, personal and intangible property Taxes and any other similar Taxes levied on a periodic basis of any Person for a Pre-

Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Tax Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Tax Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Tax Period and (ii) any other Taxes of any Person for any Pre-Closing Tax Period shall be computed as if such Tax period ended on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on the basis of the number of days in the Straddle Tax Period elapsed through the Closing Date compared to the total number of days in the entire Straddle Tax Period and any credits with respect to a Straddle Tax Period shall be taken into account as though the relevant Taxable period ended on the Closing Date.
Section 6.02    Cooperation on Tax Matters. Buyer and Seller shall cooperate fully, and Buyer shall cause each of its Subsidiaries, including the Purchased Subsidiaries, to cooperate fully, as and to the extent reasonably requested by the applicable other Party, in connection with the preparation, execution and filing of Tax Returns and any audit, examination, inquiry, assessment, claim for refund, lawsuit, action, claim, arbitration, mediation or other proceeding at law or in equity by or before a Taxing Authority with respect to Taxes relating to the Purchased Subsidiaries (each a “Tax Claim”). Such cooperation shall include access to records and information which are reasonably relevant to any such Tax Return or Tax Claim, making personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, executing Tax Returns and executing powers of attorney. Buyer shall cause its Affiliates, including the Purchased Subsidiaries, (i) to retain all books and records with respect to Tax matters pertinent to the Business and the Purchased Subsidiaries relating to any taxable period beginning on or before the Closing Date until the expiration of the applicable statute of limitations of the respective taxable periods (including any extensions thereof) and (ii) to abide by all record retention agreements entered into with any Taxing Authority. If Seller so requests, Buyer shall, and Buyer shall cause its Subsidiaries, including the Purchased Subsidiaries or the Business, to, provide Seller with copies of such books and records. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to (x) transfer to Buyer any Tax Returns or other Tax work papers of or including Seller or any of the Retained Entities or (y) except to the extent relating primarily to the Purchased Subsidiaries, provide to Buyer any right to access or review any Tax Return, Tax work papers or other similar documents or records of any Retained Entity or any Affiliate of any Retained Entity, including for the avoidance of doubt, any Combined Tax Return; provided that Seller shall be entitled to provide Buyer such access or review on a pro forma or redacted basis to the extent such information does not relate exclusively to the Purchased Subsidiaries or the Business.
Section 6.03    Buyer Covenants. Buyer covenants that it shall not, solely to the extent that such action could give rise to any Tax Liability or reduce any asset or benefit of Seller or any of its Affiliates with respect to Taxes, cause or permit any Purchased Subsidiary or any Affiliate of Buyer to (a) take any action on the Closing Date other than in the ordinary course of business; (b) make, change or revoke any Tax election or deemed Tax election (other than the Section 338(h)(10) Election) or change any accounting period for Tax purposes (including for non-U.S. tax reporting purposes) that would be effective for any Pre-Closing Tax Period; (c) file or amend or otherwise modify any Tax Return of any Purchased Subsidiary relating to a Pre-Closing Tax Period; (d) extend or waive the applicable statute of limitations with respect to any Taxes or Tax Return of any Purchased Subsidiary for a Pre-Closing Tax Period; (e) file any ruling or request with any Taxing Authority that relates to Taxes or Tax Returns of any Purchased Subsidiary for a Pre-Closing Tax Period; or (f) enter into any voluntary disclosure with any taxing authority regarding any Tax or Tax Returns of any Purchased Subsidiary for a Pre-Closing Tax Period, in each case, without the consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.04    Tax Sharing Agreements. Any and all existing Tax sharing, Tax allocation or Tax indemnity agreements, except for this Agreement, between any Purchased Subsidiary, on the one hand, and Seller, any of the Retained Entities or any of their respective Affiliates (other than any Purchased Subsidiary), on the other hand, shall be terminated as of the Closing Date to the extent they relate to the Purchased Subsidiaries.
Section 6.05    Tax Claims.
(a)    Each of Buyer and Seller shall notify the other within fifteen (15) days of receipt of notice of any Tax Claim with respect to any Taxes or Tax Return of any Purchased Subsidiary.
(b)    Seller Parent shall control all proceedings and may make all decisions taken in connection with any Tax Claim for Combined Taxes or any Combined Tax Return, and Buyer shall have no right to participate in any such Tax Claim; provided, however, that (i) Seller shall keep Buyer reasonably informed of material developments relating to any such Tax Claim to the extent such development specifically relates to any Purchased Subsidiary and (ii) Seller shall not settle or compromise any such Tax Claim without Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) if such settlement or compromise would reasonably be expected to result in any liability with respect to Taxes for Buyer or any of its Affiliates.
(c)    With respect to any Tax Claim not described in Section 6.05(b) relating to a Pre-Closing Tax Period and for which Seller or any of its Affiliates could reasonably be expected to have any liability, Buyer shall have the right to control, at its own expense, all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel). Buyer shall (i) keep Seller reasonably informed of material developments relating to any such Tax Claim and (ii) not settle or compromise any such Tax Claim without Seller’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).
(d)    In the event of any conflict between this Section 6.05 and any other provision of this Agreement, including Section 5.13, this Section 6.05 shall control.
Section 6.06    Section 338(h)(10) Election. Seller Parent, Seller and Buyer shall jointly make and file elections under Section 338(h)(10) of the Code (and any comparable provisions of state, local or non-U.S. Tax Law) with respect to the deemed sale of the assets of TopCo and each of its Subsidiaries eligible for such election and, at the Closing, the parties shall execute an IRS Form 8023 (or successor form and any similar state, local or foreign forms), with all attachments (collectively, the “Section 338 Forms”). The Parties shall cooperate with each other to take all actions reasonably necessary and appropriate (including filing such additional forms, returns, elections, schedules and other documents as may be required) to effect and preserve timely elections in accordance with the provisions of Treasury Regulations Section 1.338(h)(10)-1 (or any comparable provisions of state, local or non-U.S. Tax Law) or any successor provisions.
Section 6.07    Allocation of Purchase Price.
(a)    Within ninety (90) days following the final determination of the Adjustment Amount pursuant to Section 2.04, Seller shall deliver a statement allocating the “aggregate deemed sales price” (as such term is defined in Treasury Regulations Section 1.338-4) with respect to each applicable Purchased Subsidiary in accordance with the Treasury Regulations promulgated under Section 338(h)(10) (the “Allocation Statement” ). If, within 20 days after the delivery of the Allocation Statement, Buyer notifies Seller in writing that Buyer objects to any allocation set forth thereon, Buyer and Seller shall negotiate in good faith to resolve such objection. If the Parties are unable to resolve their disagreement within the 20 days following any such notification by Buyer, then the Parties shall submit all such disputed items for resolution to an independent accounting firm of recognized national standing and mutually selected by Buyer and Seller. The decisions of such accounting firm with respect such disagreement between Buyer and Seller shall be final and binding upon the Parties, and the Allocation Statement shall be revised, as applicable, to incorporate such decision (such revised Allocation Statement, the “Final Allocation Statement” ). The fees and expenses of such accounting firm shall be borne equally by the Parties.
(b)    Seller Parent, Buyer and their respective Affiliates shall (i) be bound by the Final Allocation Statement for purposes of determining any Taxes and (ii) prepare and file their Tax Returns on a basis consistent with the Final Allocation Statement. Seller Parent, Buyer and their respective Affiliates shall not take any Tax position inconsistent with the Final Allocation Statement; provided, however, that nothing contained herein shall prevent Seller Parent, Buyer or any of their respective Affiliates from settling any proposed deficiency or adjustment by any Tax authority based upon or arising out of the allocation in the Final Allocation Statement, and neither Seller Parent, Buyer or any of their respective Affiliates shall be required to litigate before any court, any proposed deficiency or adjustment by any Taxing Authority challenging such allocation.
Section 6.08    Post-Closing Payments. The Parties agree that any payment of the Adjustment Amount pursuant to Section 2.04(e) shall be treated as an adjustment to the Purchase Price and to treat such adjustments consistently therewith for U.S. federal income and other applicable Tax purposes, to the extent permitted by applicable Law.
ARTICLE VII
Employee Matters
Section 7.01    Employee Communications and Consultations. From and after the date hereof until the Closing Date, Buyer and Seller shall cooperate in good faith regarding any written communications to be distributed to any Business Employees relating to the transactions contemplated by this Agreement or post-Closing terms of employment, and, until the Closing Date (or, with respect to communications relating to offers of employment by Buyer to the Business Employees pursuant to Section 7.02 below, until the date on which Buyer delivers such offers), Buyer shall consult with Seller and obtain Seller’s consent (such consent not to be unreasonably withheld and to be provided within three (3) Business Days following the request) before distributing any such communications to any Business Employees. In addition, Buyer and Seller will reasonably cooperate and provide such information as either Party may reasonably request from time to time in connection with any information and consultation processes relating to the transactions contemplated by this Agreement.
Section 7.02    Offers of Employment. To the extent that the employment of any Business Employee does not transfer to Buyer or one of its Affiliates upon the transfer of the Purchased Subsidiaries, not less than seven (7) calendar days prior to the Closing Date, Buyer shall, or shall cause one of its Affiliates to, offer employment, effective at 12:01 a.m., local time, on the Closing Date (the “Transfer Time”), to each Business Employee in accordance with this Agreement. Notwithstanding the foregoing, with respect to any Business Employee who, as of the Closing Date, is on short-term or long-term disability or who is otherwise designated as inactive (an “Inactive Employee”), Buyer shall, or shall cause one of its Affiliates to, offer employment upon such Inactive Employee’s return to active employment at Seller, provided that such employee returns to active employment at Seller before the date that is one hundred and twenty (120) days after the Closing Date. Offers pursuant to this Section 7.02 shall (a) be for a substantially comparable position at the same or a nearby geographic work location, in each case, to those as of the Closing Date, (b) be sufficient to avoid statutory (if any), common Law (if any), or contractual severance obligations that have been disclosed in Schedule 7.02 and (c) otherwise comply in all respects with this Article VII and applicable Law. In any jurisdiction where the employment of a Business Employee can transfer to Buyer or one of its Affiliates upon the transfer of the Purchased Subsidiaries, Buyer and Seller agree to take, or cause their respective Affiliates to take, all actions required under applicable Law and all other actions as are reasonably necessary or appropriate such that the employment of such Business Employee will transfer to Buyer or one of its Affiliates automatically as of the Transfer Time. Nothing herein shall be construed as a representation or guarantee by Seller that any particular employee shall accept Buyer’s offer of employment and become a Transferred Employee or shall continue in an employment relationship with Buyer or one or more of its Affiliates following Closing. Notwithstanding anything to the contrary in this Section 7.02 or this Agreement, in Buyer’s sole discretion, such offers of employment may be made contingent on the Business Employee satisfying Buyer’s generally applicable background checks, drug screens, work authorization verification, and similar requirements imposed upon similarly situated Buyer employees and other requirements to execute and deliver confidentiality and restrictive covenant agreements in the same form used by Buyer for its similarly situated employees.
Section 7.03    Effect of Transfer. Seller and Buyer intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Business Employee prior to or upon the occurrence of the Transfer Time, and that such employee will have continuous and uninterrupted employment immediately before and immediately after the Transfer Time. To the extent Buyer fails to offer employment to the Business Employees in accordance with Section 7.02 above and Section 7.04(a) below, and except as set forth in Section 7.19 below, Buyer shall bear all the Liabilities, obligations and costs relating to, and shall indemnify and hold harmless Seller and its Affiliates from and against, any claims made by any such Business Employee for any statutory or common law severance, gratuity or other separation benefits, any contractual or other severance or separation benefits and any other legally mandated payment obligations (including any compensation payable during a mandatory termination notice period and any payments pursuant to a judgment of a court having jurisdiction over the Parties) and for any other claim, cost, liability or obligation (whether related to compensation, benefits or otherwise), in each case, arising out of or in connection with (i) the termination of employment of any such Business Employee by Seller or any of the Retained Entities on or within fourteen (14) calendar days after the Closing Date; or (ii) the failure of Buyer or its Affiliates to continue the employment of any Business Employee who is entitled to transfer to Buyer or its Affiliates pursuant to the transfer of the Purchased Subsidiaries, in each case, in accordance with this Agreement or applicable Law, including to the extent such severance or other Liabilities arise out of or relate to the agreements (or sections of the agreements) set forth on Schedule 7.03. In addition, and without limiting the generality of the foregoing, to the extent that Seller is obligated to pay severance or other Liabilities in accordance with the agreements (or sections of the agreements) set forth on Schedule 7.03, Buyer agrees to reimburse Seller for one hundred percent (100%) of the severance or other Liabilities actually paid, provided that Seller confirms to Buyer in writing that (i) all requirements to receive severance or other Liabilities pursuant to the applicable agreement set forth on Schedule 7.03 have been satisfied (and including that the Buyer and its Affiliates must be included as released parties in any required release of claims) and (ii) Seller has paid such amounts. Buyer shall promptly notify Seller in the event that a Business Employee who is a party to an agreement set forth on Schedule 7.03 incurs a termination of employment with Buyer on or prior to the date that is twelve (12) months following the Closing Date. Effective as of 11:59 p.m. local time on the Closing Date, and except as provided for in the Transition Services Agreement, each Transferred Employee shall cease all active participation in and accrual of benefits under the Employee Plans that are not Assumed Plans.
Section 7.04    Continuation of Benefits.

(a)    With respect to each Transferred Employee, following the Closing until the one-year anniversary of the Closing Date (such period, the “Benefits Continuation Period”), Buyer shall, and shall cause its Affiliates to (and shall cause any other Person providing compensation and benefits on their behalf to), except as set forth in Section 7.06: (i) provide to such Transferred Employee no less favorable base salary and wage rates, as applicable, than the base salary and wage rates provided by Seller and the Retained Entities immediately prior to the Closing; (ii) provide to such Transferred Employee an annual cash bonus opportunity that is no less favorable than the annual cash bonus opportunity provided by Seller and the Retained Entities to such Transferred Employee immediately prior to the Closing; and (iii) maintain employee benefits under plans, programs and arrangements that will provide benefits to such Transferred Employee that are no less favorable, in the aggregate, than the benefits provided to similarly situated employees of Buyer or its Subsidiaries. Notwithstanding the foregoing, nothing contemplated by this Agreement shall be construed as (x) limiting the obligations of Buyer or any of its Affiliates under applicable Law, or as necessary to preclude claims from Business Employees for severance, notice or termination pay, to maintain the terms, conditions and employee benefits of any Business Employees for any period of time, or (y) requiring either Buyer or any of its Affiliates to continue the employment of any Transferred Employee for any period after the Closing Date.
(b)    Following the Closing, Buyer shall establish a retention bonus pool in an aggregate amount of up to $3,000,000 (the “Retention Pool”) for purposes of issuing retention bonus awards to eligible participants; provided, that, such retention bonus awards will vest over the twelve-month period following the Closing Date, subject to such participant remaining an employee or service provider of Buyer or its Subsidiaries (including the Purchased Subsidiaries). The allocation, amounts, recipients and terms and conditions of awards under the Retention Pool will be determined by mutual agreement between Buyer and Seller. The Retention Pool shall be funded equally by Buyer and Seller. Notwithstanding the foregoing, (i) in the event that the full amount of the Retention Pool has not been allocated within sixty (60) days following the Closing Date (such unallocated amount, the “Unallocated Retention Pool”), Buyer shall, not later than thirty (30) days thereafter, pay Seller an amount equal to fifty percent (50%) of the Unallocated Retention Pool, and (ii) in the event that the full amount of the awarded Retention Pool has not been paid or become payable upon the completion of the vesting period of such retention bonus awards (such unpaid and non-payable amount, the “Unpaid Retention Pool”), Buyer shall, not later than thirty (30) days following the completion of the vesting period of such retention bonus awards, pay Seller an amount equal to fifty percent (50%) of the Unpaid Retention Pool.
Section 7.05    Closing Year Annual Bonus. In the event that the Closing occurs after the first quarter of a calendar year, Seller and the Retained Entities shall pay each Transferred Employee a pro rata amount, if any, earned under Seller’s and/or the Retained Entities’ annual cash bonus plan or program through the Closing Date for the fiscal year in which the Closing occurs, on or within thirty (30) days following the Closing (the “Seller Bonus Payment” ). Buyer shall assume, or cause its Affiliates to assume, all obligations with respect to bonus amounts payable to Transferred Employees under any Assumed Plan with respect to the performance period in which the Closing occurs, other than the Seller Bonus Payments.
Section 7.06    Severance Benefits. With the exception of any Transferred Employee that is eligible for severance benefits or other termination benefits pursuant to the agreements set forth on Schedule 7.03, with respect to each other Transferred Employee who is involuntarily terminated by Buyer or any of its Affiliates without cause during the Benefits Continuation Period, Buyer shall, or shall cause its Affiliates to, provide severance or termination benefits to each such Transferred Employee that are no less favorable than those severance or termination benefits that such Transferred Employee is eligible for as of immediately prior to the Closing Date under an Employee Plan identified in Schedule 7.06 or any Assumed Subsidiary Plan identified in Schedule 7.06, provided that such Transferred Employee first executes and does not revoke a general release of claims in favor of Seller, Buyer, and each of their respective Affiliates.
Section 7.07    Assumption of Agreements. Buyer agrees to honor and assume, or to cause its Subsidiaries to honor and assume, in accordance with their current terms, each agreement and arrangement between Seller and any of the Seller Affiliates, on the one hand, and a Business Employee, on the other hand, in each case that is listed on Schedule 7.07(a), each employment agreement with a Business Employee who primarily works and resides in India and each Purchased Subsidiary Plan. In connection with the assumption of the agreements listed on Schedule 7.07(a), Buyer agrees that in the event that a Business Employee that is a party to such agreement is involuntarily terminated by Buyer or any of its Affiliates without cause prior to the date of the final payment thereunder to such Business Employee, and such Business Employee executes and allows to become effective a general release of claims, Buyer shall, within thirty (30) days following the date of such termination, pay such final payment to such Business Employee. For the avoidance of doubt except as set forth in Section 7.03, Buyer shall have no liability with respect to any agreement and arrangement listed on Schedule 7.07(b).
Section 7.08    Service Credit. With respect to each Transferred Employee, effective from and after the Closing, Buyer shall, and shall cause its Affiliates to, (a) recognize, for all purposes (other than benefit accrual under a defined benefit pension plan and other than for all purposes in connection with equity compensation) under all plans, programs and arrangements established or maintained by Buyer or its Affiliates for the benefit of such Transferred Employees, service with Seller and the Retained Entities prior to the Closing to the extent such service was recognized under the corresponding Employee Plan or Purchased Subsidiary Plan covering such Transferred Employee, including for purposes of eligibility, vesting and benefit levels and accruals, in each case, except where it would result in a duplication of benefits, (b) use commercially reasonable efforts to waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Buyer or its Affiliates for the benefit of the Transferred Employees, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such individual under the corresponding Employee Plan or Purchased Subsidiary Plan covering such Transferred Employee and (c) use commercially reasonable efforts to provide full credit for any co-payments, deductibles or similar payments made or incurred by such Transferred Employee under a corresponding Employee Plan or Purchased Subsidiary Plan covering such Transferred Employee prior to the Closing for the plan year in which the Closing occurs.
Section 7.09    Work Authorization. If any Business Employee requires a work permit, employment pass, visa or other legal or regulatory approval for his or her employment with Buyer or its Subsidiaries, Buyer shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to cause any such permit, pass, visa or other approval to be obtained and in effect prior to the Transfer Time. Buyer agrees to serve as the successor-in-interest with respect to Seller’s U.S. immigration related filings submitted on behalf of applicable Business Employees, with no material changes in the positions, geographic work locations, and base salaries reflected in the immigrant petitions, nonimmigrant filings, and labor certification applications.
Section 7.10    Vacation. Seller shall pay to each Business Employee in the United States (“US Business Employee”) an amount sufficient to compensate such US Business Employee for the accrued and unused paid time off which has accrued to such US Business Employee through the Closing Date, with such payments to be made by Seller on or following the Closing in a manner consistent with Seller’s past practices for the payment of accrued, unused paid time off upon termination of employment or as required by applicable Law.

Section 7.11    Retirement Plans. Buyer shall cause a defined contribution plan maintained by Buyer or its Affiliates that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) (as applicable, the “Buyer 401(k) Plan”) to allow each Transferred Employee to make a “direct rollover” to the Buyer 401(k) Plan of the account balances of such Transferred Employee (including promissory notes evidencing any outstanding loans) under the Employee Plan that is a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (a “Seller 401(k) Plan”) in which such Transferred Employee participated prior to the Closing if such direct rollover is elected in accordance with applicable Law by such Transferred Employee. The rollovers described herein shall comply with applicable Law, and each party shall make all filings and take any actions required of such party under applicable Law in connection therewith.
Section 7.12    Health and Welfare Benefits. Other than with respect to any Assumed Plan and except as set forth in the Transition Services Agreement, Seller shall be, or shall cause the Retained Entities to be, responsible for all (a) medical, vision, dental and prescription drug claims incurred by any Transferred Employee or his or her dependents, (b) claims for short-term and long-term disability income benefits incurred by any Transferred Employee and (c) claims for group life, travel and accident and accidental death and dismemberment insurance benefits incurred by any Transferred Employee, in each case, on or prior to the Transfer Time. Without limiting any obligations under any Assumed Plan and except as set forth in the Transition Services Agreement, Buyer shall be, or shall cause its Affiliates to be, responsible for all (i) medical, vision, dental and prescription drug claims for expenses incurred by any Transferred Employee or his or her dependents, (ii) claims for short-term and long-term disability income benefits incurred by any Transferred Employee and (iii) claims for group life, travel and accident and accidental death and dismemberment insurance benefits incurred by any Transferred Employee, in each case, after the Transfer Time. Except in the event of any claim for workers compensation benefits, for purposes of this Agreement, the following claims and liabilities shall be deemed to be incurred as follows: (x) medical, vision, dental or prescription drug benefits (including hospital expenses), upon provision of the services, materials or supplies comprising any such benefits and (y) short- and long-term disability, life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, illness, injury or accident first giving rise to such benefits.
Section 7.13    COBRA. Seller and the Retained Entities shall be solely responsible for compliance with the requirements of Section 4980B of the Code and Part 6 of Subtitle I of ERISA, including provision of continuation coverage (within the meaning of COBRA), with respect to all Business Employees, and their respective eligible spouses and dependents, for whom a qualifying event (within the meaning of COBRA) occurs at any time on or prior to the Closing Date (including qualifying events that occur in connection with the transactions contemplated by this Agreement). Buyer shall be responsible for compliance with such health care continuation requirements with respect to all Business Employees and their respective eligible spouses and dependents for whom a qualifying event (within the meaning of COBRA) occurs after the Closing Date.
Section 7.14    Workers’ Compensation. Other than with respect to any Assumed Plan, Seller and the Retained Entities shall be responsible for all claims for workers compensation benefits that are incurred prior to the Transfer Time by any Transferred Employee to the extent such claims are covered under a workers’ compensation plan or policy maintained or owned by Seller or one of the Retained Entities. Without limiting any obligations under any Assumed Plan, Buyer and its Affiliates shall be responsible for all claims for workers compensation benefits that are incurred on or after the Transfer Time by any Transferred Employee. A claim for workers compensation benefits shall be deemed to be incurred when the event giving rise to the claim (the “Workers Compensation Event”) occurs. If the Workers Compensation Event occurs over a period both preceding and following the Transfer Time, the claim shall be the joint responsibility and liability of Seller and Buyer and shall be equitably apportioned between Seller, on the one hand, and Buyer, on the other, based upon the relative periods of time that the Workers Compensation Event transpired preceding and following the Transfer Time.
Section 7.15    Buyer Benefit Plans. No later than the Closing Date and except as set forth on the Transaction Services Agreement, Buyer shall establish, maintain or cause to be established or maintained, at its own expense, all retirement, pension, employee welfare and employee benefit plans for Transferred Employees as are necessary to comply with its obligations pursuant to this Article VII (each, a “Buyer Plan”), as applicable. Buyer shall indemnify and hold harmless Seller and its Affiliates from any liabilities, obligations, commitments, claims and losses incurred by Seller or any of its Affiliates relating to any Assumed Plan or, except as set forth on the Transition Services Agreement, any delay in establishing any such Buyer Plan. Effective as of the Transfer Time and except as set forth in the Transition Services Agreement, each Transferred Employee shall cease to participate in any Employee Plan (other than any Assumed Plan) as an active employee.
Section 7.16    Employment Tax Reporting Responsibility. Seller and Buyer hereby agree to follow the standard procedure for employment tax withholding as provided in Section 4 of Rev. Proc. 2004-53, I.R.B. 2004-35. Accordingly, Seller shall have employment tax reporting responsibilities for the wages and other compensation they pay to Business Employees and Buyer shall have employment tax reporting responsibilities for the wages and other compensation it pays to Transferred Employees.
Section 7.17    WARN. Seller agrees to provide any required notice under and to otherwise comply with, and to retain all Liabilities relating to, the federal Worker Adjustment and Retraining Notification Act, and any similar state, local or foreign laws, and the regulations implemented thereto (“WARN”), with respect to any event affecting Business Employees on or prior to the Closing Date (including as a result of the transactions contemplated by this Agreement), except that Buyer shall retain all Liability under WARN arising out of or resulting from Buyer’s failure to offer employment to the Business Employees in accordance with Section 7.02. Further, Buyer agrees to provide any required notice under and to otherwise comply with, and to assume all Liabilities relating to WARN with respect to any event affecting Transferred Employees after the Closing Date.
Section 7.18    Third-Party Rights. The provisions contained in this Agreement with respect to any Business Employee are included for the sole benefit of the Parties and shall not create any right in any other Person, including any Business Employee (or dependent or beneficiary of any of the foregoing). Nothing herein shall be deemed an amendment to or creation of any plan providing benefits to any Business Employee or shall be deemed to prohibit or restrict Buyer or any of its Subsidiaries from terminating the employment of any Transferred Employee following the Transfer Time.
Section 7.19    No Buyer Liability for Seller Parent Equity Awards. Notwithstanding anything contained herein, in no event shall Buyer have any Liability or obligation (under Section 7.03 above or otherwise) with respect to any equity award granted to any Business Employee pursuant to the TransUnion Amended and Restated 2015 Omnibus Incentive Plan or any severance or other payment in respect of any such equity award.
ARTICLE VIII
Conditions to Closing
Section 8.01    Conditions to the Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions at or prior to the Closing, any one or more of which may be waived in writing by the Parties:
(a)    all waiting periods under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated; and
(b)    other than with respect to any Regulatory Approval not described in Section 8.01(a), no Law or Governmental Order shall be in effect enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (each, a “Closing Legal Impediment”); provided, however, that the foregoing shall not be a condition to Buyer’s obligations to consummate, or cause to be consummated, the transactions contemplated by this Agreement unless Buyer shall have taken all actions required by Section 5.03 (as qualified by any “reasonable best efforts” or similar standards set forth therein) to prevent the occurrence or entry of any such Closing Legal Impediment and to remove or appeal as promptly as possible any such Closing Legal Impediment.
Section 8.02    Conditions to the Obligations of Buyer. The obligations of Buyer to consummate, or cause to be consummated, the transactions contemplated by this Agreement are also subject to the satisfaction of the following conditions at or prior to the Closing, any one or more of which may be waived in writing by Buyer:
(a)    Seller shall have performed in all material respects all of its obligations hereunder, and complied in all material respects with all of its covenants hereunder, in each case required to be performed or complied with by it at or prior to the Closing;
(b)    (i) the Fundamental Representations (other than the first three sentences of Section 3.05(b) shall be true and correct in all material respects at and as of the Closing as if made at and as of the Closing (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct in all material respects only as of such date), (ii) the representations and warranties of Seller contained in the first three sentences of Section 3.05(b) shall be true and correct in all respects (subject to de minimis inaccuracies) at and as of the Closing as if made at and as of the Closing (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct in all respects (subject to de minimis inaccuracies) only as of such date), (iii) the representations and warranties of Seller contained in Section 3.07(b) shall be true and correct in all respects at and as of the Closing as if made at and as of the Closing (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct in all respects only as of such date) and (iv) the representations and warranties of Seller contained in Article III of this Agreement (other than the Fundamental Representations and those contained in Section 3.07(b)), without giving effect to materiality or Material Adverse Effect qualifications, shall be true and correct at and as of the Closing as if made at and as of the Closing (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct only as of such date), except where the failure of such representations and warranties described in this clause (iv) to be so true and correct would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; and
(c)    Seller shall have delivered to Buyer a certificate signed by an officer of Seller, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.02(a) and Section 8.02(b) have been fulfilled.
Section 8.03    Conditions to the Obligations of Seller. The obligations of Seller to consummate, or cause to be consummated, the transactions contemplated by this Agreement are also subject to the satisfaction of the following conditions at or prior to the Closing, any one or more of which may be waived in writing by Seller:
(a)    Buyer shall have performed, in all material respects, all of its obligations hereunder, and complied in all material respects with all its covenants hereunder, in each case required to be performed or complied with by it at or prior to the Closing;
(b)    (i) the representations and warranties of Buyer contained in Section 4.01 (Existence and Power), Section 4.02 (Authorization), Section 4.05 (Financial Ability), Section 4.07 (Solvency) and Section 4.09 (Finders’ Fees) shall be true and correct in all material respects at and as of the Closing as if made at and as of the Closing (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct in all material respects only as of such date) and (ii) the other representations and warranties of Buyer contained in Article IV of this Agreement, without giving effect to materiality or similar qualifications, shall be true and correct at and as of the Closing as if made at and as of the Closing (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct only as of such date), except where the failure of such representations and warranties described in this clause (ii) to be so true and correct would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or delay the ability of Buyer to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby; and
(c)    Buyer shall have delivered to Seller a certificate signed by an officer of Buyer, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.03(a) and Section 8.03(b) have been fulfilled.
Section 8.04    Frustration of Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in Section 8.02 or Section 8.03 to be satisfied if such failure was primarily caused by the failure of Buyer, on the one hand, or Seller, on the other hand, respectively, to comply with its covenants contained in Section 5.03.
ARTICLE IX
Termination
Section 9.01    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(a)    by mutual written agreement of Seller and Buyer;
(b)    by written notice from either Party to the other Party, if any Governmental Authority under the HSR Act has issued a final, non-appealable Governmental Order (other than a temporary restraining order) or Law permanently enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided that, this right of termination shall not be available to any Party whose failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, such Governmental Order or Action;
(c)    by written notice from Buyer to Seller, if there is a material breach of any representation or warranty set forth in Article III hereof or any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement, in each case, that would cause the failure of a condition set forth in Section 8.02(a) or Section 8.02(b), as applicable, to be satisfied at the Closing; provided that, in each case under this clause (c), Buyer may not terminate this Agreement unless (i) Buyer has given written notice of such material breach to Seller and Seller has not cured such material breach by the earlier of thirty (30) days after receipt of such notice and one (1) Business Day prior to the Outside Date or (ii) such breach is not capable of being cured; provided, further, that Buyer is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;
(d)    by written notice from Seller to Buyer, if there is a material breach of any representation or warranty set forth in Article IV hereof or any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement, in each case, that would cause the failure of a condition set forth in Section 8.03(a) or Section 8.03(b), as applicable, to be satisfied at the Closing; provided that, in each case under this clause (d), Seller may not terminate this Agreement unless (i) Seller has given written notice of such material breach to Buyer and Buyer has not cured such material breach by the earlier of thirty (30) days after receipt of such notice and one (1) Business Day prior to the Outside Date or (ii) such breach is not capable of being cured; provided, further, that Seller is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;
(e)    by written notice from either Buyer to Seller or Seller to Buyer, if any of the conditions set forth in Sections 8.01, 8.02 or 8.03 of this Agreement (other than those conditions that, by their nature, are to be satisfied at the Closing), as applicable, have not been satisfied or waived on or before April 26, 2022 (the “Outside Date”); provided, however, that this right of termination shall not be available to any Party whose failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, the failure of the conditions provided in Sections 8.01, 8.02 or 8.03, as applicable, to be satisfied before such date; or
(f)    by Seller, if (i) all of the conditions to the obligations of Buyer to consummate the Closing set forth in Section 8.01 and Section 8.02 (other than those conditions that by their terms are to be satisfied by the delivery of documents or taking of any other action at the Closing, but subject to such conditions being capable of being satisfied at the Closing) have been satisfied or waived and the date on which the Closing should have taken place pursuant to Section 2.03 (taking into account, for the avoidance of doubt, the requirement set forth in Section 2.03 that the Marketing Period shall have ended) has occurred, (ii) Seller has delivered to Buyer a written notice confirming that, if Buyer performed its obligations hereunder to consummate the Closing and the Financing was funded, Seller is ready, willing and able to consummate the Closing and (iii) Buyer has failed to consummate the Closing pursuant to Section 2.03 within one (1) Business Days after the delivery of the written notice specified in clause (ii) above; provided, that Seller remains ready to consummate the Closing as of immediately prior to the expiration of such one (1) Business Day period.
Section 9.02    Effect of Termination. Except as otherwise set forth in this Section 9.02, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any Party or its Affiliates, or its or their respective Representatives or equityholders, other than Liability of Seller or, subject to Section 9.03 (with respect to payment of the Reverse Termination Fee and any associated Termination Fee Collection Costs), Buyer, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination; provided, however, that a failure of Buyer to consummate the acquisition of the Purchased Interests in breach of this Agreement shall be deemed to be willful and material whether or not Buyer had sufficient funds to consummate such transactions. Subject to Section 9.03 (with respect to payment of the Reverse Termination Fee and any associated Termination Fee Collection Costs), in determining losses or damages payable to Seller for Buyer’s willful and material breach, the Parties acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by Seller (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed to be damages payable to Seller. The provisions of Section

5.16, Section 5.22(c), this Section 9.02, Section 9.03, Article X (other than Section 10.14), the Limited Guaranty and the Confidentiality Agreement shall survive any termination of this Agreement.
Section 9.03    Termination Fees.
(a)    In the event that this Agreement is validly terminated (i) by Seller pursuant to Section 9.01(d) (arising from a material breach of Buyer’s covenants set forth in Section 5.22 or a material breach of Buyer’s representations or warranties set forth in Section 4.05) or Section 9.01(f) or (ii) by Buyer or Seller pursuant to Section 9.01(e), if at the time of, or prior to, such termination pursuant to Section 9.01(e), Seller would have been entitled to terminate this Agreement pursuant to Section 9.01(d) (arising from a material breach of Buyer’s covenants set forth in Section 5.22 or a material breach of Buyer’s representations or warranties set forth in Section 4.05) or Section 9.01(f)), then Buyer shall promptly, but in no event later than five (5) Business Days after the date of such termination, pay or cause to be paid to Seller or its designee, a nonrefundable fee in an amount equal to $112,775,000 (the “Reverse Termination Fee”) by wire transfer of immediately available funds. Solely for the purposes of establishing the basis for the amount thereof, the Parties hereby agree that the payment of the Reverse Termination Fee is a liquidated damage and not a penalty and the payment of the Reverse Termination Fee in the circumstances specified herein is supported by due and sufficient consideration. Under no circumstances will Buyer be required to pay the Reverse Termination Fee, or any portion thereof, more than once, it being understood that in no event will the Reverse Termination Fee be payable on more than one (1) occasion.
(b)    If Buyer fails to timely pay the Reverse Termination Fee when due pursuant to this Section 9.03 and, in order to obtain such payment, Seller commences an Action that results in a judgment against Buyer or the Guarantors for the Reverse Termination Fee, Buyer shall pay to Seller or its designee by wire transfer of immediately available funds Seller’s and its Affiliates’ reasonable and documented out-of-pocket costs of collection and reasonable and documented out-of-pocket fees and expenses (including reasonable attorneys’ fees) actually incurred in connection with such Action (the “Termination Fee Collection Costs”).
(c)    Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated in circumstances where the Reverse Termination Fee is payable and is paid by Buyer pursuant to Section 9.03(a), then the sole and exclusive remedy of Seller and its Affiliates and each of its and its Affiliates’ respective current, former or future shareholders, partners, members, officers, directors, managers, employees, agents, advisors and other Representatives, and their respective assignees (collectively, the “Seller Related Parties”), whether at law, in equity, in contract, in tort or otherwise, against any of Buyer, the Guarantors, any Equity Financing Source, any Financing Source, any of their respective Affiliates, any of their and their Affiliates’ respective direct or indirect current, former or future shareholders, partners, members, officers, directors, managers, employees, agents, advisors and other Representatives, and their respective assignees (collectively, the “Buyer Related Parties”)) for any breach, loss or damage in connection with this Agreement, any other Transaction Document, or the transactions contemplated hereby (and the termination of this Agreement or any matter forming the basis for such termination (including for any assertion of any willful and material breach or otherwise) shall be to receive payment of the Reverse Termination Fee plus the Termination Fee Collection Costs, if any, and Buyer will not (nor will any other Buyer Related Party) have any liability or obligation to Seller or any other Seller Related Party relating to or arising out of this Agreement or any other Transaction Document, or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, in each case, other than any obligations of the Guarantors under the Guarantee. Notwithstanding anything to the contrary herein, (i) this Section 7.3 shall not relieve Buyer or its

Affiliates from any liability for any breaches of the Confidentiality Agreement and (ii) it is agreed and understood that, notwithstanding anything herein to the contrary, Seller shall be entitled, under all circumstances, to pursue claims for both specific performance or other injunctive or equitable relief under Section 10.14 as well as any Reverse Termination Fee hereunder, but in no event shall Seller be entitled to both specific performance to consummate the Closing and payment of the Reverse Termination Fee. Upon receipt of the Reverse Termination Fee plus the Termination Fee Collection Costs, if any, by Seller, Seller agrees to cause any Action pending in connection with this Agreement or the transactions contemplated hereby by any of Seller or its Affiliates, and to use its reasonable best efforts to cause any such Action by any other Seller Related Party against Buyer or any Buyer Related Party, to be dismissed with prejudice promptly, and in any event within three (3) Business Days, after receipt of the Reverse Termination Fee plus the Termination Fee Collection Costs, if any.
(d)    Notwithstanding anything herein to the contrary, Seller (on behalf of itself and the Seller Related Parties) hereby waives any rights or claims against any Financing Source or any of its Affiliates or any of its or their respective direct or indirect current, former or future shareholders, partners, members, officers, directors, managers, employees, agents, advisors or other Representatives, or their respective assignees (collectively, including the Financing Sources, the “Financing Source Related Parties”) in connection with this Agreement, the Debt Financing or the Debt Commitment Letter, whether at law or equity, in contract, in tort or otherwise, and Seller (on behalf of itself and the Seller Related Parties) agrees not to commence (and if commenced, agrees to dismiss or otherwise terminate) any Action against any Financing Source Related Party in connection with this Agreement, the Debt Financing or the Debt Commitment Letter, other than, for the avoidance of doubt, from and after the Closing Date, under any definitive agreements executed in connection with the Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent Seller and/or its Affiliates are party thereto. In furtherance and not in limitation of the foregoing waiver, it is agreed that no Financing Source Related Party shall have any liability for any claims, losses, settlements, damages, costs, expenses, fines or penalties to Seller or the Seller Related Parties in connection with this Agreement or the transactions contemplated by this Agreement, other than, for the avoidance of doubt, from and after the Closing Date, under any definitive agreements executed in connection with the Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent Seller and/or its Affiliates are party thereto. Notwithstanding the foregoing, nothing in this Section 9.03 shall in any way limit or modify the rights and obligations of Buyer (or its permitted assignee) under the Debt Commitment Letter.
ARTICLE X
Miscellaneous
Section 10.01    Survival; Certain Waivers. The Parties, intending to modify any otherwise applicable statute of limitations, agree that:
(a)    Each of (i) the representations and warranties (other than those set forth in Section 3.24 and Section 4.10, which shall survive the Closing until the expiration of the statute of limitation applicable to a claim for Fraud under the Laws of the State of Delaware) and (ii) the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance by such party prior to the Closing) of the parties, in each case, set forth in this Agreement or any other document contemplated hereby, or in any certificate delivered hereunder or thereunder, will terminate effective immediately as of the Closing (and there shall be no liability after the Closing in respect thereof), except, in the case of clause (i) for any claim of Fraud against the Party committing such Fraud. Each covenant and agreement requiring performance at or after the Closing, will, in each case, expressly survive Closing until fully performed or complied with, and nothing in this Section 10.01(a) will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement (with it being understood that (A) Buyer will also be liable for breach of any covenant or agreement requiring performance by the Purchased Subsidiaries after the Closing, and (B) nothing herein will limit or affect Buyer’s or its Affiliates’ liability for the failure to pay the Estimated Purchase Price or any Adjustment Amount (in whole or in part) or pay any other amounts payable by them (in whole or in part) as and when required by this Agreement).
(b)    Each Party knowingly, willingly, irrevocably and expressly acknowledges and agrees that the agreements contained in this Section 10.01 are an integral part of the transactions contemplated hereby and that, without the agreements set forth in this Section 10.01, Seller would not enter into this Agreement.
(c)    Notwithstanding anything to the contrary contained herein, Section 5.22, Section 9.03(c) (solely with respect to the Financing Sources), Section 9.03(d), Section 10.07, Section 10.09, Section 10.11 and this Section 10.01 (or any other provision of this Agreement to the extent a waiver of such provision would modify the substance of the foregoing) may not be waived, in whole or in part, in a manner adverse to any of the Financing Sources without the prior written consent of the adversely affected Financing Sources.
Section 10.02    Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered by FedEx or other nationally recognized overnight delivery service; or (c) when sent by email (without receipt of an automated notice of failure of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, addressed as follows:
if to Buyer, to:
nThrive, Inc.
200 North Point Center
Suite 400
Alpharetta, Georgia 30022
Attention:    Hemant Goel
        Dan Mulligan
Email:     hemant.goel@nthrive.com
        dmulligan@nthrive.com

with a copy (which shall not constitute notice) to:
Sidley Austin LLP
1999 Avenue of the Stars, 17th Floor
Los Angeles, California 90067
Attention:    Mehdi Khodadad
        Nicolai M. Schwarz-Gondek
Email:    mkhodadad@sidley.com
        nschwarz@sidley.com

if to Seller, to:
Trans Union LLC
555 W. Adams St.
Chicago, Illinois 60661
Attention:     Heather Russell
    Rachel Mantz
Email:     Heather.Russell@transunion.com

    Rachel.Mantz@transunion.com

with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
330 North Wabash Ave, Suite 2800
Chicago, Illinois 60611
Attention:    Jonathan P. Solomon
    Nathan J. Davis
Email:    Jonathan.Solomon@lw.com
    Nathan.Davis@lw.com

or to such other address or addresses as a Party may from time to time designate in writing.
Section 10.03    Waiver. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.
Section 10.04    Expenses. Except as otherwise provided in this Agreement (including Section 2.04, Section 5.03(b), Section 5.11(a), Section 5.19(c), Section 5.22(b) and Section 6.01) each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that Buyer may pay any such fees or expenses incurred by Buyer or on its behalf directly or through one of its Affiliates (including the Purchased Subsidiaries following the Closing).
Section 10.05    Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party; provided, however, that, without obtaining the written consent of Seller, (a) Buyer may assign some or all of its rights hereunder (including its rights to acquire the Purchased Interests) to one or more of its Affiliates or one or more of its direct or indirect wholly owned Subsidiaries as of the Closing and (b) each of Buyer and its Affiliates may assign, at any time and in their sole discretion, their respective rights under this Agreement to any Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing; provided, further, that (i) no such assignment shall relieve Buyer of its Liabilities hereunder and (ii) Buyer shall not be entitled to assign rights hereunder to the extent such assignment could result in any Tax or other expense for Seller and its Affiliates and their respective equityholders or Representatives. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 10.06    Governing Law. This Agreement, and all issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and all claims and disputes arising hereunder or in connection herewith, whether purporting to sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, including its statutes of limitation, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 10.07    Jurisdiction; Waiver of Jury Trial.
(a)    The Parties hereby irrevocably agree and consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court declines jurisdiction, first to any federal court, or second, to any state court, each located in Wilmington, Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any Action or other proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought by any Party or its Affiliates against the other Party or its Affiliates. In furtherance of the foregoing, each of the parties hereto (a) waives the defense of inconvenient forum, (b) agrees not to commence any Action arising out of this Agreement or any transactions contemplated hereby other than in any such court and (c) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and irrevocably agree (i) that any legal proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Financing Sources arising out of, or relating to, this Agreement, the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such legal proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable debt commitment letter will be effective service of process against them for any such legal proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court; (v) any such legal proceeding will be governed and construed in accordance with the Laws of the State of New York; and (vi) agrees that no Financing Sources shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.
(b)    EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE DEBT FINANCING. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND EACH OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.07(b).
Section 10.08    Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a Party’s intent or the effectiveness of such signature.

Section 10.09    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the entities expressly named as parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) the past, present and future directors, officers, employees, incorporators, members, partners, equityholders, Affiliates, agents, attorneys, advisors and other Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 10.15, (b) Prior Business Counsel and the Designated Persons shall be intended third party beneficiaries of, and may enforce, Section 10.16, (c) after the Closing, the Indemnified Persons shall be intended third party beneficiaries of, and may enforce, Section 5.19, (d) Seller’s Affiliates and Representatives shall be intended third party beneficiaries of, and may enforce, Section 5.22(c) (e) the Buyer Related Parties, the Seller Related Parties, and the Financing Source Related Parties shall be intended third party beneficiaries of, and may enforce, Section 9.03(c) and Section 9.03(d), and (f) the Financing Sources shall be intended third party beneficiaries of, and may enforce, this Section 10.09 and Sections 5.22, 10.01, 10.05, 10.07 and 10.11.
Section 10.10    Entire Agreement. The Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by any of the Parties or any of their respective Affiliates or Representatives relating to the transactions contemplated hereby; provided, however, that the Confidentiality Agreement is hereby amended to automatically terminate in its entirety, effective as of the Closing, except for Section 12 (Standstill) thereto, which shall terminate on the date that is eighteen (18) months following the date of the Confidentiality Agreement. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by the Transaction Documents exist between the Parties except, in each case, as expressly set forth in the Transaction Documents and the Confidentiality Agreement.
Section 10.11    Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner and by the same Parties (but not necessarily by the same individuals) as this Agreement and which makes reference to this Agreement. Notwithstanding anything to the contrary contained herein, any modification, waiver or termination of this Section 10.11 or Sections 5.22, 9.03(c), 9.03(d), 10.01(c), 10.05, 10.07, 10.09 or the definition of “Financing Sources” (or any other provision of this Agreement to the extent such modification, waiver or termination would modify the substance of such Sections or such definition) that is adverse to any Financing Sources will not be effective without the prior written consent of such Financing Sources.
Section 10.12    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 10.13    Disclosure Schedules. Inclusion of a matter in any section of the Disclosure Schedules in relation to a representation, warranty, or covenant which addresses matters having a material adverse effect, or which is qualified by materiality, shall not be deemed an indication that such matter does or does not, or may or may not, have a material adverse effect, or that such matter is or is not material. Likewise, the inclusion of a matter in any section of the Disclosure Schedules in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would or would not, or may or may not, breach such representation or warranty absent its inclusion on such section of the Disclosure Schedules. Neither the specification of any dollar amount in the representations and warranties contained in the Agreement nor the inclusion of any specific item in any Disclosure Schedule is intended to imply that such amounts (or any higher or lower amounts), or the items so included in such Disclosure Schedule (or any other items), in each case, are or are not material or within or outside the ordinary course of business. The Parties acknowledge and agree that (a) the inclusion of any item, information or other matter in the Disclosure Schedules that is not required by this Agreement to be so included is solely for the convenience of Buyer, (b) the disclosure by Seller of any item, information or other matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgement by Seller that such item, information or other matter is required to be disclosed by the terms of this Agreement or that such item, information or other matter is material, (c) if any section of the Disclosure Schedules lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Disclosure Schedules or the statements contained in any Section of Article III reasonably apparent from the face of such disclosure, such item or information shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Disclosure Schedules, (d) except as provided in clause (c) above, headings have been inserted in the Disclosure Schedules for convenience of reference only, (e) the Disclosure Schedules are qualified in their entirety by reference to specific provisions of this Agreement and (f) the Disclosure Schedules and the information and statements contained therein are not intended to broaden or constitute, and shall not be construed as broadening or constituting, representations, warranties or covenants of Seller except as and to the extent provided in this Agreement. The information contained in the Disclosure Schedules is provided solely for purposes of making disclosures to Buyer under the Agreement. Seller does not assume any responsibility to any Person that is not a party to the Agreement for the accuracy or completeness of any information therein. Except for the Parties, without the prior written consent of Seller, no Person may rely on the Disclosure Schedules for any purpose. In disclosing such information, Seller does not waive any attorney-client privilege to the extent applicable to such information or any protection afforded by the work-product doctrine to the extent applicable to any of the matters disclosed in these Schedules. Any item or information disclosed in the Disclosure Schedules shall be subject to the terms of the Confidentiality Agreement.
Section 10.14    Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A) the Parties shall be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof; and (B) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Seller nor Buyer would have entered into this Agreement; provided, however, that, except as set forth in the following sentence of this Section 10.14, in no event shall Seller have the right to seek specific performance to cause the Closing to occur. Notwithstanding anything to the contrary contained in this Agreement (but subject to and without limiting Section 9.03), it is explicitly agreed that Seller shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Buyer’s obligations to consummate the transactions contemplated by this Agreement and to cause Buyer to enforce the obligations of the Equity Financing Sources under the Equity Commitment Letter in order to cause the Equity Financing to be funded to fund the Financing Purposes in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter if, and only if, each of the following conditions has been satisfied: (i) all of the conditions set forth in Section 8.01 and Section 8.02 (other than those conditions that by their terms are to be satisfied by the delivery of documents or taking of any other action at the Closing, but subject to such conditions being capable of being satisfied at the Closing) have been satisfied or waived and remain satisfied or waived at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, (ii) Buyer shall have failed to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.03, (iii) the Debt Financing has been funded or will be funded pursuant to the terms of the Debt Commitment Letter or the definitive debt agreements, as applicable, if the Equity Financing is funded in accordance with the terms of the Equity Commitment Letter at the Closing and (iv) Seller has confirmed in a written notice delivered to Buyer that if specific performance is granted and the Financing is funded, Seller is ready, willing and able to consummate the Closing. For the avoidance of doubt, (A) in no event shall Seller be entitled to both specific performance to consummate the Closing and payment of the Reverse Termination Fee (but Seller shall be entitled to pursue all such remedies concurrently), and (B) in no event shall Seller or its Affiliates be entitled to seek the remedy of specific performance of this Agreement directly against any Financing Source Related Parties. Each Party agrees to waive any requirement for the securing or posting of any bond in connection with such equitable remedies. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.
Section 10.15    Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties (together with any assignee of Buyer pursuant to Section 10.05 and the Guarantors) and then only with respect to the specific obligations set forth herein with respect to such named Party. No past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor or other Representative of any Party, or Affiliate of any of the foregoing (excluding Seller, Buyer and the Guarantors), shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or Liabilities of Seller or Buyer under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of or related to this Agreement. Nothing in this Section 10.15 (or elsewhere in this Agreement (including Sections 3.24, 4.10 or 10.01) shall be deemed to limit, prohibit or impact any rights or claims of any party to (or third party beneficiary of) a Transaction Document or the Confidentiality Agreement against any other party thereto pursuant to the terms thereof.
Section 10.16    Privileged Matters; Conflicts of Interest.
(a)    The Parties agree that their respective rights and obligations to maintain, preserve, assert or waive any attorney-client and work product privileges belonging to the other Parties with respect to the Business and the Retained Businesses (collectively, “Privileges”) shall be governed by the provisions of this Section 10.16(a). With respect to matters relating to the Retained Businesses, and with respect to all Business Records, documents, communications or other information (collectively, “Information”) of Seller or any of its Affiliates prepared in connection with this Agreement or the transactions contemplated hereby, Seller shall have sole authority to determine whether to assert or waive any Privileges, including the right to assert any Privilege against Buyer and its Subsidiaries. Buyer shall not, and shall cause its Subsidiaries (including, after the Closing, the Purchased Subsidiaries) not to, take any action without the prior written consent of Seller that would reasonably be expected to result in any waiver of any such Privileges of Seller. After the Closing, Buyer shall have sole authority to determine whether to assert or waive any Privileges with respect to matters relating to or belonging to the Business (except for Information prepared in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby). However, Buyer may not assert any such Privileges of the Business related to pre-Closing advice or communications relating to the Business against Seller and its Affiliates. Seller shall not, and shall cause the Retained Entities not to, take any action after the Closing without the prior written consent of Buyer that would reasonably be expected to result in any waiver of any such Privileges of Buyer or the Business. The rights and obligations created by this Section 10.16 shall apply to all documents and information as to which Seller or its Affiliates or Buyer or its Subsidiaries (including, after Closing, the Purchased Subsidiaries) would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby (the “Privileged Information”). Upon receipt by Seller or its Affiliates, or Buyer or its Subsidiaries (including, after the Closing, the Purchased Subsidiaries), as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if Seller or its Affiliates or Buyer or its Subsidiaries (including, after the Closing, the Purchased Subsidiaries), as the case may be, obtains knowledge that any current or former employee of Seller, its Affiliates or the Purchased Subsidiaries has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other Party, such Party shall promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the Privileged Information and to assert any rights it may have under this Section 10.16 or otherwise to prevent the production or disclosure of Privileged Information. Seller’s transfer of any Business Records or other Information to Buyer in accordance with this Agreement and Seller’s agreement to permit Buyer to obtain Information existing prior to the Closing are made in reliance on the Parties’ respective agreements, as set forth in Section 5.15 and this Section 10.16, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Seller or its Affiliates, or Buyer or its Subsidiaries (including, after the Closing, the Purchased Subsidiaries), as the case may be. The access to Business Records and other Information being granted pursuant to Sections 5.02, 5.13 and 5.14 and Article VI, the agreement to provide witnesses and individuals pursuant to Section 5.13 and the disclosure to Seller or its Affiliates, or Buyer or its Subsidiaries (including, after the Closing, the Purchased Subsidiaries) of Privileged Information relating to the Business or the Retained Businesses pursuant to this Agreement in connection with the transactions contemplated hereby shall not be asserted by Seller or Buyer to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 10.16 or otherwise.
(b)    Conflicts of Interest. Buyer hereby waives and agrees not to assert, and after the Closing, Buyer shall cause the Purchased Subsidiaries to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Closing, of Seller or any of the Retained Entities or Seller’s other Affiliates, or any of their respective officers, employees or directors (any such person, a “Designated Person”) in any matter involving this Agreement or any of the other Transaction Documents or transactions contemplated hereby or thereby, by any legal counsel (“Prior Business Counsel”) currently representing any Designated Person in connection with this Agreement or any of the other Transaction Documents or transactions contemplated hereby or thereby. Without limiting the foregoing, Buyer and Seller agree that, following the Closing, Prior Business Counsel may serve as counsel to any Designated Person in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Prior Business Counsel prior to the Closing, and Buyer (on behalf of itself and its Subsidiaries (including, after the Closing, the Purchased Subsidiaries)) hereby agrees that, in the event that a dispute arises after the Closing between Buyer or any of its Subsidiaries (including, after the Closing, the Purchased Subsidiaries), on the one hand, and any Designated

Person, on the other hand, Prior Business Counsel may represent one or more Designated Persons in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or its Subsidiaries (including, after the Closing, the Purchased Subsidiaries) and even though Prior Business Counsel may have represented such Purchased Subsidiary in a matter substantially related to such dispute.
Section 10.17    Currency. Unless otherwise specified in this Agreement or as required by applicable Law, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in U.S. dollars. The parties agree that to the extent this Agreement provides for any valuation, measurement or test as of a given date based on an amount specified in U.S. dollars and the subjects of such valuation, measurement or test are comprised of items or matters that are, in whole or in part, denominated other than in U.S. dollars, such non-U.S. dollar amounts shall be converted into U.S. dollars using the foreign exchange rates published by Bloomberg as the Composite 5:00 p.m. New York closing rates (CMPN) one (1) Business Day prior to the date in question; provided, however, that for purposes of any calculation or estimate to be provided by one Party to another Party hereunder, such calculation or estimate shall be made using the foreign exchange rates published by Bloomberg as the Composite 5:00 p.m. New York closing rates (CMPN) one (1) Business Day prior to the delivery of such calculation or estimate.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized directors or officers as of the day and year first above written.

TRANS UNION LLC
By: /s/ Christopher Cartwright
Name: Christopher A. Cartwright
Title: President and Chief Executive Officer

NTHRIVE, INC.
By: /s/ Hemant Goel
Name: Hemant Goel
Title: President & Chief Executive Officer